As filed with the Securities and Exchange Commission on April 5, 1995
                                                         Registration No. 33-___
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      FIRST TENNESSEE NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

           TENNESSEE                              6021                     62-0803242
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)       Classification Code Number)      Identification No.)

                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103
                                 (901) 523-4444
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                             HARRY A. JOHNSON, III
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                      FIRST TENNESSEE NATIONAL CORPORATION
                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103
                                 (901) 523-5624
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                With Copies to:

LINDA M. CROUCH                                                                        JOHN S. SELIG
Baker, Donelson, Bearman & Caldwell            Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
2000 First Tennessee Building                                    320 West Capitol Avenue, Suite 1000
165 Madison Avenue                                                       Little Rock, Arkansas 72201
Memphis, TN 38103                                                                     (501) 688-8804
(901) 577-2262

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after conditions contained in Merger Agreement have been satisfied.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

===================================================================================================
                                   CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------
Title of each           Amount           Proposed Maximum     Proposed Maximum     Amount
class of securities     to be            Offering Price       Aggregate            of
to be registered        Registered(1)    per Unit(2)          Offering Price(2)    Registration Fee
- ---------------------------------------------------------------------------------------------------
Common Stock and
Associated Rights        2,058,824           $20.85             $42,931,478             $14,804
===================================================================================================

(1) Based upon the assumed number of shares that may be issued in the Merger described herein. Such assumed number is based on the number of shares of FIC Common Stock that may be outstanding immediately prior to the Merger and the assumed minimum price per share for Registrant's Common Stock under Section 1.2 of the Merger Agreement.
(2) Estimated solely for purpose of computing the registration fee pursuant to Rule 457(f)(2) on the basis of the book value of a share of FIC Common Stock on December 31, 1994, divided by the maximum number of shares of the Registrant's Common Stock to be exchanged for each share of FIC Common Stock in the proposed merger to which this Registration Statement relates, based on the assumed value for Registrant's Common Stock used in Note (1).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      FIRST TENNESSEE NATIONAL CORPORATION
                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

FORM S-4 ITEM AND CAPTION                                           LOCATION OR CAPTION IN PROSPECTUS
- -------------------------                                           ---------------------------------
A.  Information About the Transaction

    1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus                      Facing page of Registration Statement; Outside Front Cover
                                                                    Page

    2.  Inside Front and Outside Back Cover Pages
        of Prospectus                                               Available Information; Table of Contents

    3.  Risk Factors, Ratio of Earnings to Fixed Charges
        and Other Information                                       Summary; The Special Meeting; The Merger

    4.  Terms of the Transaction
                                                                    Summary; The Merger; Incorporation of Certain Documents by
                                                                    Reference; Certain Regulatory Considerations; Effect of the
                                                                    Merger on Rights of Shareholders; Description of FTNC
                                                                    Capital Stock

    5.  Pro Forma Financial Information
                                                                    Index to Pro Forma Financial Information
    6.  Material Contacts with the Company Being
        Acquired                                                    The Merger

    7.  Additional Information Required for Reoffering
        by Persons and Parties Deemed to Be Underwriters            Not Applicable

    8.  Interests of Named Experts and Counsel
                                                                    Legal Matters; Experts

    9.  Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities              Not Applicable

B.  Information About the Registrant


    10. Information with Respect to S-3 Registrants
                                                                    Incorporation of Certain Documents by Reference
    11. Incorporation of Certain Information by
        Reference                                                   Incorporation of Certain Documents by Reference


    12. Information with Respect to S-2 or S-3
        Registrants                                                 Not Applicable


    13. Incorporation of Certain Information by
        Reference                                                   Not Applicable


    14. Information with Respect to Registrants Other
        Than S-3 or S-2 Registrants                                 Not Applicable


C.  Information About the Company Being Acquired


    15. Information with Respect to S-3 Companies
                                                                    Not Applicable
    16. Information with Respect to S-2 or S-3
        Companies                                                   Not Applicable


    17. Information with Respect to Companies Other
        Than S-2 or S-3 Companies                                   Summary; Information Concerning FIC; Index to FIC Financial
                                                                    Information
D.  Voting and Management Information

    18. Information if Proxies, Consents or
        Authorizations are to be Solicited
                                                                    Incorporation of Certain Documents by Reference; Summary;
                                                                    The Special Meeting; Experts; The Merger; Cover Page of
                                                                    Proxy Statement-Prospectus

    19. Information if Proxies, Consents or                         Not Applicable
        Authorizations are not to be Solicited or in
        an Exchange Offer

                              ___________ __, 1995



Dear Financial Investment Corporation Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Financial Investment Corporation ("FIC") to be held at the annex of The First National Bank of Springdale, 100 W. Emma Avenue, Springdale, Arkansas 72764 on _____ __, 1995 at 2:00 p.m., local time.

         The purpose of the meeting is to consider and vote on the terms of an Agreement and Plan of Merger (the "Agreement") that provides for the merger of FIC with and into First Tennessee National Corporation ("FTNC"), with FTNC being the surviving corporation (the "Merger"), as a result of which First National Bank will become a wholly-owned subsidiary of FTNC.

         The Agreement generally provides for a tax-free exchange in which FIC shareholders will receive shares of FTNC Common Stock in exchange for shares of FIC Common Stock.

         The proposed Merger has been unanimously approved by the Boards of Directors of both FTNC and FIC.

         The enclosed Notice of Special Meeting of Shareholders and Proxy Statement-Prospectus explain the Merger and provide specific information relative to the Special Meeting. Please carefully read these materials and thoughtfully consider the information contained in them. Your vote is of great importance, as the approval of the holders of 2/3 of the outstanding FIC common stock is required to consummate the Merger.

         Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the Special Meeting. For your convenience, there is included a postage-paid, addressed envelope for your proxy card. No additional postage is required if mailed in the United States.

         THE MERGER IS AN IMPORTANT STEP FOR FIC AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.


                                        Sincerely,

                                        GENE THOMPSON
                                        Chief Executive Officer

                        FINANCIAL INVESTMENT CORPORATION

================================================================================
     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ________ __, 1995
================================================================================

         Notice is hereby given that a Special Meeting of Shareholders of Financial Investment Corporation ("FIC") has been called by the Board of Directors and will be held at the annex of The First National Bank of Springdale, 100 W. Emma Avenue, Springdale, Arkansas on ______ __, 1995 at 2:00 p.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of February 21, 1995 (the "Agreement") by and between First Tennessee National Corporation ("FTNC") and FIC. The Agreement provides for the merger of FIC with and into FTNC, with FTNC being the surviving corporation, as a result of which The First National Bank of Springdale will become a wholly-owned subsidiary of FTNC, all as more fully described in the accompanying Proxy Statement-Prospectus.

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors is not aware of any other business to come before the meeting.

         Shareholders of FIC are entitled to assert dissenters' rights upon compliance with the applicable provisions of Arkansas Business Corporation Act
Section 4-26-1007, which are described in and a copy of which is attached as an appendix to the accompanying Proxy Statement-Prospectus.

         Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it at once in the stamped return envelope in order to insure that your shares will be represented at the meeting. If you attend in person, the proxy can be disregarded, if you wish, and you may vote your own shares.

         Only shareholders of record at the close of business on ______ __, 1995 will be entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof.

                                        By Order of the Board of Directors,

                                        JERRY REINERT
                                        Secretary

Springdale, Arkansas
Dated:  _______ __, 1995

         THE BOARD OF DIRECTORS OF FIC UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF FIC COMMON STOCK VOTE TO APPROVE THE AGREEMENT.

                                PROXY STATEMENT

                        FINANCIAL INVESTMENT CORPORATION
                 SPECIAL MEETING TO BE HELD ON ______ __, 1995

                                   PROSPECTUS

                      FIRST TENNESSEE NATIONAL CORPORATION

                        2,058,824 SHARES OF COMMON STOCK

         This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $0.25 per share (the "FIC Common Stock"), of Financial Investment Corporation ("FIC"), an Arkansas corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, in connection with the solicitation of proxies by the FIC Board of Directors (the "FIC Board") for use at the special meeting of FIC shareholders to be held at 2:00 p.m., local time, on ______ __, 1995, at the main office of FIC, 100 W. Emma Avenue, Springdale, Arkansas, and at any adjournments or postponements thereof (the "Special Meeting").

         At the Special Meeting, the shareholders of record of FIC Common Stock as of the close of business on ______ __, 1995 will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of February 21, 1995 (the "Agreement") by and between First Tennessee National Corporation ("FTNC"), a Tennessee corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and FIC, pursuant to which, among other things, FIC will merge with and into FTNC, with FTNC surviving the merger (the "Merger"), and as a result of which The First National Bank of Springdale ("First National Bank") will become a wholly-owned subsidiary of FTNC. Upon consummation of the Merger, each outstanding share of FIC Common Stock (other than shares held directly or indirectly by FTNC or any of its subsidiary banks, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and shares held in the treasury of FIC, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) will be converted into the right to receive shares of common stock, par value $2.50 per share, of FTNC ("FTNC Common Stock") as described herein. For a description of the Agreement, which is included herein in its entirety as Appendix "A" to this Proxy Statement-Prospectus, see "The Merger."

         This Proxy Statement-Prospectus also constitutes a prospectus of FTNC in respect of up to 2,058,824 shares of FTNC Common Stock to be issued to shareholders of FIC in connection with the Merger. The shares of FTNC Common Stock to be issued in connection with the Merger are based upon the conversion of each outstanding share of FIC Common Stock into shares of FTNC Common Stock as described herein. See "The Merger -- Terms of the Merger."

         The outstanding shares of FTNC Common Stock are, and the shares offered hereby will be, included for quotation on the Nasdaq Stock Market on its National Market. The last reported sale price of FTNC Common Stock on the Nasdaq Stock Market on _______ __, 1995 was $____ per share.

         All information contained in this Proxy Statement-Prospectus relating to FTNC and its subsidiaries has been supplied by FTNC and all information
relating to FIC has been supplied by FIC.   This Proxy Statement-Prospectus and
the accompanying proxy card are first being mailed to shareholders of FIC on or about ________ __, 1995.

THE SHARES OF FTNC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENTAL AGENCY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS _______ __, 1995

                                       TABLE OF CONTENTS
                                       -----------------
                                                                                                      Page
                                                                                                      ----

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

SUMMARY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Background of and Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Opinion of Financial Adviser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Conduct of Business Pending Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Waiver and Amendment; Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Shareholders' Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Resale of FTNC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         The Nasdaq Stock Market  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Holding Company Structure and Support of Subsidiary Banks  . . . . . . . . . . . . . . . . .   31
         Cross-Guarantee Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         FDICIA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Interstate Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Brokered Deposits and Pass-Through Insurance . . . . . . . . . . . . . . . . . . . . . . . .   34
         FDIC Insurance Premiums  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Depositor Preference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

INFORMATION CONCERNING FIC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         Description of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         Selected Statistical Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         Management's Discussion and Analysis of Financial Condition and Results of Operations  . . .   38
         Ownership of FIC Common Stock and Dividends  . . . . . . . . . . . . . . . . . . . . . . . .   41

                                                                                                      Page
                                                                                                      ----
DESCRIPTION OF FTNC CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Authorized Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         FTNC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Shareholder Protection Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Subordinated Capital Notes due 1999  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Special Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         Cumulative Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         Shareholder Proposals and Nominations  . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         Action by Written Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         Required Vote to Authorize Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . .   46
         Amendment of Articles of Incorporation or Charter and Bylaws . . . . . . . . . . . . . . . .   46
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         Business Combinations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Authorized Corporation Protection Act  . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Conflict Of Interest Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         Inspection Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         Vacancies On Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         Control Share Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Tender Offers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Greenmail Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Rights of Holders of Capital Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         Shareholder Rights Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

EXPERTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

INDEX TO PRO FORMA FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

INDEX TO FIC FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

APPENDICES:

         Appendix "A" -  Agreement and Plan of Merger
         Appendix "B" -  Opinion of Southard Financial
         Appendix "C" -  Arkansas Business Corporation Act, Section 4-26-1007

                             AVAILABLE INFORMATION

         FTNC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by FTNC with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., at prescribed rates. The FTNC Common Stock is included for quotation on the Nasdaq Stock Market and such reports, proxy statements and other information concerning FTNC should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. FTNC has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of FTNC Common Stock and associated rights to be issued pursuant to the Agreement. As permitted by the rules and regulations of the SEC, this Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement- Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the SEC are hereby incorporated by reference in this Proxy Statement-Prospectus and made a part hereof: (a) FTNC's Current Report on Form 8-K, dated October 1, 1993, filed October 18, 1993; (b) FTNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (c) FTNC's proxy statement dated March 15, 1995, exclusive of the Board Compensation Committee Report and the Total Shareholder Return Performance Graph on pages 13-18 thereof; (d) the description of FTNC Common Stock contained in FTNC's registration statement on Form 10 (File No. 0-4491), filed April 14, 1970, pursuant to Section 12 of the Exchange Act (and any amendments or reports filed for the purpose of updating the description); and
(e) the description of the FTNC's rights to purchase Participating Preferred Stock included in FTNC's registration statement on Form 8-A (File No. 0-4491), filed September 8, 1989, pursuant to Section 12 of the Exchange Act pursuant to which FTNC registered the Shareholder Protection Rights Plan under the Exchange Act.

         All documents filed by FTNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS RELATING TO FTNC BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE

UPON REQUEST TO THE TREASURER, FIRST TENNESSEE NATIONAL CORPORATION, P.O. BOX 84, MEMPHIS, TENNESSEE 38101, TELEPHONE NUMBER (901) 523-5630. COPIES OF EXHIBITS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS MAY BE OBTAINED FOR A CHARGE COVERING THE COST OF REPRODUCTION AND MAILING. IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _____ __, 1995.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FTNC OR FIC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    SUMMARY

         The following summary is not intended to be a complete description of all material facts regarding FTNC, FIC and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere and incorporated by reference in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

PARTIES TO THE MERGER

         FTNC. FTNC is a regional bank holding company incorporated under the laws of Tennessee, which, through First Tennessee Bank National Association, Memphis, Tennessee ("FTB") and its other banking and banking-related subsidiaries, provides a broad range of financial services. FTNC was incorporated in Tennessee in 1968. At December 31, 1994, FTNC had consolidated total assets of approximately $10.5 billion, consolidated total deposits of approximately $7.7 billion and equity capital of approximately $748.8 million. At December 31, 1994, FTNC ranked 60th among bank holding companies in the United States and first among bank holding companies headquartered in Tennessee in terms of total assets.

         FTNC coordinates the financial resources of the consolidated enterprise and maintains systems of financial, operational and administrative control that allow coordination of selected policies and activities. FTNC operates principally through FTB, which was chartered as a national banking association in 1864. As of December 31, 1994, FTB was the largest commercial bank headquartered in Tennessee both in terms of total assets and deposits, and nationally ranked 59th in terms of total assets. At December 31, 1994, FTB had total assets of approximately $10.0 billion, total deposits of approximately $7.3 billion and equity capital of approximately $672.8 million. FTB conducts a broad range of retail and commercial banking and fiduciary services and had 214 banking locations at December 31, 1994. FTB also offers a comprehensive range of financial services, including bond broker/agency services, mortgage banking and check clearing, to companies nationally. Bond broker/agency services provided by FTB consist primarily of the sale of bank-eligible securities to other financial institutions. Subsidiaries of FTNC and FTB are engaged primarily in providing mortgage banking, integrated check processing solutions, discount brokerage, equipment finance, venture capital, investment management and credit life insurance.

         The principal executive offices of FTNC are located at 165 Madison Avenue, Memphis, Tennessee 38103, and its telephone number is (901) 523-4444.

         FIC. FIC is an Arkansas corporation and bank holding company chartered in 1983 as the one-bank holding company for The First National Bank of Springdale ("First National Bank"). First National Bank, a national banking association was organized in 1907 and has its principal offices in Springdale with three branches located in Washington County, Arkansas. At December 31, 1994, FIC had consolidated total assets of approximately $345 million, consolidated total deposits of approximately $295 million, and equity capital of approximately $43 million.

         The executive offices of FIC are located at 100 W. Emma Avenue, Springdale, Arkansas 72764 and the telephone number is (501) 750-5500.

         Additional information about FTNC and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Incorporation of Certain Documents by Reference."

SPECIAL MEETING OF SHAREHOLDERS

         The Special Meeting will be held on _______ __, 1995 at 2:00 p.m., local time, at the main office of FIC, 100 W. Emma Avenue, Springdale,
Arkansas.   The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement.

VOTE REQUIRED; RECORD DATE

         Only FIC shareholders of record at the close of business on _______ __, 1995, (the "FIC Record Date") will be entitled to vote at the Special Meeting. The affirmative vote of the holders of two-thirds (2/3) of the shares outstanding on such date is required to approve the Agreement. "Abstentions" and broker "non votes" will have the same effect as a vote "against" approval of the Agreement. See "The Special Meeting -- Vote Required." As of the FIC Record Date, there were _________ shares of FIC Common Stock entitled to be voted.

         The directors and executive officers of FIC and their affiliates beneficially owned, as of the FIC Record Date, _______ shares, or approximately ___ %, of the outstanding shares of FIC Common Stock. FIC has been advised that such directors and executive officers intend to vote their shares for approval of the Agreement.

         As of the FIC Record Date, FTNC and its subsidiaries owned no shares of FIC Common Stock, and the directors and executive officers of FTNC beneficially owned no shares of FIC Common Stock.

TERMS OF THE MERGER

         On the Effective Date (as defined below) of the Merger, FIC will merge with and into FTNC with FTNC being the surviving entity. As a result of the merger, First National Bank will become a wholly-owned subsidiary of FTNC.

         Upon consummation of the Merger, each outstanding share of FIC Common Stock (other than shares held directly or indirectly by FTNC or any subsidiary of FTNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and other than shares held in the treasury of FIC, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) will be converted into the right to receive shares of FTNC Common Stock. Each share of FIC Common Stock issued and outstanding at the Effective Date will become and be converted into the right to receive the number of shares of FTNC Common Stock equal to a conversion ratio (the "Conversion Number") determined as follows:

         (1) if the FTNC Common Stock Average Price (hereafter defined) is $34.00 or greater, the Conversion Number will be equal to the quotient of (y) the quotient of (1) $70,000,000 divided by (2) the FTNC Common Stock Average Price, divided by (z) 1,786,368 (the issued and outstanding shares of FIC), subject to FIC's right to terminate if the FTNC Common Stock Average Price is greater than $49.00; and

         (2) if the FTNC Common Stock Average Price is less than $34.00, the Conversion Number will be equal to 1.1525192; subject to FIC's right to terminate if the FTNC Common Stock Average Price is less than $34.00.

         The FTNC Common Stock Average Price will be equal to the average of the closing prices per share of the FTNC Common Stock as reported on The Nasdaq Stock Market's National Market System during the Calculation Period. The Calculation Period will consist of the twenty
         (20) business days
         immediately prior to the business day preceding the Effective Date (not including the Effective Date).

         If the Effective Date had been _____ __, 1995, the FTNC Common Stock Average Price would have been $____ and the Conversion Number would have been
_____.

         No fractional shares of FTNC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the holder's fractional interest multiplied by the FTNC Common Stock Average Price. The holders of FIC Common Stock at the Effective Date will become holders of FTNC Common Stock. Each outstanding share of FTNC Common Stock will remain outstanding and unchanged as a result of the Merger. See "The Merger -- Terms of the Merger."

EFFECTIVE DATE

         The Merger will become effective at the time of the filing of a certificate of merger or on such date as the certificate of merger may specify (the "Effective Date"). Unless otherwise mutually agreed upon by FTNC and FIC, subject to the satisfaction or waiver of all conditions and expiration of all applicable waiting periods, the Effective Date will occur on September 30, 1995.

REASONS FOR THE MERGER; RECOMMENDATION OF FIC BOARD OF DIRECTORS

         The FIC Board believes the Merger is fair to and in the best interest of FIC and its shareholders and recommends that FIC shareholders vote FOR approval of the Agreement. The FIC Board believes that the Merger will provide significant value to all FIC shareholders and also enable them to participate in opportunities for growth that the FIC Board believes that the Merger makes possible. See "The Merger -- Background of and Reasons for the Merger." For information on the interests of certain officers and directors of FIC in the Merger, see "The Merger -- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISER

         Southard Financial ("Southard"), Memphis, Tennessee, has delivered its written opinion to the FIC Board to the effect that, as of February 21, 1995, the terms of the Merger are fair to the holders of FIC Common Stock from a financial point of view. A copy of the opinion of Southard dated as of February 21, 1995 is attached hereto as Appendix "B." The opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered, and the limitations undertaken by Southard. See "The Merger -- Opinion of Financial Adviser."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including receipt of the shareholder approval solicited hereby, receipt by FIC of a fairness opinion, which has been received, receipt of the necessary regulatory approvals, receipt of the opinion of counsel to FTNC regarding certain tax aspects of the Merger, FIC's shareholders' equity, subject to certain adjustments, is not less than $46,750,000 increased by an amount equal to any negative provision to the reserve for possible loan losses on the Effective Date, implementation, to the extent consistent with generally accepted accounting principles ("GAAP"), of certain adjustments under certain conditions to FIC loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves), and satisfaction of customary closing conditions.

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Agreement include the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Arkansas State Bank Commissioner (the "Arkansas Commissioner"). Applications have been submitted for such approvals. There can be no assurances as to when, if or with what conditions such approvals or waiver will be granted. See "The Merger -- Conditions to Consummation of the Merger,"

"-- Regulatory Approvals," "-- Conduct of Business Pending the Merger" and "--Certain Regulatory Considerations."

TERMINATION OF THE MERGER AGREEMENT

         The Agreement may be terminated at any time prior to the Effective Date by the mutual consent of FTNC and FIC, by either of them individually under certain specified circumstances, including, if the Merger has not become effective by October 1, 1995, or by FIC if FTNC's Common Stock Average Price is greater than $49.00 or less than $34.00 per share. In certain situations if the Merger is not consummated and FIC engages in a specified transaction with another party within 12 months following termination of the Agreement, FIC must pay to FTNC liquidated damages in the amount of $3,500,000. See "The Merger -- Waiver and Amendment; Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of FIC management and the FIC Board have certain interests in the Merger that are in addition to their interests as shareholders of FIC generally. These consist of provisions relating to indemnification in the Agreement. See "The Merger -- Interests of Certain Persons in the Merger."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

         At the Effective Date, shareholders of FIC automatically will become shareholders of FTNC, and their rights as shareholders of FTNC will be determined by the Tennessee Business Corporation Act ("TBCA") and by FTNC's Charter and Bylaws. The rights of shareholders of FTNC differ from rights of the shareholders of FIC with respect to certain important matters, including, but not limited to, their rights to remove directors, cumulate votes for the election of directors, act by written consent, amend the charter and bylaws, submit shareholder proposals or nominations of director candidates, dissent with respect to their shares, call special shareholder meetings, inspect corporate records, and fill vacancies on the board of directors and with respect to the rights of the holders of debt securities, the required shareholder vote as to certain matters, indemnification provisions, and statutory and other restrictions on certain share acquisitions. For a summary of these differences, see "Effect of the Merger on Rights of Shareholders."

SHAREHOLDERS' DISSENTERS' RIGHTS

         Under the Arkansas Business Corporation Act, Acts 1965, No. 576 ("ABCA") holders of FIC Common Stock who deliver to FIC the required written objection to the Merger at or prior to the vote at the Special Meeting and who do not vote in favor of the Merger and who otherwise comply with the requirements of the ABCA will have the right to be paid the fair value of their shares as determined under the provisions of the ABCA. SUCH DISSENTERS' RIGHTS WILL BE LOST, HOWEVER, IF THE PROCEDURAL REQUIREMENTS OF THE ABCA ARE NOT FULLY AND PRECISELY SATISFIED. See "The Merger -- Shareholders' Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, no gain or loss will be recognized by either FIC or FTNC as a result of the Merger and FIC shareholders will not recognize gain or loss upon the receipt of FTNC Common Stock in exchange for FIC Common Stock, except to the extent of any cash received in lieu of fractional shares. Consummation of the Merger is dependent upon, among other conditions, receipt by each of FTNC and FIC of an opinion of counsel to FTNC, dated as of the Effective Date, substantially to this effect. See "The Merger -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         The Merger will be accounted for under the purchase method of accounting under GAAP. See "The Merger -- Accounting Treatment."

MARKET PRICES OF COMMON STOCK

         The FTNC Common Stock is included for quotation on the Nasdaq Stock Market's National Market (symbol: FTEN). The following table sets forth the high and low closing prices of FTNC Common Stock as reported on the Nasdaq Stock Market on a quarterly basis since the first quarter of 1993 through _________ __, 1995.

       1995                      1994                                      1993
   -----------   -----------------------------------      -------------------------------------
    2nd    1st     4th      3rd      2nd       1st          4th       3rd      2nd        1st
    Qtr    Qtr     Qtr      Qtr      Qtr       Qtr          Qtr       Qtr      Qtr        Qtr
    ---    ---    ------   ------   ------    ------       ------    ------   ------     ------
                  47 1/2   47 3/4   45 1/4    39 3/4       40 1/2    43 1/2   47         43 1/4
                  41       43 1/2   37 3/4    37 3/8       36 1/4    38 7/8   37 3/4     36 1/8

         There is no established public trading market for FIC Common Stock, and trading in such shares is extremely sporadic and confined to Springdale and Washington County, Arkansas. Management of First National Bank occasionally becomes aware of the price at which FIC Common Stock is transferred or traded. Since January 1, 1993 through the date of this Proxy Statement-Prospectus, management is aware of only two sales aggregating 465 shares. The price per share in 1993 prior to a stock split was $30.00 per share. The price per share in 1994 adjusted for the stock split was $16.75.

         The following table sets forth the closing price per share of FTNC Common Stock and the equivalent per share price for FIC Common Stock giving effect to the Merger as of February 17, 1995, the last business day preceding public announcement of the execution of the Agreement; and as of ________ __, 1995 the last practicable date prior to the mailing of this Proxy Statement-Prospectus. The equivalent price per share of FIC Common Stock at each specified date represents the closing price of a share of FTNC Common Stock on such date multiplied by 0.93577 and ________, respectively, assuming that to be the Conversion Number provided for in the Agreement. The most recent sale price known to management of FIC in a transaction on or before _______ 1995, for a sale of FIC Common Stock was $16.75 per share in 1994.

                                  FTNC        Equivalent Price
                              Common Stock      Per FIC Share
                              ------------      -------------
February 17, 1995               $41.875            $39.185
_______ __, 1995

         FIC shareholders are advised to obtain current market quotations for FTNC Common Stock. The market price of FTNC Common Stock at the Effective Date may be higher or lower than the market price at the time the Agreement was executed, at the date of mailing of this Proxy Statement-Prospectus, at the time of the Special Meeting, or at the time of calculation of the Conversion Number.

EQUIVALENT AND PRO FORMA SHARE DATA

         The following table presents selected comparative unaudited per share data for FTNC Common Stock and FIC Common Stock on a historical basis and for FTNC Common Stock on a pro forma combined basis and FIC Common Stock on a pro forma equivalent basis giving effect to the Merger on a purchase accounting basis. The data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated. For a description of the purchase accounting basis with respect to the Merger and the related effects on the historical financial statements of FTNC, see "The Merger
- -- Accounting Treatment." The information is derived from and should be read in conjunction with the consolidated historical financial statements of FTNC and FIC, including the related notes thereto, contained herein or incorporated herein by reference. See "Incorporation of Certain Documents by Reference," "Index to Pro Forma Financial Information," and "Index to FIC Financial Information."

                      FIRST TENNESSEE NATIONAL CORPORATION
                EQUIVALENT AND PRO FORMA SHARE DATA (UNAUDITED)

                                                            Twelve Months Ended
                                                             December 31, 1994
- -------------------------------------------------------------------------------
Income Per Common Share:  (1)
   FTNC                                                             $ 4.27
   FIC                                                                2.63
   FTNC pro forma                                                     4.27
   FIC pro forma equivalent                                           4.14

Fully Diluted Income Per Common Share:  (1)
   FTNC                                                             $ 4.21
   FIC                                                                2.63
   FTNC pro forma                                                     4.21
   FIC pro forma equivalent                                           4.08

Dividends Declared Per Common Share:  (2)
   FTNC                                                             $ 1.73
   FIC                                                                 .12
   FTNC pro forma                                                     1.73
   FIC pro forma equivalent                                           1.68

Book Value Per Common Share (end of period):  (3)
   FTNC                                                             $22.90
   FIC                                                               24.03
   FTNC pro forma                                                    22.90
   FIC pro forma equivalent                                          22.18

(1) Pro forma income per share is calculated using combined historical net income for FTNC adjusted for the acquisition of Carl I. Brown and Company, Community Bancshares, Inc. and Peoples Commercial Services Corporation and the historical net income of FIC adjusted for purchase accounting treatment divided by the average pro forma common shares of the combined entity. The average pro forma common shares of the combined entity. The average pro forma common shares of the combined entity have been calculated by using FTNC's historical average shares because the FTNC shares to be exchanged for the shares of FIC will be repurchased in contemplation of the acquisition. The FIC pro forma equivalent income per share amounts are computed by multiplying the FTNC pro forma amounts by the Conversion Number of .96874.

(2) FTNC pro forma dividends per share represent historical dividends paid by FTNC. FIC pro forma equivalent dividends per share represent such amounts multiplied by the Conversion Number of .96874.

(3) FTNC pro forma book value per common share is based upon the historical total common equity of the combined entity divided by the FTNC common shares outstanding because the FTNC shares to be exchanged for the FIC Common Stock will be repurchased in contemplation of the acquisition.

SELECTED FINANCIAL DATA AND RATIOS

         The following tables present for FTNC and FIC, on a historical basis and on a pro forma combined basis, giving effect to the Merger on a purchase accounting basis, selected unaudited consolidated financial data and ratios. This information is based on the consolidated financial statements of FTNC and FIC included herein or incorporated herein by reference and should be read in conjunction therewith and with the notes thereto. The data is not necessarily indicative of the results of future operations of combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated. See "Incorporation of Certain Documents by Reference," "Index to Pro Forma Financial Information," and "Index to FIC Financial Information."

                      FIRST TENNESSEE NATIONAL CORPORATION
                 SELECTED FINANCIAL DATA AND RATIOS (UNAUDITED)
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 Twelve Months Ended
                                                                  December  31, 1994
- ------------------------------------------------------------------------------------
Total Interest Income and Other Income:
     FTNC                                                             $ 1,166,057
     FIC                                                                   23,870
     Purchase Accounting Adjustments                                         (651)
     FTNC pro forma                                                     1,189,276

Net Income Applicable to Common Stock:
     FTNC                                                             $   147,245
     FIC                                                                    4,695
     Purchase Accounting Adjustments                                       (4,711)
     FTNC pro forma                                                       147,229

Net Income per Common Share:
     FTNC                                                             $      4.27
     FIC                                                                     2.63
     FTNC pro forma  (1)                                                     4.27

Dividends Declared per Common Share:
     FTNC                                                             $      1.73
     FIC                                                                     0.12
     FTNC pro forma   (2)                                                    1.73

Total Assets (end of period):
     FTNC                                                             $11,049,486
     FIC                                                                  345,193
     Purchase Accounting Adjustments                                        7,069
     FTNC pro forma                                                    11,401,748

Long-Term Debt and Capital Leases:
     FTNC                                                             $    94,964
     FIC                                                                       48
     Purchase Accounting Adjustments                                       50,000
     FTNC pro forma                                                       145,012

Performance Ratios:
   Return on Average Assets
      FTNC                                                                   1.38%
      FIC                                                                    1.38
      FTNC pro forma                                                         1.34

   Return on Average Shareholders' Equity
      FTNC                                                                  19.10%
      FIC                                                                   10.78
      FTNC pro forma                                                        19.08

   Shareholders' Equity to Total Assets
     (end of period)
      FTNC                                                                   7.17%
      FIC                                                                   12.44
      FTNC pro forma                                                         6.95

(1) Pro forma income per share is calculated using combined historical net income for FTNC adjusted for the acquisitions of Carl I. Brown and Company, Community Bancshares, Inc. and Peoples Commercial Services Corporation and the historical net income of FIC adjusted for purchase accounting treatment divided by the average pro forma common shares of the combined entity. The average pro forma common shares of the combined entity have been calculated by using FTNC's historical average shares because the FTNC shares to be exchanged for the shares of FIC will be repurchased in contemplation of the acquisition.

(2) FTNC pro forma dividends per share represent historical dividends paid by FTNC.

                              THE SPECIAL MEETING

         Each copy of this Proxy Statement-Prospectus mailed to holders of FIC Common Stock is accompanied by a proxy card furnished in connection with the FIC Board's solicitation of proxies for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting is scheduled to be held at 2:00 p.m., local time, on _______ __, 1995, at the annex of First National Bank, 100 W. Emma Avenue, Springdale, Arkansas. Only holders of record of FIC Common Stock at the close of business on ______ __, 1995 are entitled to receive notice of and to vote at the Special Meeting. At the Special Meeting, shareholders will consider and vote upon (a) a proposal to approve the Agreement and (b) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

         HOLDERS OF FIC COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO FIC IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

         Any holder of FIC Common Stock who has delivered a proxy may revoke it any time before it is voted by attending the Special Meeting and voting in person at the meeting or by giving notice of revocation in writing or submitting a signed proxy card bearing either the same date but delivered at a later time or a later date to FIC, at the main office, 100 W. Emma Avenue, Springdale, Arkansas 72764, Attention: Secretary, provided such notice or proxy is actually received by FIC before the vote of shareholders. The shares of FIC Common Stock represented by properly executed proxy cards received at or prior to the Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. If instructions are not given, proxy cards received will be voted FOR approval of the Agreement. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the FIC proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment. The FIC Board is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Agreement.

         The cost of soliciting proxies from holders of FIC Common Stock will be borne by FIC. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of FIC (who will receive no additional compensation for doing so). In addition, FIC will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals.

         FIC SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

VOTE REQUIRED

         The affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of FIC Common Stock entitled to vote at the Special Meeting is required in order to approve the Agreement. As of the FIC Record Date, there were 1,786,368 shares of FIC Common Stock outstanding and entitled to vote at the Special Meeting, with each share being entitled to one vote.

         A majority of the outstanding shares entitled to vote at the Special Meeting constitutes a quorum for purposes of that meeting. An "abstention" will be considered present for quorum purposes, but will have the same effect as a vote "against" the proposal to approve the Agreement. Broker "non votes" will not be considered present for quorum purposes and will have the same effect as a vote "against" the proposal to approve the Agreement.

         As of the FIC Record Date, the directors and executive officers of FIC and their affiliates beneficially owned a total of _______ shares or approximately ___% of the outstanding shares of FIC Common Stock. FIC has been advised that such directors and executive officers intend to vote their shares in favor of approval of the Agreement.

         As of the FIC Record Date, FTNC and its subsidiaries owned no shares of FIC Common Stock, and the directors and executive officers of FTNC beneficially owned no shares of FIC Common Stock.

RECOMMENDATION

         FOR THE REASONS DESCRIBED BELOW, THE FIC BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT, BELIEVES THE MERGER IS IN THE BEST INTEREST OF FIC AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS OF FIC VOTE FOR APPROVAL OF THE AGREEMENT. IN MAKING ITS RECOMMENDATION TO SHAREHOLDERS, THE FIC BOARD CONSIDERED, AMONG OTHER THINGS, THE OPINION OF SOUTHARD THAT THE TERMS OF THE AGREEMENT ARE FAIR TO THE HOLDERS OF FIC COMMON STOCK FROM A FINANCIAL POINT OF VIEW. SEE "THE MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER" AND "-- OPINION OF FINANCIAL ADVISER."

                                   THE MERGER

         The following information concerning the Merger, insofar as it relates to matters contained in the Agreement, is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference and attached hereto as Appendix "A." FIC shareholders are urged to read carefully the Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER

         Background. During the past several years, FIC had been contacted on a number of occasions by other banking organizations to see if FIC was interested in merging or in selling its principal asset, First National Bank, and each time those banking organizations were told that FIC had no such interest. However, in the fall of 1994, a bank holding company requested a meeting to discuss a merger. The proposal from this bank holding company was ultimately withdrawn and was lower than the offer of FTNC. While discussion with the other bank holding company did not result in any acceptable proposal being presented to FIC, management of FIC had become aware that larger banking organizations might be able to provide a broader range of banking services than FIC could and of the concern of shareholders of FIC that FIC stock had no ready market and FIC had historically paid lower dividends than larger, publicly-held bank holding companies paid. For these reasons, the FIC Board determined that it would be in the best interest of FIC and its shareholders for a special committee of the FIC Board to be appointed to consider the possibility of merging with another bank holding company.

         In November 1994, Elbert L. Thomas, Jr., Senor Vice President and, effective February 6, 1995, Chief Financial Officer of FTNC contacted Gene Thompson, President of FIC, to explore the possibility of a merger between FTNC and FIC. On December 16, 1994, a special committee composed of Chairman Louis Lichlyter, President Gene Thompson, Gene George and Bob Shaw was appointed to ascertain the interest of FTNC in merging with FIC. The FIC Board gave the special committee certain guidelines including the requirement that any transaction must be a tax-free exchange of stock, there would be no change in the name of First National Bank, local control of First National Bank would be retained to the extent possible and benefits of the employees of FIC should be protected. The special committee recommended to the FIC Board on January 4, 1995, that FTNC seemed to meet the guidelines that were established by the FIC Board. The FIC Board asked FTNC to have a representative attend its meeting on January 10, 1995 to make a formal proposal and to answer questions. Mr. Thomas of FTNC attended the January 10 meeting to present the formal proposal and made a presentation to the FIC Board. Following the meeting, a confidentiality agreement was executed between FIC and FTNC so that negotiations could continue and an exchange of information could occur.

         The FTNC proposal contained certain basic terms of a merger of FIC with FTNC and the special committee was instructed to pursue negotiations for a definitive agreement with FTNC and to proceed to engage in a more extensive review of FTNC and FTB, its lead bank. On February 9 and 10, 1995, representatives of FIC met with representatives of FTNC and FTB to conduct this review. The results of that review were reported to the special committee.

         At a meeting on February 14, 1995, the FIC Board, on recommendation of the special committee determined to retain a financial advisor, Southard, to review the terms of the proposed transaction with FTNC and to render its opinion whether the proposed transaction was fair to the holders of FIC Common Stock from a financial point of view. The FIC Board also instructed the special committee to continue negotiations with FTNC. On February 21, 1995, the FIC Board met for the purpose of considering and acting on the proposed Agreement between FTNC and FIC. At this meeting, the FIC Board received the written opinion of Southard setting forth its opinion that the terms of the Agreement were fair to the holders of FIC Common Stock from a financial point of view. Based upon the opinion of Southard, the recommendations of the special committee that the Agreement be approved and other factors herein described, the FIC Board unanimously approved the Agreement. The report of Southard is described below in the section entitled "Opinion of Financial Advisor."

         At a special meeting held on February 21, 1995, the FTNC Board unanimously approved the Agreement.

         Reasons for the Merger. In reaching its determination that the Merger and the Agreement are fair to, and in the best interest of, FIC and its shareholders, the FIC Board consulted with its advisers, as well as with FIC management, and considered a number of factors, including, without limitation, the following:

         a. The FIC Board's familiarity with and review of both FIC's and FTNC's business, operations, earnings and financial condition;

         b. FTNC's wide range of banking products and services and its dividend payment history;

         c. The FIC Board's belief that the terms of the Agreement are attractive in that the Agreement allows FIC shareholders to become shareholders in FTNC, an institution which is the largest bank holding company headquartered in Tennessee, whose stock is traded over the Nasdaq Stock Market's National Market, and the recent earnings performance of FTNC;

         d. The FIC Board's belief based upon analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, FTNC and its banking subsidiaries would be well capitalized institutions, the financial positions of which would be well in excess of all applicable regulatory capital requirements;

         e. The current and prospective economic and regulatory environment and competitive constraints facing the banking industry and financial institutions in FIC's market area;

         f. The recent business combinations involving financial institutions, either announced or completed, during the past twelve months in the United States, the State of Arkansas and contiguous states and the effect of such combinations on competitive conditions in FIC's market area; and

         g. The expectation that the Merger will generally be a tax-free transaction to FIC and its shareholders. See "Certain Federal Income Tax Consequences".

         The FIC Board did not assign any specific or relative weight to the foregoing factors in their considerations.

OPINION OF FINANCIAL ADVISER

         FIC retained Southard to render its opinion as to the fairness, from a financial point of view, to the holders of FIC Common Stock of the consideration to be paid in the Merger. In connection with this engagement, Southard evaluated the financial terms of the Merger, but was not asked to, and did not, recommend the specific ratio of exchange between FTNC Common Stock and FIC Common Stock and did not assist in the Merger negotiations. The ratio of exchange was determined by the FTNC and FIC Boards after arm's length negotiations. FIC did not place any limitations on the scope of Southard's investigation or review.

         Southard is a financial valuation consulting firm, specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard has provided approximately 1,000 valuation opinions for clients in 40 states. Further, Southard provides valuation services for approximately 100 financial institutions annually.

         Southard provided the FIC Board with a fairness opinion letter and supporting documentation and presented its conclusions at a Special Meeting of the FIC Board on February 21, 1995. The full text of the opinion letter of Southard, dated February 21, 1995, which sets forth certain assumptions made, matters considered, and limitations on the review performed, is attached hereto as Appendix "B" and is incorporated herein by reference. The summary of the opinion of Southard set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the opinion.

         In arriving at its opinion, Southard conducted interviews with officers of FTNC and FIC, and reviewed the documents indicated in the fairness letter. Southard did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Southard did not, and was not requested to, solicit third party indications of interest in acquiring any or all the assets of FIC.

         In connection with rendering its opinion, Southard performed a variety of financial analyses, which are summarized below. Southard believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses. In its analyses, Southard made numerous assumptions, many of which are beyond the control of FIC and FTNC. Any estimates contained in the analyses prepared by Southard are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard was assigned a greater significance than any other.

         Dividend Yield Analysis. In evaluating the impact of the proposed Merger on the shareholders of FIC, Southard reviewed the dividend paying histories of FIC and FTNC. Based upon this review, it is reasonable to expect that the shareholders of FIC, in total, will receive dividends above the level currently paid by FIC after the Merger is completed (defined as post-Merger combined dividends per share times the Conversion Number). Based upon 1994 dividend payments for FTNC and FIC and an exchange ratio of 0.9796413 shares of FTNC Common Stock for each share of FIC Common Stock, the shareholders of FIC would see a 14-fold increase in dividends.

         Earnings Yield Analysis. In evaluating the impact of the proposed Merger on the shareholders of FIC, Southard determined that, based upon the Conversion Number of 0.9796413 shares of FTNC Common Stock for each share of FIC Common Stock, the shareholders of FIC would have seen an increase of 70% in their share of earnings based upon reported 1994 earnings of FTNC and FIC. Based upon the average of independent third party estimates of FTNC's 1995 earnings and FIC's 1995 budgeted earnings (preliminary, unapproved), FIC's shareholders would see an increase of about 180% over what FIC would be expected to earn in 1995, absent the Merger.

         Book Value Analysis. In evaluating the impact on the proposed Merger on the shareholders of FIC, Southard determined that the shareholders of FIC would have seen dilution in the book value of their investment had the Merger been consummated prior to December 31, 1994. Reported book value of FIC at December 31, 1994 was $24.03 per share. Reported book value of FTNC at December 31, 1994 was $23.51 per share. Had the Merger been consummated prior to December 31, 1994, each former FIC share would have book value of $23.03 (FTNC December 31, 1994 book value of $23.51 per share times 0.9796413 shares). This represents 96% of FIC book value at year-end.

         Analysis of Market Transactions. Based upon the Merger terms and a total price of $70 million, FIC shareholders would receive 163% of December 31, 1994 book value per share, and 14.9 times reported 1994 earnings. Based upon the review conducted by Southard, the pricing for FIC in the Merger is within the range of multiples seen in recent bank acquisitions.

         Fundamental Analysis. Southard reviewed the financial characteristics of FIC and FTNC with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard compared FIC and FTNC to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard found that the post-Merger combined entity will have capital ratios and profitability ratios near those of the public peer group.

         Liquidity. Unlike FIC stock, shares of FTNC Common Stock to be received in the Merger will be registered with the SEC, and FTNC Common Stock is actively traded on the Nasdaq Stock Market. Further, except in the case of officers, directors, and certain large shareholders of FIC ("affiliated parties"), FTNC shares received will be freely tradeable with no restrictions.

         For rendering its opinion, Southard received a fee of $7,500, plus reasonable out-of-pocket expenses. Southard has never been previously engaged by FIC or FTNC. Neither Southard nor its principal owns an interest in the securities of FIC or FTNC.

TERMS OF THE MERGER

         At the Effective Date, FIC will merge with and into FTNC, with FTNC being the surviving entity. As a result of the Merger, First National Bank will become a wholly-owned subsidiary of FTNC. Upon consummation of the Merger, each share of FIC Common Stock outstanding immediately prior to the Effective Date (other than shares held directly or indirectly by FTNC or any subsidiary of FTNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and other than shares held in the treasury of FIC, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) will be converted into the right
to receive shares of FTNC Common Stock.   Each share of FIC Common Stock issued
and outstanding at the Effective Date will become and be converted into the right to receive the number of shares of FTNC Common Stock equal to the Conversion Number determined as follows:

         (1) if the FTNC Common Stock Average Price is $34.00 or greater, the Conversion Number will be equal to the quotient of (y) the quotient of
         (1) $70,000,000 divided by (2) the FTNC Common Stock Average Price, divided by (z) 1,786,368 (the issued and outstanding shares of FIC), subject to FIC's right to terminate if the FTNC Common Stock Average Price is greater than $49.00; and

         (2) if the FTNC Common Stock Average Price is less than $34.00, the Conversion Number will be equal to 1.1525192; subject to FIC's right to terminate if the FTNC Common Stock Average Price is less than $34.00.

         The FTNC Common Stock Average Price will be equal to the average of the closing prices per share of the FTNC Common Stock as reported on the Nasdaq Stock Market's National Market System during the Calculation Period. The Calculation Period shall consist of the twenty (20) business days immediately prior to the business day preceding the Effective Date (not including the Effective Date).

         If the Effective Date had been _____ __, 1995, the FTNC Common Stock Average Price would have been $____ and the Conversion Number would have been
_____.

         Any shares of FIC Common Stock held directly or indirectly by FIC other than in a fiduciary capacity or in satisfaction of a debt previously contracted will be cancelled and retired and will cease to exist as of the Effective Date of the Merger and no payment will be made with respect thereto. No fractional shares of FTNC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which a FIC shareholder would otherwise receive multiplied by the FTNC Common Stock Average Price used to calculate the Conversion Number. If prior to the Effective Date the outstanding shares of FTNC Common Stock are increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reclassification, recapitalization, split-up, stock split or reverse stock split, or if a stock divided is declared with a record date between the date of the Agreement and the Effective Date, or by reason of a combination of shares in a transaction in which FTNC is effectively acquired, or other like changes in FTNC's capitalization have occurred, then the Conversion Number will be adjusted accordingly.

EFFECTIVE DATE

         The Effective Date of the Merger will be the date the certificate of merger is filed in accordance with applicable law or on such date as the certificate may specify. Unless otherwise mutually agreed upon by FTNC and FIC, subject to the satisfaction or waiver of all conditions and expiration of all applicable waiting periods, the Effective Date will occur on September 30, 1995.

SURRENDER OF CERTIFICATES

         As promptly as practicable after the Effective Date, FTNC's exchange agent, Norwest Bank Minnesota, N.A. (the "Exchange Agent"), will mail to each former holder of record of FIC Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of FIC Common Stock for certificates representing shares of FTNC Common Stock.

         HOLDERS OF FIC COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

         Upon surrender to the Exchange Agent of one or more certificates for FIC Common Stock together with a properly completed letter of transmittal and any other required documents, there will be issued and mailed to the holder of FIC Common Stock surrendering such items a certificate or certificates representing the number of shares of FTNC Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share determined in the manner described above.

         No dividend or other distribution payable after the Effective Date with respect to FTNC Common Stock will be paid to the holder of any unsurrendered FIC certificate until the holder properly surrenders such certificate(s) together with all required documents, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Date, there will be no transfers on FIC stock transfer books of shares of FIC Common Stock which were issued and outstanding at the Effective Date and converted pursuant to the Merger into the right to receive FTNC Common Stock. If certificates representing shares of FIC Common Stock are presented for transfer after the Effective Date, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither FTNC nor FIC nor any other person will be liable to any former holder of FIC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         If a certificate for FIC Common Stock has been lost, stolen or destroyed, FTNC will issue the consideration properly payable in accordance with the Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification including, when appropriate, the posting of a bond.

REPRESENTATIONS AND WARRANTIES

         The Agreement contains various customary representations and warranties by FIC and by FTNC, which do not survive the Effective Date, relating to, among other things: organization, good standing, and authority; capitalization; validity and enforceability of the Agreement and absence of conflicts with law and other documents; financial statements and undisclosed liabilities; no adverse change in financial condition; taxes; litigation; material contracts; employee benefit plans; properties; regulatory approvals; loan loss reserves; permits; collective bargaining agreements; brokerage; full disclosure in proxy statement-prospectus; environmental matters; and consistency of its credit approval and administration and documentation procedures and practices with the standards normally applied by the Comptroller of the Currency and compliance with applicable federal banking and bank holding company laws and regulations.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of FTNC and FIC to effect the Merger are subject to the satisfaction of the following conditions prior to the Effective
Date: (a) approval of the Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a two-thirds majority of the outstanding shares of FIC Common Stock entitled to vote thereon; (b) receipt of all regulatory consents and approvals necessary to consummate the transactions contemplated by the Agreement including the Federal Reserve Board and the Arkansas Commissioner and the expiration of any statutory waiting periods (provided, however, that no such consent or approval referred to herein will be deemed to have been received if it includes any conditions or requirements which would reduce the benefits of the transactions contemplated by the Agreement to such a degree that FTNC would not have entered into the Agreement had such conditions or requirements been known at the date thereof); (c) the satisfaction of all other requirements prescribed by law necessary to the consummation of the transactions contemplated by the Agreement; (d) neither FTNC nor FIC is subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (e) no statute, rule, regulation, order, injunction, or decree has been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger or which imposes restrictions or conditions which would reduce the benefits of the Merger to such a degree that FTNC or FIC (as to any condition which directly affects FIC) would not have entered into the Agreement had such conditions been known at the date thereof; (f) the Registration Statement of which this Proxy Statement-Prospectus forms a part has become effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the SEC; and (g) receipt by each party from counsel to FTNC of a legal opinion to the effect that the Merger qualifies as a tax-free reorganization under the provisions of the Code.

         The obligations of FTNC to effect the Merger are further subject to the satisfaction (or waiver by FTNC) of the following conditions: (a) FTNC will have received from FIC's independent certified public accountants certain customary letters with respect to certain financial information of FIC; (b) FTNC will have received a customary legal opinion, dated the date of closing, from counsel to FIC; (c) each of the representations, warranties and covenants of FIC set forth in the Agreement will, in all material (generally, as to FIC, $600,000 on a pre-tax basis as to environmental matters and $400,000 on a pre-tax basis as to other matters) respects, be true on, or complied with by, the Effective Date and FTNC will have received a certificate signed by the Chief Executive Officer of FIC to such effect; provided, however, that any effect on FIC as a result of any action taken by FIC pursuant to its obligations under the Agreement to, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) (see "Conduct of Business Pending the Merger") will be disregarded for purposes of determining the truth or correctness of any representation or warranty of FIC and for purposes of determining whether any conditions are satisfied; (d) FTNC will have received all necessary state securities laws and "Blue Sky" permits; (e) no litigation or proceeding will be pending against either FTNC or FIC or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated by the Agreement nor is any litigation or proceeding pending which in the reasonable judgment of the Chief Executive Officer of FIC is likely to have a material adverse effect (defined in subparagraph (c) above) on FIC; (g) on the Effective Date, FIC's shareholders equity, with certain adjustments described in Section 5.2(f) of the Agreement, will not be less than $46,750,000 increased by an amount equal to any negative provision to the reserve for possible loan losses; (h) the payment of a dividend by First National Bank to FIC prior to Closing; and (i) the completion of environmental surveys of certain properties of FIC and such surveys to not indicate the existence of or reasonable possibility of a breach of certain representations related to environmental issues.

         The obligations of FIC to effect the Merger are further subject to the satisfaction (or waiver by FIC) of the following conditions: (a) FIC will have received a customary legal opinion, dated the date of closing, from counsel to FTNC; (b) each of the representations, warranties and covenants of FTNC set forth in the Agreement will, in all material respects, be true on, or complied with by, the Effective Date and FIC will have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of FTNC to such effect; and (c) no litigation or proceeding will be pending against either FTNC or FIC or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated by the Agreement nor is any litigation or proceeding pending which in the reasonable judgment of the Chief Executive Officer of FTNC is likely to have a material adverse effect on FTNC.

         No assurance can be provided as to when, if ever, the regulatory consents and approvals necessary to consummate the Merger will be obtained (or, if so obtained, that such consents and approvals will not contain conditions or requirements which cause such approvals to fail to satisfy the conditions to the Merger set forth in the Agreement) or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "Regulatory Approvals." If the Merger is not effected on or before October 1, 1995, the Agreement may be terminated, and the Merger abandoned, by a vote of a majority of the Board of Directors of either FTNC or FIC, unless the failure to effect the Merger by such date is due to the breach of the Agreement by the party seeking to terminate the Agreement.

REGULATORY APPROVALS

         The Merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Application for such approval has been filed with the Federal Reserve Board. The BHCA prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. Under the BHCA, the Merger may not be consummated before the fifteenth day after the date of the Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

         The Merger is also subject to approval by the Arkansas Commissioner. Application for such approval has been filed.

         The Merger cannot proceed in the absence of the requisite regulatory approvals. See "Conditions to Consummation of the Merger" and "Waiver and Amendment; Termination."

         THERE CAN BE NO ASSURANCE THAT THE REGULATORY AUTHORITIES DESCRIBED ABOVE WILL APPROVE THE MERGER, AND IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS TO CONSUMMATION OF THE MERGER SET FORTH IN THE AGREEMENT. THERE CAN LIKEWISE BE NO ASSURANCE THAT THE DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

CONDUCT OF BUSINESS PENDING MERGER

         The Agreement contains certain restrictions on the conduct of FIC's business pending consummation of the Merger. In particular, the Agreement provides that, without the prior written consent of FTNC, FIC may not, among other things, (a) (y) make, declare or pay any dividend on the FIC Common Stock except that (i) if the Merger is not consummated by the date that will allow exchanging shareholders of FIC to receive the FTNC dividend payable on July 1, 1995, FIC may pay up to $107,182 in dividends for the period ending June 30, 1995 and (ii) if the Merger is not consummated by the date that will allow exchanging shareholders of FIC to receive the FTNC dividend payable on October 1, 1995, FIC will have the right to pay prior to the Effective Date a dividend up to the lesser of (1) $750,000 or (2) the product of (A) 80% of FIC's net income for the period of July 1, 1995 through September 22, 1995, multiplied by
(B) 1.0952, or (z) (except as provided in the immediately preceding clause) declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell any additional shares of FIC's capital stock, or any options, calls or commitments relating to its capital stock, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any subsidiary; or (b) merge or consolidate or permit any significant subsidiary to merge or consolidate with any other entity or engage in any similar transactions. In addition, without the prior written consent of FTNC, which will not be unreasonably withheld, FIC will not and will not permit any subsidiary to (a) pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees except in the ordinary course of business consistent with past practice or enter into any emponyment contracts with any person; (b) enter into or modify or permit any subsidiary to enter into or modify (except as may be required by law and except for renewal of any existing plan in the ordinary course of business consistent with past practice) any employee benefit plan covering any of FIC's directors, officers or other employees; (c) except as may be required to, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices so as to be applied consistently on a mutually satisfactory basis with those of FTNC, substantially modify the manner in which it has conducted its business, taken as a whole, or amend its articles of incorporation or bylaws; (d) except for transactions in the ordinary course of banking business, sell, dispose of or discontinue or permit any subsidiary to sell, dispose or discontinue any of its business, assets (including investment securities) or property; (e) except for the acquisition of loans, investment securities and cash equivalent assets in the ordinary course of its banking business, acquire (other than through foreclosure or satisfaction of indebtedness) any assets or business that is material to such party; (f) except in the ordinary course of its banking business, enter into off-balance sheet transactions; (g) take any other action not in ordinary course of business; (h) make any negative provision to the reserve for possible loan losses of First National Bank unless required by the Comptroller of the Currency; or (i) directly or indirectly agree to take any of the foregoing actions. Also, immediately prior to the effective time of the Merger, FIC will cause First National Bank to declare and pay a dividend to FIC at such time and in such amount as FTNC may request, subject to receipt of appropriate regulatory approval.

         The Agreement also contains various customary covenants and agreements, including agreement to cooperate, use best efforts and obtain appropriate consents. Also, FIC will, after FTNC certifies that all conditions to its obligation to consummate the Merger have been satisfied, the Merger will be consummated and the date of the consummation of the Merger, consistent with GAAP and following notice to the Comptroller of the Currency, modify its loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of FTNC.

NO SOLICITATION

         FIC has agreed that neither it nor any of its subsidiaries will solicit or encourage inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by it directly or owned by any of its subsidiaries), or of a substantial equity interest in, it or any business combination with it or any of its subsidiaries other than as contemplated by the Agreement. FIC will notify FTNC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its subsidiaries; and it has instructed its officers, directors, agents, advisers and affiliates to comply with the same restrictions.

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date, any provision of the Agreement may be waived by the party benefitted by the provision or amended or modified (including the structure of the transaction) by an agreement in writing between the parties and, as to FIC, approved by the FIC Board (to the extent allowed by law), provided that after the vote of the shareholders of FIC, Section 1.2 of the Agreement, which concerns conversion of the FIC Common Stock and the Conversion Number, may not be amended or revised.

         The Agreement terminates automatically in the event the FIC shareholders do not approve the Merger. In addition, the Agreement may be terminated at any time prior to the Effective Date, either before or after its approval by the shareholders of FIC, as follows: (a) by the mutual consent of FTNC and FIC; (b) by the non-breaching party in the event a material breach of the Agreement is not cured or curable within 60 days after written notice of such breach is given to the breaching party; (c) by either FTNC or FIC in the event that the Merger has not been consummated by October 1, 1995, unless the failure to consummate the Merger is due to the breach of the Agreement by the party seeking to terminate the Agreement; (d) by FIC, if the FTNC Common Stock Average Price is less than $34.00 per share or greater than $49.00 per share by written notice to FTNC delivered not later than the close of business on the day preceding the Effective Date; and (e) by FIC, if FTNC enters into a letter of intent or definitive purchase and sale agreement to be acquired by a third party or a third party announces the intent to acquire 25% or more of the outstanding equity securities of FTNC.

         Except as set forth below, in the event of the termination of the Agreement by either FTNC or FIC, as provided above, the Agreement will become void, and there will be no liability on the part of either FTNC or FIC or their respective officers or directors, except that such termination will be without prejudice to the rights of any party arising out of a willful breach by any other party of any covenant or a willful misrepresentation contained in the Agreement. If the Merger is not consummated and both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) occur prior to a Termination Event (as defined below), FIC is required to pay to FTNC liquidated damages in the amount of $3,500,000.

         For purposes hereof the following terms have the indicated meanings:

         "Initial Triggering Event" shall mean any of the following events or transactions occurring after February 21, 1995:

         (1) FIC shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than FTNC or a subsidiary of FTNC), or the FIC Board shall have recommended that the shareholders of FIC approve or accept any Acquisition Transaction (other than that contemplated by the Agreement). The term "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving FIC or First National Bank, (y) a purchase, lease or other acquisition of all or any substantial part of the assets of FIC or First National Bank, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) for value of securities representing 10% or more of the voting power of FIC;

         (2) Any person (other than FTNC, a subsidiary of FTNC or any fiduciary acting under any employee benefit plan for FTNC or any of its subsidiaries or any natural person who or not-for-profit charitable organization which acquires ownership or beneficial ownership by or through a transfer made without consideration or value) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the FIC Common Stock;

         (3) Any person (other than FTNC or a subsidiary of FTNC) shall have made a proposal (in writing or orally) to FIC or any one or more of its shareholders owning ten percent (10%) or more (singly or in the aggregate) of the outstanding shares of FIC Common Stock that results in or is a part of an Acquisition Transaction;

         (4) After a proposal is made by any person (other than FTNC or a subsidiary of FTNC) to FIC or its shareholders to engage in an Acquisition Transaction, FIC shall have breached any covenant or obligation contained in the Agreement and such breach would entitle FTNC to terminate the Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured within (7) days; or

         (5) Any person (other than FTNC or a subsidiary of FTNC), shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

         "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after February 21, 1995:

         (1) Other than by or through a transfer made without consideration or value to a natural person or not-for-profit charitable organization, the acquisition by any person of beneficial ownership of 25% or more of the then outstanding FIC Common Stock; or

         (2) The occurrence of the Initial Triggering Event described in clause (1) of the definition of "Initial Triggering Event", except that the percentage referenced in clause (z) shall be 25%.

         "Termination Event" shall mean each of the following:

         (1)  The Effective Date of the Merger;

         (2) Termination of the Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or

         (3) The passage of 12 months after termination of the Agreement if such termination follows the occurrence of an Initial Triggering Event.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of FIC's management and the FIC Board have an interest in the Merger that is in addition to their interests as shareholders of FIC generally. The FIC Board was aware of this interest and considered it, among other matters, in approving the Agreement and the transactions contemplated thereby. Pursuant to the Agreement, FTNC has agreed, among other things, to
(a) indemnify any person who is, has been or becomes, prior to the Effective Date, a director, officer, employee, fiduciary or agent of FIC or any of its subsidiaries against any claims, based upon or arising out of or pertaining to the Agreement or any of the transactions contemplated thereby, whether asserted or threatened; and (b) maintain the indemnification with respect to matters occurring before the Effective Date for such persons provided by FIC's Articles of Incorporation or bylaws for a period of not less than three years following the Effective Date, except for claims for which the applicable statute of limitations is five years as to which the indemnification provisions will survive for five years following the Effective Date.

SHAREHOLDERS' DISSENTERS' RIGHTS

         Any shareholder of FIC entitled to vote on the Agreement has the right to receive payment of the fair value of his shares of FIC Common Stock upon compliance with Section 4-26-1007 of the ABCA. A shareholder may not dissent as to less than all of the shares that he beneficially owns. Any FIC shareholder intending to enforce this right must not vote in favor of the Agreement and must file a written objection to the plan of merger at or prior to the vote at the Special Meeting and within 10 days after the Special Meeting, the shareholder must make written demand for payment of the fair value of his shares as of the day prior to the date of the Special Meeting. The demand must state the number of shares of FIC Common Stock owned by the dissenting shareholder. Any FIC shareholder who fails to make demand within the 10-day period is bound by the terms of the Merger.

         Within 10 days after the Effective Date, FTNC must give notice to each dissenting FIC shareholder who has made the appropriate demand for the fair value of his shares. If within 30 days after the Effective Date, the value of such shares is agreed upon between the dissenting shareholder and FTNC, payment will be made within 90 days after the Effective Date, upon surrender of the certificates representing those shares.

         If within the 30-day period the dissenting shareholder and FTNC do not agree on the fair value of the shares, then the dissenting shareholder, within 60 days after the expiration of the 30-day period may file a petition in the Pulaski County Circuit Court asking for a finding and determination of the fair value of the shares. He shall be entitled to judgment against FTNC for the amount of the fair value as of the day prior to the Special Meeting, together with interest thereon to the date of the judgment. The judgment is payable only upon and simultaneously with the surrender to FTNC of the certificates representing the shares. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares or in FTNC.

         Unless the dissenting shareholder files the petition within the time described here, the shareholder is bound by the terms of the Merger.

         THE FOREGOING SUMMARY OF THE APPLICABLE PROVISIONS OF SECTION 4-26-1007 OF THE ABCA IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTION, WHICH IS INCLUDED AS APPENDIX "C" HEREOF.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The federal income tax discussion set forth below represents a summary of the opinion of Baker, Donelson, Bearman & Caldwell, a Professional Corporation, counsel to FTNC. It may not be applicable to a shareholder who acquired his shares of FIC Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. FIC shareholders are urged to consult their own tax advisers as to the specific tax consequences to them of the Merger, including the applicability and effect of federal, state, local and other tax laws.

         General. It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, (a) no gain or loss will be recognized by either FTNC or FIC as a result of the Merger, (b) no gain or loss will be recognized by the FIC shareholders upon the receipt of FTNC Common Stock in exchange for FIC Common Stock in connection with the Merger (except as discussed below with respect to cash received in lieu of a fractional share interest in FTNC Common Stock); (c) the tax basis of the FTNC Common Stock to be received by the FIC shareholders in connection with the Merger will be the same as the basis in the FIC Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and (d) the holding period of the FTNC Common Stock to be received by the FIC shareholders in connection with the Merger will include the holding period of the FIC Common Stock surrendered in exchange therefor, provided that the FIC Common Stock is held as a capital asset at the Effective Date. Consummation of the Merger is dependent upon, among other conditions, receipt by FTNC and FIC of an opinion of counsel to FTNC, dated as of the Effective Date, substantially to this effect.

         Consequences of Receipt of Cash in Lieu of Fractional Shares. An FIC shareholder who is entitled to receive cash in lieu of a fractional share interest of FTNC Common Stock in connection with the Merger will recognize, as of the Effective Date, gain (or loss) equal to the difference between such cash amount and the shareholder's basis in the fractional share interest. Any gain (or loss) recognized will be capital gain (or loss) if the FIC Common Stock is held by such shareholder as a capital asset at the Effective Date. Any capital gain (or loss) will be a long-term capital gain (or loss) if the holding period for the shares of FIC Common Stock is more than one (1) year.

         No IRS Rulings. The parties do not intend to request a ruling from the IRS regarding the federal income tax consequences of the Merger. An opinion of counsel will be furnished to the FIC shareholders stating that the Merger should qualify as a "reorganization" within the meaning of Section 368(a) of the Code, but any such opinion of counsel is not binding on the IRS.

         Cash Received by FIC Shareholders Who Dissent. A shareholder of FIC who perfects his dissenter's rights under the laws of the State of Arkansas and who receives a payment in cash of the value of his shares of FIC Common Stock will generally be treated as having received such payment in complete redemption of such stock under Section 302(b)(3) of the Code. In general, if the shares of FIC Common Stock are held by the shareholder as a capital asset at the Effective Date, the shareholder will recognize capital gain or loss measured by the difference between the amount of cash received by the shareholder and the basis for such shares. However, this general rule is subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318, and the treatment of each dissenting shareholder of FIC will depend on his individual circumstances. Each FIC shareholder who contemplates exercising his dissenter's rights should consult his own tax advisor as to the possibility that any payment to him will be treated as dividend income.

ACCOUNTING TREATMENT

         The Merger will be accounted for under the purchase method of accounting, not the pooling-of-interests method of accounting, under GAAP. Under the purchase method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects, at the Effective Date. Income of the combined company will not include income (or loss) of FIC prior to the Effective Date.

         The unaudited pro forma financial information contained in this Proxy Statement-Prospectus has been prepared using the purchase method of accounting to account for the Merger. See "Summary -- Equivalent and Pro Forma Share Data," "--Selected Financial Data and Ratios" and "Index to Pro Forma Financial Information."

EXPENSES

         The Agreement provides, in general, that FTNC and FIC will each pay its own expenses in connection with the Agreement and the transactions contemplated thereby, including fees and expenses of brokers, finders, financial consultants, accountants and counsel ("Transaction Expenses"), except that FTNC and FIC will divide equally the filing fees and expenses incurred in connection with the filing of the Registration Statement and the costs of printing and mailing this Proxy Statement-Prospectus. In addition, FIC has agreed that its Transaction Expenses will not exceed $100,000.

RESALE OF FTNC COMMON STOCK

         The shares of FTNC Common Stock issued pursuant to the Agreement will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of FIC for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Affiliates may not sell their shares of FIC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of FIC generally include individuals or entities that control, are controlled by or are under common control with FIC and may include certain officers and directors of FIC as well as principal shareholders of FIC.

         FIC has agreed in the Agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of FIC to enter into and deliver to FTNC an agreement at the time of execution of the Agreement or on such later date (not later than 40 days prior to the Effective
Date) as a person becomes an affiliate providing that such person will not, directly or indirectly, sell, pledge, transfer or otherwise dispose of shares of FTNC Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and rules and regulations thereunder.

THE NASDAQ STOCK MARKET

         FTNC Common Stock is included for quotation on the Nasdaq Stock Market on its National Market. The FTNC Common Stock issued to the shareholders of FIC pursuant to the Agreement will be included for quotation on the Nasdaq Stock Market.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

         As a bank holding company, FTNC is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Under the BHCA, bank holding companies may not in general directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. The BHCA also restricts the types of activities in which a bank holding company and its subsidiaries may engage. Generally, activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

         In addition, the BHCA prohibits the Federal Reserve Board from approving an application by a bank holding company to acquire shares of a bank or bank holding company located outside the acquiror's principal state of operations unless such an acquisition is specifically authorized by statute in the state in which the bank or bank holding company whose shares are to be acquired is located. Tennessee has adopted legislation that authorizes nationwide interstate bank acquisitions, subject to certain state law reciprocity requirements, including the filing of an application with and approval of the Tennessee Commissioner of Financial Institutions. The Tennessee Bank Structure Act of 1974 restricts the acquisition by bank holding companies of banks in Tennessee. A bank holding company is prohibited from acquiring any bank in Tennessee as long as banks that it controls retain 16 1/2% or more of the total deposits in individual, partnership and corporate demand and other transaction accounts and in savings accounts and time deposits in all federally insured financial institutions in Tennessee, subject to certain limitations and exclusions. As of December 31, 1994, FTNC estimates that it held approximately 12.5% of such deposits. Also, under this act, no bank holding company may acquire any bank in operation for less than five years or begin a de novo bank in any county in Tennessee with a population, in 1970, of 200,000 or less, subject to certain exceptions. Under Tennessee law, branch banking is permitted in any county in the state. As to certain changes in the laws applicable to banks that have been enacted, see " -- Interstate Act."

         FTNC's subsidiary banks (the "Subsidiary Banks") are subject to supervision and examination by applicable federal and state banking agencies. FTB is a national banking association subject to regulation and supervision by the Comptroller of the Currency (the "Comptroller"), as is First Tennessee Bank National Association Mississippi, which is headquartered in Southaven, Mississippi. The remaining Subsidiary Banks are Cleveland Bank & Trust Company and Peoples and Union Bank, which are Tennessee state-chartered banks, and Planters Bank, which is a Mississippi state-chartered bank, none of which are members of the Federal Reserve System, and therefore are subject to the regulations of and supervision by the Federal Deposit Insurance Corporation (the "FDIC") as well as their respective state banking authorities. The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the type of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

PAYMENT OF DIVIDENDS

         FTNC is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of FTNC, including cash flow to pay dividends on its stock or principal (premium, if any) and interest on debt securities, is dividends from the Subsidiary Banks. There are statutory and regulatory limitations on the payment of dividends by the Subsidiary Banks to FTNC, as well as by FTNC to its shareholders.

         Each Subsidiary Bank that is a national bank is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the board of directors of such Subsidiary Bank in any year will exceed the total of (i) its net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. A national bank also can pay dividends only to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

         State-chartered banks are subject to varying restrictions on the payments of dividends under applicable state laws. Tennessee law imposes dividend restrictions on Tennessee state banks substantially similar to those imposed under federal law on national banks, as described above. Mississippi law prohibits Mississippi state banks from declaring a dividend without the prior written approval of the Mississippi Banking Commissioner.

         If, in the opinion of the applicable federal bank regulatory authority, a depository institution or a holding company is engaged in or is about to engage in an unsafe or unsound practice (with, depending on the financial condition of the depository institution or holding company, could include the payment of dividends), such authority may require that such institution or holding company cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's or holding company's capital base to an inadequate level would be such an unsafe and unsound banking practice. Moreover, the Federal Reserve Board, the Comptroller and the FDIC have issued policy statements which provide that bank holding companies and insured depository institutions generally should only pay dividends out of current operating earnings.

         In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a FDIC-insured depository institution may not pay any dividend if payment would cause it to become undercapitalized or once it is under capitalized. See " -- FDICIA."

         At December 31, 1994, under dividend restrictions imposed under applicable federal and state laws, the Subsidiary Banks, without obtaining regulatory approvals, could legally declare aggregate dividends of approximately $242.2 million.

         The payment of dividends by FTNC and the Subsidiary Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

TRANSACTIONS WITH AFFILIATES

         There are various legal restrictions on the extent to which FTNC and its nonbank subsidiaries can borrow or otherwise obtain credit from the Subsidiary Banks. There are also legal restrictions on the Subsidiary Banks' purchases of or investments in the securities of and purchase of assets from FTNC and its nonbank subsidiaries, a bank's loans or extensions of credit to third parties, collateralized by the securities or obligations of FTNC and its nonbank subsidiaries, the issuance of guaranties, acceptances and letters of credit on behalf of FTNC and its nonbank subsidiaries, and certain bank transactions with FTNC and its nonbank subsidiaries, or with respect to which FTNC and it nonbank subsidiaries, act as agent, participates or has a financial interest. Subject to certain limited exceptions, a Subsidiary Bank (including for purposes of this paragraph all subsidiaries of such Subsidiary Bank) may not extend credit to FTNC or to any other affiliate (other than another Subsidiary Bank) in an amount which exceeds 10% of the Subsidiary Bank's capital stock and surplus and may not extend credit in the aggregate to such affiliates in an amount which exceeds 20% of its capital stock and surplus. Further, there are legal requirements as to the type, amount and quality of collateral which must secure such extensions of credit by the Subsidiary Banks to FTNC or to such other affiliates. Also, extensions of credit and other transactions between the Subsidiary Bank and FTNC or such other affiliates must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to such Subsidiary Bank as those prevailing at the time for comparable transactions with non-affiliated companies. Also, FTNC and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

CAPITAL ADEQUACY

         The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum guideline for the ratio of total capital ("Total Capital")to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%, and the minimum ratio of Tier I Capital (defined below) to risk-weighted assets is 4%. At least half of the Total Capital must be composed of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves. At December 31, 1994, FTNC's consolidated Tier 1 Capital and Total Capital ratios were 9.67% and 12.02%, respectively.

         In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. The minimum guideline for the ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), is 3% for bank holding companies that meet certain specific criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. FTNC's Leverage Ratio at December 31, 1994 was 6.87%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         Each of the Subsidiary Banks is subject to risk-based and leverage capital requirements similar to those described above adopted by the Comptroller or the FDIC, as the case may be. FTNC believes that each of the Subsidiary Banks was in compliance with applicable minimum capital requirements as of December 31, 1994. Neither FTNC nor any of the Subsidiary Banks has been advised by any federal banking agency of any specific minimum Leverage Ratio requirement applicable to it.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restriction on its business. See "-- FDICIA."

         All of the federal banking agencies have proposed regulations that would add an additional risk-based capital requirement based upon the amount of an institution's exposure to interest rate risk. In addition, bank regulators continue to indicate their desire generally to raise capital requirements applicable to banking organizations beyond their current levels. However, the management of FTNC is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

HOLDING COMPANY STRUCTURE AND SUPPORT OF SUBSIDIARY BANKS

         Because FTNC is a holding company, its right to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors (including depositors in the case of bank subsidiaries) except to the extent that FTNC may itself be a creditor with recognized claims against the subsidiary.

         Under Federal Reserve Board policy, FTNC is expected to act as a source of financial strength to, and commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such Federal Reserve Board policy, FTNC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

CROSS-GUARANTEE LIABILITY

         Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The Subsidiary Banks are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the Subsidiary Banks would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against FTNC's other Subsidiary Banks and a potential loss of FTNC's investment in such Subsidiary Banks.

FDICIA

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") which was enacted on December 19, 1991, substantially revised the depository institution regulatory and funding provisions of the FDIA and made revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized"and "critically undercapitalized." Under applicable regulations, a FDIC-insured depository institution is defined to be well capitalized if it maintains a Leverage Ratio of at least 5%, a risk adjusted Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if it meets all of its minimum capitals requirements as described above. In addition, a insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         The capital-based prompt corrective action provision of FDICIA and their implementing regulations apply to FDIC-insured depository institutions and are not directly applicable to holding companies which control such institutions. However, the Federal Reserve Board has indicated that, in regulating bank holding companies, it will take appropriate action at the holding company level based on an assessment of the effectiveness of supervisory actions imposed upon subsidiary depository institutions pursuant to such provisions and regulations.

         FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan for the plan to be accepted by the applicable federal regulatory authority. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator generally within 90 days of the date on which they became critically undercapitalized.

         FTNC believes that at December 31, 1994 all of the Subsidiary Banks were well capitalized under the criteria discussed above.

         FDICIA contain numerous other provisions, including new accounting, audit and reporting requirements, beginning in 1995 termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches, new regulatory standards in such areas as asset quality, earnings and compensation and revised regulatory standards for, among other things, powers of state banks, real estate lending and capital adequacy. FDICIA also requires that a depository institution provide 90 days prior notice of the closing of any branches.

         Various other legislation, including proposals to revise the bank regulatory system and to limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress.

INTERSTATE ACT

         The Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act"), which was enacted on September 29, 1994, among other things and subject to certain conditions and exceptions, permits on an interstate basis (i) bank holding company acquisitions commencing one year after enactment of banks (of a minimum age of up to five years as established by state law in any state), (ii) mergers of national and state banks after May 31, 1997 unless the home state of either bank has opted out of the interstate bank merger provision, (iii) branching de novo by national and state banks if the host state has opted-in to this provision of the Interstate Act, and (iv) certain bank agency activities after one year after enactment. The Interstate Act contains a 30% intrastate deposit cap, except for the initial acquisition in the state, restriction that applies to certain interstate acquisitions unless a different intrastate cap has been adopted by the applicable state pursuant to the provisions of the Interstate Act and a 10% national deposit cap restriction. Regulations have not yet been issued under the Interstate Act. A bill has been introduced in the Tennessee legislature which would repeal the Tennessee Reciprocal Banking Act, amend the Tennessee Bank Structure Act of 1974, and amend Tennessee's bank branching laws. Management can not predict whether or in what form the proposals will be adopted or the extent to which the business of FTNC and its subsidiaries may be affected.

BROKERED DEPOSITS AND PASS-THROUGH INSURANCE

         The FDIC has adopted regulations under FDICIA governing the receipt of brokered deposits and pass-through insurance. Under the regulations, a bank cannot accept or rollover or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDICIA. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Because it believes that all the Subsidiary Banks were well capitalized as of December 31, 1994, FTNC believes the brokered deposits regulation will have not material effect on the funding or liquidity of any of the Subsidiary Banks.

FDIC INSURANCE PREMIUMS

         The Subsidiary Banks are required to pay semiannual FDIC deposit insurance assessments. As required by FDICIA, the FDIC adopted a risk-based premium schedule which increased the assessment rates for most FDIC-insured depository institutions. Under the schedule, the premiums initially range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroup within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable FDIC deposit insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

         The FDIC is authorized by federal law to raise insurance premiums in certain circumstances. The law specifies a designated reserve ratio target of 1.25% of estimated insured deposits and requires the FDIC to set assessments at a level to maintain the target or, if the reserve ratio is less than the target, to set assessment rates at a level sufficient to increase the reserve ratio to the target within one year or as otherwise specified by the FDIC under the law. Recently the FDIC has proposed a resolution to lower premiums, but that would depend on achievement of the target ratio, among other things, and managment of FTNC can not predict what change in premiums, if any, may occur.

         Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by a federal bank regulatory agency.

DEPOSITOR PREFERENCE

         The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depositary institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

                           INFORMATION CONCERNING FIC

DESCRIPTION OF BUSINESS

         General.   FIC was organized as an Arkansas corporation in 1983 for
the purpose of becoming the one bank holding company for First National Bank and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. FIC's primary activity is its ownership of all the shares of First National Bank. First National Bank was chartered as a national banking association in 1907. First National Bank is a community oriented institution, which presently operates a general banking business in Springdale, Arkansas, providing customary banking services such as checking and savings accounts, various types of time deposits, safe deposit facilities and money transfers and certain fiduciary services through its trust department. First National Bank also finances commercial transactions and makes and services both secured and unsecured loans to individuals, firms and corporations. Commercial lending operations include various types of credit services for the customers of First National Bank. First National Bank's installment loan department makes direct loans to individuals for personal, automobile, real estate, home improvement, business and collateral needs.

         The management of FIC believes that the services presently provided by First National Bank are responsive to the convenience and needs of the community served by First National Bank. Management continually strives to provide for the credit needs of the community it serves by providing its customers competitive returns on each category of deposit on which interest is earned. There is no individual customer or small group of customers the loss of which would have a material impact on the operation of FIC.

         Competitive Conditions. FIC does business in northern Washington County and southern Benton County, Arkansas. Eleven other commercial banks compete directly with First National Bank in this business area. First National Bank is subject to substantial competition in all aspects of its business. Intense competition for loans and deposits comes from other financial institutions in the area. In certain aspects of its banking business, First National Bank also competes with credit unions, small loan companies, insurance companies, mortgage companies, finance companies, brokerage houses and other financial institutions, some of which are not subject to the same degree of regulation and restriction as First National Bank and many of which have financial resources greater than those of FIC.

         First National Bank currently employs 154 persons.

         Supervision and Regulation. FIC is subject to applicable provisions of Arkansas law and the regulations and supervision of the Federal Reserve Board under the BHCA. First National Bank is subject to applicable provisions of federal law, including laws related to usury, various consumer and commercial loans and the operation of branch banks, and the regulations and supervision of the Office of the Comptroller of the Currency.

         Property. FIC's principal asset is its ownership of the shares of its wholly-owned subsidiary, First National Bank. All properties of First National Bank are owned by First National Bank. First National Bank operates from its main office facility at 100 W. Emma Avenue, in Springdale and from branch locations at Highway 412 W. at Crestwood, 5208 S. Thompson and 2012 E. Robinson.

         Directors and Executive Officers. The members of the Board of Directors of FIC are elected by its shareholders at the annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified.

         The name of each director, his age, his current principal occupation (which has continued for at least five years unless otherwise indicated), the name and principal business of the organization in which his occupation is carried on (which organization is not an affiliate of FIC unless indicated), his directorships, if any, in publicly held companies, and the year he was first elected to his position with FIC and First National Bank are as follows:

         James D. Cypert, 60, is an attorney. He became a director of First National Bank in 1977 and a director of FIC upon its formation in 1983.

         Gary George, 44, is Chief Executive Officer of George's, Inc. He became a director of First National Bank in 1978 and a director of FIC upon its formation in 1983.

         Gene George, 72, is Chairman of the Board of George's, Inc. He became a director of First National Bank in 1969 and a director of FIC upon its formation in 1983.

         Dewey Johnson, 60, is President of Johnson Communications. He became a director of First National Bank and FIC in 1986.

         Louis Lichlyter, 84, is a retired retailer.   He serves as Chairman of
the Board of FIC and became a director of First National Bank in 1946 and a director of FIC upon its formation in 1983.

         Vaughn Neil, 63, serves as Executive Vice President of First National Bank and as Vice President of FIC. He became a director of First National Bank in 1977 and a director of FIC upon its formation in 1983.

         John R. Power, 68, is a physician. He became a director of First National Bank in 1974 and a director of FIC upon its formation in 1983.

         Jerry L. Reinert, 50, serves as Executive Vice President of First National Bank and Secretary and Treasurer of FIC and has been employed by First National Bank since 1976 and became a director of First National Bank and FIC in 1984.

         Max Sample, 74, is a retired banker having served as the Vice Chairman of First National Bank. He became a director of First National Bank in 1952 and a director of FIC upon its formation in 1983.

         Bob Shaw, 55, is a retired trucking company executive. He became a director of First National Bank in 1978 and a director of FIC upon its formation in 1983.

         Willis Shaw, 76, is a retired trucking company executive. He became a director of First National Bank in 1968 and a director of FIC upon its formation in 1983.

         Gene Thompson, 65, serves as President and Chief Executive Officer of First National Bank and President, Chief Executive Officer and Vice Chairman of FIC. He became a director of First National Bank in 1962 and a director of FIC upon its formation in 1983.

         Wm. C. (Bill) Walker, 64, is retired. He formerly owned an independent insurance agency. He became a director of First National Bank and FIC in 1990.

         The executive officers of FIC consist of Messrs. Thompson, Lichlyter, Neil and Reinert and the following individuals:

         Michael Beard, 40, serves as Senior Vice President of First National Bank and has been employed by First National Bank since 1985.

         Jack Erisman, 47, serves as Senior Vice President of First National Bank and has been employed by First National Bank since 1974.

         Edwin Cantrell, III, 63, serves as Senior Vice President of First National Bank and has been employed by First National Bank since 1984.

         The Messrs. Gene George and Gary George are father and son. The Messrs. Willis Shaw and Bob Shaw are father and son. No other family relationships exist among the individuals listed above.

SELECTED STATISTICAL DATA

         Loan Portfolio. The following sets forth the composition of FIC's loan portfolio at December 31, 1994 and 1993 (in thousands):

                                                 December 31,
                                            ---------------------
                                              1994         1993
                                            --------     --------
Real estate . . . . . . . . . . . . . . .   $ 98,901     $ 96,558
Commercial  . . . . . . . . . . . . . . .     21,268       35,721
Consumer  . . . . . . . . . . . . . . . .     19,590       20,671
Other . . . . . . . . . . . . . . . . . .        286          196
                                            --------     --------
  Total loans . . . . . . . . . . . . . .    140,045      153,146
                                            --------     --------
Unearned interest . . . . . . . . . . . .        261          288
Allowance for loan losses . . . . . . . .      1,689        2,343
                                            --------     --------
Loans, net  . . . . . . . . . . . . . . .   $138,095     $150,515
                                            ========     ========

         Nonaccrual, Past Due and Restructured Loans. The following table sets forth information with respect to nonperforming loans of FIC on the dates indicated (in thousands):

                                                                                    December 31,
                                                                                   --------------
                                                                                   1994     1993
                                                                                   ----    ------
Accruing loans contractually past due 90 days or more as to interest or
  principal payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 97    $  131
Nonaccrual loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     842     1,070
Restructured loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       0       796
                                                                                   ----    ------
  Total nonperforming loans . . . . . . . . . . . . . . . . . . . . . . . . . .    $939    $1,997
                                                                                   ====    ======

         Analysis of Allowance for Loan Losses. The following table sets forth an analysis of the allowance for loan losses as of December 31, 1994 and 1993 (dollars in thousands):

                                                                                            December 31,
                                                                                          ----------------
                                                                                           1994      1993
                                                                                          ------    ------
Balance, beginning of period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $2,343    $1,935
Amounts charged off:
  Real estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      245       176
  Commercial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      109       144
  Consumer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      143        93
    Total charged off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      497       413
Recoveries:
  Real estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      197       107
  Commercial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       80       197
  Consumer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       66       267
    Total recoveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      343       571
    Net charge-offs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      154      (158)
Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (500)      250
Balance, end of period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1,689     2,343
Ratio of net charge-offs during the period to average loans outstanding during period
 of $145,773 and $142,305, respectively . . . . . . . . . . . . . . . . . . . . . . . .      .11%     (.11)%

         Allocation for Allowance for Loan Losses. The following table sets forth the allocation of the allowance for loosses as of December 31, 1994 and 1993 (in thousands):

                                  December 31,
                                 --------------
                                  1994    1993
                                 ------  ------
Real estate . . . . . . . . .    $  481  $  450
Commercial  . . . . . . . . .       834   1,466
Consumer  . . . . . . . . . .       374     427
Other . . . . . . . . . . . .         0       0
                                 ------  ------
  Total . . . . . . . . . . .    $1,689  $2,343
                                 ======  ======

         Percentage Distribution of Allowance for Loan Losses and Categories of Loans as Percent of Gross Loans at December 31, 1994 and 1993. The following table sets forth the percentage distribution of allowance for loan losses and categories of loans as a percent of gross loans at December 31, 1994 and 1993:

                                       1994                 1993
                                  ----------------    -----------------
                                  Allowance  Loans    Allowance   Loans
                                  ---------  -----    ---------   -----
Real estate . . . . . . . . . .     28.48%   70.62%     19.21%    63.05%
Commercial  . . . . . . . . . .     49.38%   15.19%     62.57%    23.32%
Consumer  . . . . . . . . . . .     22.14%   13.99%     18.22%    13.50%
Other . . . . . . . . . . . . .         0%     .20%         0%      .13%
                                   ------   ------     ------    ------
  Total . . . . . . . . . . . .    100.00%  100.00%    100.00%   100.00%
                                   ======   ======     ======    ======

         Average Deposit Distribution and Average Interest Rates. The following table sets forth the average deposit distribution and average interest rates as of December 31, 1994 and 1993 (dollars in thousands):

                                               December 31, 1994                December 31, 1993
                                        -------------------------------  -------------------------------
                                         Average    Interest   Average    Average    Interest   Average
                                          Balance    Expense     Rate      Balance    Expense     Rate
                                         --------   --------   -------    --------   --------   -------
Noninterest bearing accounts  . . . .    $ 43,225    $     0        0%    $ 40,931    $     0        0%
NOW accounts  . . . . . . . . . . . .      52,558      1,350     2.57%      49,543      1,255     2.53%
Money Market accounts . . . . . . . .      14,719        454     3.09%      14,092        393     2.79%
Savings . . . . . . . . . . . . . . .      32,447        903     2.78%      29,274        799     2.73%
Certificates of deposit:
  $100,000 and greater  . . . . . . .      65,166      2,777     4.26%      50,330      1,797     3.57%
  Less than $100,000  . . . . . . . .      82,231      3,377     4.11%      76,776      2,881     3.75%
                                         --------     ------              --------
    Total . . . . . . . . . . . . . .    $290,346     $8,861     3.05%    $260,946    $ 7,125     2.73%
                                         ========     ======              ========    =======

         Maturity Distribution of Certificates of Deposit of $100,000 and Over. The following table sets forth the maturity distribution of certificates of deposit of $100,000 and over at December 31, 1994 (in thousands):

                                  Certificates       IRA Accounts       Total
                                  ------------       ------------       -----
Less than three months  . . . .      $27,507             $117          $27,625
Three to twelve months  . . . .       26,412              104           26,516
More than twelve months . . . .        2,160              549            2,709
                                     -------             ----          -------
  Total . . . . . . . . . . . .      $56,079             $770          $56,849
                                     =======             ====          =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion provides certain information concerning FIC's financial condition and results of operations. For a more complete understanding of the following discussion, reference should be made to the financial statements of FIC and related notes thereto presented elsewhere in this Proxy Statement-Prospectus.

         Results of Operations 1994 Compared to 1993.

         Net income for the year ended December 31, 1994 was $4,695,484 or approximately $565,670 less than net income of $5,261,154 for the year ended December 31, 1993. The decrease in net income was primarily due to decreases in net interest income and an increase in operating expenses.

         Return on average assets for the year ended December 31, 1994 was 1.38% compared to 1.72% for the year ended December 31, 1993. Return on average equity was 10.78% and 13.59% in 1994 and 1993, respectively. FIC paid dividends of $.12 per share in both 1994 and 1993. Dollar amount of dividends doubled ($107,182 in 1993 and $214,364 in 1994) due to a two for one stock split which occurred in early 1994.

         FIC's provision for loan losses is, in management's opinion, sufficient to maintain an adequate allowance for loan losses and to support increases in the loan portfolio. The provision in 1994 for loan losses was a negative $500,000 compared to a provision of $250,000 in 1993. Net loans charged-off in 1994 were $154,000 versus net recoveries of $158,000 in 1993. The provision in 1994 was a negative due to a request by the Office of the Comptroller of the Currency to reduce the reserve as the reserve was, in the Comptroller's opinion, too large.

         Net interest income is the major component of the income of FIC. Net interest income for the year ended December 31, 1994 was $11,710,752, a decrease of approximately $265,700 compared to the amount reported for the year ended December 31, 1993. The decrease in net interest income was primarily attributed to an increase in interest expense due to rate increases over the year. Loan fee income was not significant in either 1994 or 1993.

         Noninterest income was $3,090,606 in 1994, a decrease of approximately $1,048,500 compared to 1993. The primary difference was in securities gains with only $29,136 in gains reported in 1994 compared to $1,224,853 gains in 1993. Other components of noninterest income are trust income, service charges on deposits and other service fees and commissions. Each of these areas increased in 1994 over amounts reported in 1993.

         Total noninterest expenses for 1994 were $9,144,747 or approximately 7.1% more than the $8,538,163 reported in 1993. Salaries and employee benefits increased a combined $445,058 or 10.37%, as full time equivalent employee numbers increased from 140 to 151 by the end of 1994. Occupancy and equipment expenses remained almost exactly the same for both years even though FIC opened a new branch in June 1994. This can be attributed to a decrease in depreciation on older equipment. Other noninterest expenses increased by approximately $171,000 compared to 1993. The majority of this increase is related to advertising expenses, accounting and auditing fees and an increase in fees paid to the FDIC due to deposit growth.

         Financial Condition 1994 Compared to 1993.

         Total assets at FIC continued to grow in 1994, increasing $17,800,822 or 5.43% over December 31, 1993. Investment securities increased $36,380,000 or 26.7% for the largest portion of the asset increase. At December 31, 1994, investment securities classified as "available for sale" had an estimated market value of approximately $4,549,967 less than their book value. Management does not foresee any significant change in its investment strategy as a consequence of the Statement of Financial Accounting Standards No. 115 which was adopted on January 1, 1994. Approximately 78% of the investment portfolio is classified as "available for sales."

         Total loans decreased by $13,100,632 to $140,045,169 at December 31, 1994. This decrease is attributed to discontinuing the purchase of commercial paper as an alternative to other investments. FIC held $16,365,502 in commercial paper on December 31, 1993 and $0 on December 31, 1994. Net loans at

December 31, 1994 totaled $138,976,284. Net loans at Dember 31, 1993, which contained the $16,365,502 in commercial paper, was $152,298,130. Reducing the net loans at December 31, 1993 by the amount of commercial paper resulted in a net gain of 2.24% in actual loans made to the public at December 31, 1994. The allowance for loan losses at December 31, 1994 was $1,688,767, a decrease of $654,021 from December 31, 1993. A summary of the changes in the allowance for 1994 and 1993 is included in the "Selected Statistical Data" above. The adequacy of the allowance for loan losses is determined on an ongoing basis using historical loan loss experience of FIC, portfolio growth and asset quality trends, and economic conditions within the trade area. Additional allocations are made to the allowance for specifically identified potential losses in the portfolio. The allowance was 1.21% of loans outstanding on December 31, 1994 and 1.53% at December 31, 1993.

         It is the policy of FIC to place loans greater than 90 days past due on the nonaccrual status, unless certain criteria are met. At December 31, 1994, nonaccrual loans were $842,000 compared to $1,070,000 at December 31, 1993.

         At December 31, 1994, approximately 70% of the loan portfolio was in real estate loans. However, this exposure is spread over commercial real estate, first mortgage residential loans and other types of real estate loans.

         During 1994, FIC expended approximately $1,000,000 to purchase property and construct a new branch at 2012 E. Robinson (Highway 412 East) in Springdale. Management estimates an additional branch will be built in 1995 with the cost of the property and equipment to be approximately $1,200,000.

         Total deposits grew 7.23% to $295,318,383 as of December 31, 1994, compared to $275,415,712 at the end of 1993. The largest increase was in certificates of deposit with an increase of 13% to $152,141,785.

         Other liabilities actually decreased by 34.8% to $6,942,863. This category consists mainly of repurchase agreements with commercial customers of $3,553,922 and accrued interest payable of $1,057,721.

         Total stockholders equity at December 31, 1994 was $42,931,478 (net of unrealized losses on investment securities), an increase of $1,614,641 since December 31, 1993. Net earnings for 1994 totaled $4,695,484. In addition, FIC paid $214,364 in dividends in 1994. The equity to assets ratio was 13.59% on December 31, 1994 compared to 12.96% on December 31, 1993.

         At December 31, 1994, FIC had no loans to foreign nations or entities and had no concentration of 10% or more of total loans to any single industry.

         Results of Operations 1993 Compared to 1992.

         Net income for 1993 was $5,261,154, an increase of 3.49% over 1992 income of $5,083,572. Net income per share was $2.94 in 1993 compared to $2.85 in 1992. The 1993 increase in net income was due to a decrease in the provision for loan losses from $700,000 in 1992 to $250,000 in 1993. This was partially offset by increases in operating expenses.

         Return on average assets was 1.72% for both years 1993 and 1992. Return on average equity was 13.59% for 1993 and 14.96% for 1992. Dividends per share was $.12 in 1993 and $.09 in 1992.

         Net interest income, a major component of the income for FIC was practically identical for both years at $11,976,496 for 1993 and $11,982,635 in 1992. As mentioned above, the provision for loan losses decreased to $250,000 in 1993, down from $700,000 in 1992.

         Noninterest income increased approximately $133,000 to $4,139,152 for 1993 versus 1992. Noninterest expense increased by 4.98% to $8,538,163 due primarily to increases in salaries and employee benefits.

         Financial Condition 1993 Compared to 1992.

         Total assets increased by $23,931,548, or 7.88%. Investment securities increased approximately $2.7 million over 1992. Loans increased $21,218,000 in 1993 and the allowance for loan losses increased $400,000 or 1.53% of outstanding loans. The loan portfolio continues to have a large portion in real estate loans with 63% at December 31, 1993.

         Total deposits at December 31, 1993 were $275,415,712, a 5% increase over total deposits at December 31, 1992 of $262,311,776. The growth was steady over the entire year, however, a significant portion of the growth occurred in certificates of deposits over $100,000. This category increased by approximately $10.2 million, or 21.6% over year end 1992.

         Total stockholders' equity increased $5,153,972 or 14.25% from December 31, 1992 to December 31, 1993. This increase consisted of net earnings retained of $5,261,154, less dividends paid of $107,182. The equity to assets ratio as of December 31, 1993 and December 31, 1992 was 12.96% and 12.02%, respectively.

OWNERSHIP OF FIC COMMON STOCK AND DIVIDENDS

         Ownership of Principal Shareholders. As of December 31, 1994, there were 1,786,368 shares of FIC Common Stock, its only class of voting securities, outstanding and approximately 103 shareholders of record of such shares. The following table provides information concerning the number of shares of FIC Common Stock beneficially owned, directly or indirectly, by more than 5% shareholders of FIC Common Stock as of December 31, 1994, and the number of shares of FTNC Common Stock to be owned by such persons on the Effective Date of the Merger. FIC is not aware of any shares of FTNC Common Stock beneficially owned by the persons in the tables except as disclosed therein. Except as set forth below, no person is known by FIC to be the beneficial owner of more than 5% of the outstanding shares of FIC Common Stock. The number and percentage of shares of FTNC Common Stock beneficially owned on the Effective Date of the Merger in the tables in this section are based upon a Conversion Number of 0.93577 FTNC Common Stock for each share of FIC Common Stock and assuming 32,768,938 shares of FTNC Common Stock will be outstanding immediately prior to the Merger. Unless otherwise noted, the named person has sole voting and investment power with respect to the shares indicated.

                                                               Number of FTNC   Percent of Total
                                                Percent of    Common Shares to     FTNC Common
                               Number of FIC    Total FIC      be Beneficially    Shares to be
                               Common Shares      Shares          Owned on       Outstanding on
   Beneficial Owner                Owned       Outstanding     Effective Date    Effective Date
   ----------------                -----       -----------     --------------    --------------
Harvey & Bernice Jones
Charitable Trust                  709,740         39.73%          664,153             1.90%
Gene George                       198,620         11.12%          185,862                *
Gary George                       116,600          6.53%          109,110                *
Bob Shaw                          105,138          5.89%           98,384                *

- ---------------------
  * Less than 1%.

         Ownership by Directors and Executive Officers of FIC. The following information pertains to shares of FIC Common Stock beneficially owned, directly or indirectly, by each director, by each executive officer, and by all directors and executive officers as a group, as of December 31, 1994, and to the number of shares of FTNC Common Stock to be owned by such persons on the Effective Date of the Merger. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.

                                                               Number of FTNC   Percent of Total
                                                Percent of    Common Shares to     FTNC Common
                                 Number of      Total FIC      be Beneficially    Shares to be
                                 FIC Common       Shares          Owned on       Outstanding on
   Beneficial Owner             Shares Owned   Outstanding     Effective Date    Effective Date
   ----------------             ------------   -----------     --------------    --------------
James. D. Cypert                    4,100             *             3,836                *
Gary Charles George               116,600          6.53%          109,110                *
Ellis Eugene George               198,620         11.12%          185,862                *
Dewey Johnson                       1,000             *               935                *
Louis Lichlyter                    39,000          2.18%           36,495                *
Vaughn Neil                         6,656             *             6,228                *
John R. Power                      10,850             *            10,153                *
Max Sample                         14,860             *            13,905                *
Bobby G. Shaw                     105,138          5.89%           98,384                *
Willis Shaw                        39,130          2.19%           36,616                *
Gene Thompson                      23,640          1.32%           22,121                *
Wm. C. (Bill) Walker                6,600             *             6,176                *
Jerry L. Reinert                    1,960             *             1,834                *
Michael Beard                       1,600             *             1,497                *
Jack Erisman                        1,126             *             1,053                *
Edwin Cantrell, III                     0             *                 0                *
All Directors and Executive
Officers as a Group (16
individuals including those
named above)                      570,880         31.95%          534,212             1.53%

- ----------------------
  * Less than 1%.

         Dividends. The shareholders of FIC Common Stock are entitled to such dividends as may be declared from time to time by the FIC Board. Cash dividends generally are declared semi-annually. For each of the semi-annual periods in 1994 and 1993, FIC declared dividends of $.06 per share. The Agreement restricts the ability of FIC to declare and pay dividends. See "The Merger -- Conduct of Business Pending Merger." FIC's ability to pay dividends also is dependent upon the earnings and financial conditions of First National Bank. Dividend payments by First National Bank are subject to certain regulatory restrictions. As of December 31, 1994, approximately $14 million was available for distribution by First National Bank to FIC, its sole shareholder, as dividends without prior regulatory approval.

                       DESCRIPTION OF FTNC CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

         The authorized capital stock of FTNC currently consists of 5,000,000 shares of Preferred Stock, without par value ("Preferred Stock"), which may be issued from time to time by resolution of the FTNC Board and 100,000,000 shares of FTNC Common Stock. As of January 31, 1995, there were 32,768,938 shares of FTNC Common Stock and no shares of Preferred Stock outstanding. As of that date, approximately 3.3 million shares of FTNC Common Stock were reserved for issuance under various employee stock plans and FTNC's dividend reinvestment plan, and 327,689 shares of Preferred Stock were reserved for issuance under the Rights Plan. Also, FTNC has on file with the SEC an effective shelf registration pursuant to which it may offer from time to time, at its discretion, senior or subordinated debt securities, preferred stock, including depository shares, and FTNC Common Stock at an aggregate initial offering price not to exceed $300 million.

PREFERRED STOCK

         The FTNC Board is authorized, without further action by the shareholders, to provide for the issuance of up to 5,000,000 shares of Preferred Stock, without par value, from time to time in one or more series and, with respect to each such series, has the authority to fix the powers (including voting power), designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. Currently, no shares of Preferred Stock are outstanding.

FTNC COMMON STOCK

         The FTNC Board is authorized to issue a maximum of 100,000,000 shares of Common Stock, $2.50 par value per share. The holders of the FTNC Common Stock are entitled to receive, ratably, such dividends as may be declared by the FTNC Board from funds legally available therefor. The holders of the outstanding shares of FTNC Common Stock are entitled to one vote for each such share on all matters presented to shareholders and are not entitled to cumulate votes for the election of directors. Upon any dissolution, liquidation or winding up of FTNC resulting in a distribution of assets to the shareholders, the holders of FTNC Common Stock are entitled to receive such assets ratably according to their respective holdings after payment of all liabilities and obligations and satisfaction of the liquidation preferences of any shares of Preferred Stock at the time outstanding. The shares of FTNC Common Stock have no preemptive, redemption, subscription or conversion rights. The shares of FTNC Common Stock will be, when issued in accordance with the Agreement, fully paid and nonassessable. Under FTNC's Charter, the FTNC Board is authorized to issue authorized shares of FTNC Common Stock without further action by FTNC's shareholders. However, the FTNC Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq Stock Market's National Market, which requires shareholder approval of the issuance of additional shares of FTNC Common Stock in certain situations. The Transfer Agent for the FTNC Common Stock is Norwest Bank Minnesota, National Association.

         The FTNC Board is divided into three classes, which results in approximately 1/3 of the directors being elected each year. In addition, the Charter and the Bylaws, among other things, generally give to the FTNC Board the authority to fix the number of directors on the FTNC Board and to remove directors from and fill vacancies on the FTNC Board, other than removal for cause and the filling of vacancies created thereby which are reserved to shareholders exercising at least a majority of the voting power of all outstanding voting stock of FTNC. To change these provisions of the Bylaws, other than by action of the FTNC Board, and to amend these provisions of the Charter or to adopt any provision of the Charter inconsistent with such Bylaw provisions, would require approval by the holders of at least 80% of the voting power of all outstanding voting stock. Such classification of the FTNC Board and such other provisions of the Charter and the Bylaws may have a significant effect on the ability of the shareholders of FTNC to change the composition of an incumbent FTNC Board or to benefit from certain transactions which are opposed by the FTNC Board.

SHAREHOLDER PROTECTION RIGHTS PLAN

         Each share of FTNC Common Stock has, and each share of the FTNC Common Stock issued in the Merger will have, attached to it one right (a "Right") issued pursuant to a Shareholder Protection Rights Agreement dated as of September 7, 1989 (the "Rights Plan"). Each Right entitles its holder to purchase 1/100th of a share of Participating Preferred Stock, without par value, for $76.67 (the "Exercise Price"), subject to adjustment, upon the business day following the earlier of (i) the 10th day after commencement of a tender or exchange offer which, if consummated, would result in a person's becoming the beneficial owner of 10% or more of the outstanding shares of FTNC Common Stock (an "Acquiring Person") and (ii) the first date (the "Flip-in Date") of public announcement that a person has become an Acquiring Person.

         The Rights will expire on the earliest of (i) the Exchange Time (defined below), (ii) September 18, 1999 and (iii) the date on which the Rights are redeemed as described below. The FTNC Board may, at its option, at any time prior to the Flip-in Date, redeem all the Rights at a price of $.01 per Right.

         If a Flip-in Date occurs, each Right (other than Rights beneficially owned by the Acquiring Person or its affiliates, associates or transferees, which Rights will become void), to the extent permitted by applicable law, will constitute the right to purchase shares of FTNC Common Stock or Participating Preferred Stock having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. In addition, the FTNC Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of FTNC Common Stock, elect to exchange the Rights (other than Rights beneficially owned by the Acquiring Person or its affiliates, associates or transferees) for shares of FTNC Common Stock or Participating Preferred Stock at an exchange ratio of one share of FTNC Common Stock or 1/100th of a share of Participating Preferred Stock per Right (the "Exchange Time").

         FTNC may not agree to be acquired by an Acquiring Person without providing that each Right, upon such acquisition, will constitute the right to purchase common stock of the Acquiring Person having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price.

         The Rights will not prevent a takeover of FTNC. The Rights, however, may have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that acquires 10% or more of the outstanding FTNC Common Stock unless the Rights are first redeemed by the FTNC Board.

SUBORDINATED CAPITAL NOTES DUE 1999

         On June 10, 1987, FTNC issued $75,000,000 principal amount of 10 3/8% Subordinated Capital Notes Due 1999 (the "Capital Notes"). The Capital Notes currently constitute Tier 2 capital under the Federal Reserve Board's risk-based capital guidelines. Pursuant to the Indenture, dated as of June 1, 1987 (the "Indenture"), between FTNC and BankAmerica National Trust Company, formerly Security Pacific National Trust Company (New York), Trustee, at maturity the Capital Notes are required to be exchanged for Common Stock, Preferred Stock or certain other eligible capital securities to be issued by FTNC ("Capital Securities") having a market value equal to the principal amount of the Capital Notes, except to the extent that FTNC, at its option, shall elect to pay in cash such principal amount from amounts representing proceeds of other issuances of Capital Securities designated for such use.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         FTNC is a Tennessee corporation subject to the provisions of the TBCA. FIC is an Arkansas corporation subject to the provisions of the ABCA. Shareholders of FIC, whose rights are governed by FIC's Articles of Incorporation and Bylaws and by the ABCA, will, upon consummation of the Merger, become shareholders of FTNC whose rights will then be governed by the Charter and Bylaws of FTNC and by the TBCA. The following is a summary of the material differences in the rights of shareholders of FTNC and FIC and is qualified in its entirety by reference to the governing law and the Articles of Incorporation or Charter and Bylaws of each of FTNC and FIC. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder. See "Certain Regulatory Considerations."

SPECIAL MEETINGS OF SHAREHOLDERS

         The FIC Bylaws authorize the FIC Board or any three or more shareholders owning in the aggregate not less than 25% of the outstanding shares of FIC to call a special meeting of shareholders.

         FTNC's Bylaws authorize the chairman of the FTNC Board or the Secretary at the request of a majority of the FTNC Board, or the holders of not less than one-tenth of the outstanding shares entitled to vote to call a special meeting of shareholders for any purpose. Such a call shall state the purpose or purposes of the proposed meeting.

REMOVAL OF DIRECTORS

         The ABCA provides that directors may be removed, with or without cause, by a vote of the holders of the majority of the shares entitled to vote for the election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

         FTNC's Charter provides that any director is subject to removal by shareholders only for cause by the affirmative vote of the majority of the shares entitled to vote.

CUMULATIVE VOTING

         Under the ABCA shareholders have a right to cumulate their votes for directors.

         Under the TBCA shareholders do not have a right to cumulate their votes for directors unless the charter so provides. Shareholders of FTNC do not have the right so to cumulate their votes.

SHAREHOLDER PROPOSALS AND NOMINATIONS

         Pursuant to FTNC's Bylaws, shareholder proposals and director nominations must be in writing and delivered or mailed to the Secretary of FTNC no less than 30 nor more than 60 days prior to the date of a meeting of shareholders; provided, however, that if fewer than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed or the date on which such public disclosure was made.

         Neither FIC's Articles of Incorporation nor its Bylaws contain provisions concerning shareholder proposals or director nominations.

ACTION BY WRITTEN CONSENT

         Both the ABCA and the TBCA provides that action may be taken without a shareholders' meeting and vote, if all shareholders entitled to vote on the action consent to taking such action without a meeting. Action by written consent of the FTNC shareholders is impracticable given the number of holders of FTNC common stock.

REQUIRED VOTE TO AUTHORIZE CERTAIN ACTIONS

         The ABCA provides that the approval of the FIC Board and the holders of two-thirds of the outstanding shares of FIC entitled to vote thereon would generally be required to approve a merger or to sell, lease or exchange or otherwise dispose of substantially all of FIC's assets.

         The TBCA provides that the approval of the FTNC Board and of a majority of the outstanding shares of FTNC entitled to vote thereon would generally be required to approve a merger or to sell, lease or exchange or otherwise dispose of substantially all of FTNC's assets. No shareholder vote is required, however, in certain situations, including certain mergers in which the number of voting shares outstanding immediately after the merger plus the number of shares issuable as a result of the merger will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the merger. In accordance with the TBCA, submission by the FTNC Board of any such action may be conditioned on any basis, including without limitation, conditions regarding a super-majority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights. With respect to a sale, lease or exchange or other disposition of all the assets of FTNC, no shareholder vote would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of FTNC.

AMENDMENT OF ARTICLES OF INCORPORATION OR CHARTER AND BYLAWS

         The ABCA provides that the Articles of Incorporation may be amended by the affirmative vote of the holders of two-thirds of the shares votes entitled to vote on the amendment. The Bylaws of FIC provides that a majority vote of the outstanding shares or a majority of the entire Board of Directors may amend, add to or repeal the Bylaws.

         FTNC's Charter provides that any amendment to the Charter which is inconsistent with any provision of the Bylaws may be adopted only by the affirmative vote of the holders of at least 80% of the voting power of all outstanding stock. FTNC's Bylaws may be amended or repealed by a vote of a majority of all the directors of FTNC, at any regular or special meeting of the FTNC Board. In addition, the shareholders of FTNC may make, alter, amend or repeal the Bylaws at any annual meeting or at a special meeting called for that purpose, if at least 80% of the voting power of all outstanding voting stock approves the amendment. The Charter also provides that at least 80% of the voting power of all outstanding voting stock must approve an amendment to the Charter and Bylaws to change the classification of the FTNC Board or the 80% voting requirement for an amendment of the Bylaws.

INDEMNIFICATION

         Pursuant to the ABCA, a corporation may provide for indemnification for its directors and officers. Accordingly, FIC's Articles of Incorporation provides that its directors, officers and employees may be indemnified for reasonable expenses incurred in connection with such positions with FIC, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of FIC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification is subject to a determination by the FIC Board that such indemnification is appropriate.

         The TBCA provides in certain situations for mandatory and permissive indemnification of directors and officers. The TBCA also provides that the statutory indemnification is not to be deemed exclusive of any other rights to which a director seeking indemnification may be entitled. The TBCA permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. FTNC has adopted the provisions of the statute in Article 13 of its Charter. No such indemnification may be made if a final adjudication adverse to the director or officer establishes his liability (1) for any breach of loyalty to the corporation or its shareholders; (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for unlawful distributions.

         FTNC has provided additional indemnification to its directors and certain officers designated by the FTNC Board in a shareholder-approved bylaw amendment and individual indemnity agreements which provide indemnification to the maximum extent not prohibited by law.

BUSINESS COMBINATIONS

         Tennessee's Business Combination Act ("BCA") provides that a party owning 10% or more of stock in a "resident domestic corporation" (such party is called an "interested shareholder") cannot engage in a business combination with the resident domestic corporation unless the combination (1) takes place at least 5 years after the interested shareholder first acquired 10% or more of the resident domestic corporation, and (ii) either (A) is approved by at least 2/3 of the non-interested voting shares of the resident domestic corporation or
(B) satisfies certain fairness conditions specified in the BCA.

         These provisions of the BCA apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the BCA. This charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote. It may not take effect for at least 2 years after the vote. FTNC has not adopted a charter or bylaw amendment removing FTNC from coverage under BCA.

         The BCA further provides an exemption from liability for officers and directors of resident domestic corporation who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the BCA's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

         The United States Court of Appeals for the Sixth Circuit has held that the BCA is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as FIC).

         The ABCA contains no similar provisions with respect to business combinations.

AUTHORIZED CORPORATION PROTECTION ACT

         The Tennessee Authorized Corporation Protection Act ("TACPA") is the vehicle through which the Business Combination Act and the TCSAA (as defined hereinafter) can govern foreign corporations. The TACPA provides that an authorized corporation can adopt a bylaw or a charter provision electing to be subject to the operative provisions of the Business Combination Act and the TCSAA, which then become applicable "to the same extent as such provisions apply to a resident domestic corporation." Authorized corporations are those that are required to obtain a certificate authority from the Tennessee Secretary of State and that satisfy any two of certain tests including having its principal place of business located in Tennessee; having a significant subsidiary located in Tennessee; having a majority of such corporation's fixed assets located in Tennessee; having more than 10% of the beneficial owners of the voting stock or more than 10% of such corporation's shares of voting stock beneficially owned by residents of Tennessee; employing more than 250 individuals in Tennessee or having an annual payroll paid to residents of Tennessee that is in excess of $5 million; producing goods and/or services in Tennessee that result in annual gross receipts in excess of $10 million; or having physical assets and/or deposits located within Tennessee that exceed $10 million in value.

         The United States Court of Appeals for the Sixth Circuit, however, has held the TACPA unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee (such as FIC).

         The ABCA contains no similar provisions with respect to authorized corporation protection.

CONFLICT OF INTEREST TRANSACTIONS

         The FIC Articles of Incorporation permit transactions involving FIC and an interested director of FIC if the transaction is approved either (i) by a vote of the majoirty of a quorum of the FIC Board or Executive Committee, if any, without counting in such majority or quorum, the interested director, or
(ii) by holders of record of a majority of all the outstanding shares of stock of FIC entitled to vote.

         The TBCA generally permits transactions involving FTNC and an interested director of FTNC if (i) the material facts are disclosed and a majority of disinterested directors or a committee of the FTNC Board consents,
(ii) the material facts are disclosed and a majority of disinterested shares entitled to vote thereon consents or (iii) the transaction is fair to FTNC. The TBCA prohibits loans to directors by FTNC unless approved by majority vote of disinterested shareholders or the FTNC Board determines that the loan benefits FTNC and either approves the specific loan or a general plan of loans by FTNC.

INSPECTION RIGHTS

         Both the ABCA and the TBCA contain provisions granting shareholders the right to inspect certain records of each corporation. Under the ABCA, a shareholder of record for at least six months, upon written demand stating the purpose thereof, shall have the right to examine at any reasonable time for any proper purpose, FIC's books and records of account, minutes, and records of shareholders and to make extracts therefrom. In addition, upon the written request of any shareholder of a corporation, the corporation shall mail to the shareholder its most recent financial statements showing in reasonable detail its assets and liabilities and the results of its operations.

         Under the TBCA, FTNC shareholders are also entitled to inspect and copy, during regular business hours at FTNC's principal office, the minutes of shareholder meetings, charter, bylaws, annual reports, and certain other records of the corporation, provided the shareholder gives the corporation written notice of his demand at least five business days before the date on which he wishes to inspect and copy the records. In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his purpose and the records he desires to inspect, and if the records are directly connected with his purpose, may also, upon five days' written notice, inspect and copy accounting records of FTNC, records of shareholders and excerpts from minutes of any meeting of the FTNC Board, records of any action of a committee of the FTNC Board while acting in place of the board, minutes of any meeting of shareholders, and records of action taken by the shareholders or board without a meeting.

VACANCIES ON BOARD OF DIRECTORS

         The FIC Bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies for any reasons may be filled for the remainder of the unexpired term of the vacancy or until the next annual meeting by a majority vote of the directors then in office (or, by the affirmative vote of a majority in interest of the shareholders).

         Under the FTNC Bylaws newly created directorships resulting from an increase in the number of directors and any vacancies on the FTNC Board must be filled only by the FTNC Board. The TBCA provides that the term of a director elected to fill a vacancy expires at the next shareholder's meeting at which directors are elected.

CONTROL SHARE ACQUISITIONS

         The Tennessee Control Share Acquisition Act ("TCSAA") strips a purchaser's shares of voting rights any time an acquisition of shares in a covered corporation brings the purchaser's voting power to 1/5, 1/3 or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote if the purchaser announces a good faith intention to make the control share acquisition. Under the TCSAA, the purchaser can demand such a meeting before acquiring a control share only if it holds at least 10% of the outstanding shares.

         The TCSAA applies to corporations which have 100 or more shareholders and its principal place of business or principal office in Tennessee and either
(i) more than 10% of its shareholders reside in Tennessee, (ii) more than 10% of its shares are owned by shareholders who reside in Tennessee, or (iii) 10,000 or more shareholders reside in Tennessee, and the corporation elect to be governed by the TCSAA. In addition, pursuant to the Tennessee Authorize Corporation Act certain other corporations which do not meet the criteria of TCSAA may elect to be covered by the TCSAA. FTNC has not elected to be governed by the TCSAA.

         The ABCA contains no similar provisions with respect to control share acquisitions.

TENDER OFFERS

         Tennessee's Investor Protection Act ("TIPA") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making a tender offer for an offeree company to file with the commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information related to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the offeree company's board of directors recommends to its shareholders.

         The ABCA contains a similar provision with respect to tender offers; however, such provisions are not being enforced in Arkansas.

GREENMAIL ACT

         The Tennessee Greenmail Act ("TGA") applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act, such as FTNC. The TGA provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the TGA, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than 2 years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or the corporation makes an offer of at least equal value per share to all holders of shares of such class.

         The ABCA contains no similar provisions with respect to such purchases of shares by a corporation.

DISSENTERS' RIGHTS

         The ABCA and TBCA generally provide dissenters' rights for mergers and share exchanges that would require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Under TBCA, however, dissenters' rights are not available as to any shares which are listed on an exchange registered under Section 6 of the Exchange Act or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act (such as FTNC Common Stock).

RIGHTS OF HOLDERS OF CAPITAL NOTES

         On June 10, 1987, FTNC issued Capital Notes due in 1999. At maturity, the Capital Notes may be exchanged for Capital Securities having a market value equal to the principal amount of the notes. See "Description of FTNC Capital Stock -- Subordinated Capital Notes due 1999."

SHAREHOLDER RIGHTS PLAN

         For a discussion of the FTNC Shareholder Rights Plan, see "Description of FTNC Capital Stock -- Shareholder Rights Plan." The FIC Board has not adopted a shareholder rights plan.

                                 LEGAL MATTERS

         A legal opinion to the effect that the shares of FTNC Common Stock and associated Rights offered hereby, when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Clyde A. Billings, Jr., Vice President and Counsel, First Tennessee National Corporation. Mr. Billings beneficially owns approximately 10,400 shares of FTNC Common Stock.

         Baker, Donelson, Bearman & Caldwell, a Professional Corporation, has rendered an opinion, summarized above in the section entitled "-- Certain Federal Income Tax Consequences." Attorneys in the firm beneficially own approximately 28,000 shares of FTNC Common Stock.

                                    EXPERTS

         The consolidated financial statements of FTNC and its subsidiaries incorporated in this Proxy Statement-Prospectus by reference from FTNC's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report dated January 17, 1995, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of FIC as of December 31, 1994, and for the year ended December 31, 1994, included in this Proxy Statement-Prospectus have been audited by Frost & Company, as set forth in their report dated January 13, 1995, included herein. These financial statements are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Representatives of Frost & Company are expected to be present at the Special Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

         The consolidated financial statements of Maryland National Mortgage Corporation and subsidiaries, appearing in First Tennessee National Corporation's Current Report on Form 8-K, dated October 1, 1993, for the year ended December 31, 1992, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO PRO FORMA FINANCIAL INFORMATION                                    Page
                                                                                                    ------
FTNC Pro Forma Combined Condensed Statement of Condition as of
December 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   PF - 2

FTNC Pro Forma Combined Condensed Statements of Income for the Year Ended
December 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   PF - 3

                            INDEX TO FIC FINANCIAL INFORMATION

Independent Auditor's Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-1
Consolidated Balance Sheets as of December 31, 1994 and 1993  . . . . . . . . . . . . . . . . . .      F-2
Consolidated Statements of Income for the Years Ended December 31, 1994, 1993 and 1992  . . . . .      F-4
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1994,
     1993 and 1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1994,
     1993 and 1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-6
Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      F-7

                        PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined condensed statements of condition as of December 31, 1994 combine the historical consolidated statements of condition of FTNC and FIC as if the Merger had been in effect on December 31, 1994 after giving effect to a repurchase of the amount of FTNC Common Stock necessary to complete the acquisition of FIC, which was approved by the FTNC Board, and purchase accounting adjustments identified on the statements. The unaudited pro forma combined statements of income present the combined results of operations of FTNC and FIC for the year ended December 31, 1994, as if the Merger had been effective on January 1, 1994, after giving effect to the repurchase of FTNC Common Stock and purchase accounting adjustments.

The unaudited pro forma combined financial statements and accompanying notes reflect the application of the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects, at the Effective Date. FTNC's statements are adjusted for the completed acquisitions of Carl. I. Brown and Company and Community Bancshares, which were accounted for as poolings-of-interests, and accordingly, reflect the financial position and results of operations of all companies on a combined basis.

Pro forma results presented for the year are not necessarily indicative of the future financial position or future results of operations of the combined company or of the financial position or results of operations of the combined company that would have actually occurred had the Merger been in effect as of the dates or for the periods presented.

On October 19, 1994, FTNC announced the execution of a definitive agreement to acquire Peoples Commercial Services Corporation (PCS). PCS will be merged with and into FTNC, and based on a price of $41.125 per share for FTNC Common Stock, each shareholder will receive 3.23308 shares of FTNC Common Stock for each share of PCS stock, for a total of approximately 430,000 shares of FTNC Common Stock. The transaction is subject to regulatory and PCS shareholder approvals and is expected to close in the second quarter of 1995. The transaction is included in the following pro forma statements.

                      FIRST TENNESSEE NATIONAL CORPORATION
                               PRO FORMA COMBINED
                             STATEMENT OF CONDITION
                            AS OF DECEMBER 31, 1994

                                                                          Financial
                                                            FTNC          Investment        Adjust-
(Thousands)                                            Pro Forma (1)      Corporation       ment (2)          Pro Forma
ASSETS
Cash and cash equivalents                                $ 1,006,444       $ 21,090         $(20,000)        $ 1,007,534
Investments in bank time deposits                              2,534            500                                3,034
Trading account securities inventory                         170,031                                             170,031
Assets available for sale                                  1,702,764        134,041                            1,836,805
Investment securities held to maturity                     1,017,299         38,541           (1,433)          1,054,407
Net loans                                                  6,432,054        138,095                            6,570,149
Premises and equipment, net                                  160,345          6,240                              166,585
Real estate acquired by foreclosure                           19,214                                              19,214
Mortgage servicing rights                                     72,722                                              72,722
Other identifiable intangible assets                          27,711                          10,336              38,047
Goodwill                                                      72,145                          23,777              95,922
Other assets                                                 366,223          6,686           (5,611)            367,298
- ------------------------------------------------------------------------------------------------------------------------
    Total assets                                         $11,049,486       $345,193         $  7,069         $11,401,748
=========================================================================================================================

LIABILITIES
Deposits                                                 $ 7,963,174       $295,318         $                $ 8,258,492
Federal funds purchased and securities
  sold under agreements to repurchase                      1,472,237          3,554                            1,475,791
Other borrowings                                             372,522          1,662                              374,184
Long term debt                                                93,771                          50,000             143,771
Other liabilities                                            355,193          1,728                              356,921
- ------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                     10,256,897        302,262           50,000          10,609,159

SHAREHOLDERS' EQUITY
Common stock                                                  86,519            477             (477)             86,519
Treasury stock                                                               (1,101)           1,101
Surplus                                                      107,906         12,758          (12,758)            107,906
Retained earnings                                            625,232         33,664          (33,664)            625,232
Net unrealized loss on marketable
   equity securities                                         (24,272)        (2,867)           2,867             (24,272)
Deferred compensation on restricted stock
   incentive plan                                             (2,796)                                             (2,796)
- ------------------------------------------------------------------------------------------------------------------------
    Total  shareholders' equity                              792,589         42,931          (42,931)            792,589
- ------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity           $11,049,486       $345,193         $  7,069         $11,401,748
========================================================================================================================

(1)      FTNC amounts as of December 31,1994 include the acquisitions of Carl
         I. Brown and Co. which closed January 4, 1995, Community Bancshares, Inc. which closed February 24, 1995, and the pending acquisition of Peoples Commercial Services scheduled to close in the second quarter of 1995.

(2) Represents the transaction to purchase approximately 1,731,000 shares of FTNC common stock at a cost of approximately $70 million (approximately $20 million will be paid in cash and approximately $50 million will be new debt), and the issuance of 1,731,000 shares of FTNC common stock to acquire Financial Investment Corporation based on a price of $40.45 per share, and the mark to market for purchase accounting based on the December 31, 1994, statement of condition of Financial Investment Corporation.

                      FIRST TENNESSEE NATIONAL CORPORATION
                          PRO FORMA COMBINED CONDENSED
                              STATEMENTS OF INCOME
                          FOR THE TWELVE MONTHS ENDED
                               DECEMBER 31, 1994

                                                                              Financial
                                                                 FTNC         Investment     Adjust-
(Thousands)                                                  Pro Forma (1)    Corporation    ment (3)        Proforma
======================================================================================================================
Interest income:
  Interest and fees on loans                                  $   550,156     $   11,370     $             $   561,526
  Interest on investment securities                               136,362          8,954                       145,316
  Interest on trading securities inventory                         12,810                                       12,810
  Interest on other earning assets                                  7,781            456        (651)            7,586
- ----------------------------------------------------------------------------------------------------------------------
       Total interest income                                      707,109         20,780        (651)          727,238
- ----------------------------------------------------------------------------------------------------------------------

Interest expense:
  Interest on deposits                                            222,310          8,857                       231,167
  Interest on other borrowings                                     78,047            212                        78,259
  Interest on long-term debt                                        9,067                      4,000            13,067
- ----------------------------------------------------------------------------------------------------------------------
       Total interest expense                                     309,424          9,069       4,000           322,493
- ----------------------------------------------------------------------------------------------------------------------

Net interest income                                               397,685         11,711      (4,651)          404,745
Provision for loan losses                                          17,307           (500)                       16,807
- ----------------------------------------------------------------------------------------------------------------------
       Net interest income after provision
         for loan losses                                          380,378         12,211      (4,651)          387,938
- ----------------------------------------------------------------------------------------------------------------------

Noninterest income:
  Bond division                                                    77,478                                       77,478
  Service charges on deposit accounts                              64,717          1,516                        66,233
  Mortgage banking                                                187,292                                      187,292
  Bank card                                                        31,401                                       31,401
  Trust service                                                    28,933            563                        29,496
  Securities gains (losses)                                        18,972             29                        19,001
  Other                                                            50,155            982                        51,137
- ----------------------------------------------------------------------------------------------------------------------
     Total noninterest income                                     458,948          3,090           0           462,038
- ----------------------------------------------------------------------------------------------------------------------

Noninterest expense:
  Employee compensation, incentives, and benefits                 351,207          4,738                       355,945
  Operations services                                              33,618                                       33,618
  Occupancy                                                        35,232            352                        35,584
  Communications and courier                                       30,362                                       30,362
  Equipment rentals, depreciation, and
     maintenance                                                   28,643            712                        29,355
  Deposit insurance premium                                        17,109                                       17,109
  Amortization of intangible assets                                21,792                      1,984            23,776
  Other                                                           113,500          3,343                       116,843
- ----------------------------------------------------------------------------------------------------------------------
     Total noninterest expense                                    631,463          9,145       1,984           642,592
- ----------------------------------------------------------------------------------------------------------------------

Income before income taxes                                        207,863          6,156      (6,635)          207,384
Applicable income taxes                                            60,618          1,461      (1,924)           60,155
- ----------------------------------------------------------------------------------------------------------------------
Net income                                                    $   147,245     $    4,695     $(4,711)      $   147,229
======================================================================================================================
Net income per common share                                   $      4.27     $     2.63     $             $      4.27
- ----------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding (2)                        34,480,527      1,786,368                    34,480,527
- ----------------------------------------------------------------------------------------------------------------------

(1)      FTNC amounts as of December 31, 1994 include the acquisitions of Carl
         I. Brown and Co. which closed January 4, 1995, Community Bancshares, Inc. which closed February 24, 1995, and the pending acquisition of Peoples Commercial Services scheduled to close in the second quarter of 1995.

(2) Pro forma weighted average shares outstanding have been calculated using FTNC's weighted average shares adjusted for the shares issued in the acquisitions of Carl I. Brown and Community Bancshares, Inc. and for the shares repurchased in comtemplation of the Peoples Commercial Services acquisition. There is no adjustment for the Financial Investment Corporation since FTNC intends to repurchase those shares.

(3) Interest on other earning assets is being reduced due to the loss of earnings from funds used to repurchase FTNC shares. Amortization of intangibles is increased to reflect the amortization of the premium paid on purchased deposits and goodwill. Interest expense is increased to reflect the interest which will be paid on long-term debt issued to fund the acquisition.

                          Independent Auditor's Report


   Board of Directors
   Financial Investment Corporation
   Springdale, Arkansas


         We have audited the accompanying consolidated balance sheets of Financial Investment Corporation as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for the three years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Financial Investment Corporation, as of December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for the three years then ended, in conformity with generally accepted accounting principles.

         As described in Note 1(c) to the financial statements, Financial Investment Corporation changed its method of accounting for investment securities effective January 1, 1994.





                                             FROST & COMPANY
                                             Certified Public Accountants

   Little Rock, Arkansas
   January 13, 1995

                        FINANCIAL INVESTMENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1993

                          Assets                           1994           1993
                          ------                           ----           ----
    Cash and due from banks                          $  17,204,946   $  12,538,311
                                                     -------------   -------------

    Interest-bearing deposits in banks                     500,000         500,000
                                                     -------------   -------------

    Investment securities
          United States treasury securities             88,627,187      76,789,134
          Securities of United States government        18,834,934      10,552,873
           agencies
          Obligations of states and political           38,541,344      32,203,366
           subdivisions
          Other securities                              26,578,837      16,656,160
                                                     -------------   -------------
    Total investment securities                        172,582,302     136,201,533
                                                     -------------   -------------

    Federal funds sold                                   3,885,000      17,925,000
                                                     -------------   -------------

    Loans
          Commercial loans                             132,694,125     145,359,111
          Installment loans                              7,351,044       7,786,690
                                                     -------------   -------------
                                                       140,045,169     153,145,801
          Reserve for loan losses                        1,688,767)     (2,342,788)
          Unearned discounts                              (261,347)       (287,627)
                                                     -------------   -------------
    Net loans                                          138,095,055     150,515,386
                                                     -------------   -------------

    Bank premises and equipment, net of accumulated
     depreciation                                        6,239,436       5,707,278
                                                     -------------   -------------
    Accrued interest on loans and securities             3,585,273       2,597,036
                                                     -------------   -------------
    Refundable income taxes                                 98,685           -
                                                     -------------   -------------
    Deferred income tax benefit                          1,435,181           -
                                                     -------------   -------------
    Other assets                                         1,566,846       1,407,358
                                                     -------------   -------------



    Total assets                                     $ 345,192,724   $ 327,391,902
                                                     =============   =============

           Liabilities and stockholders' equity              1994           1993
           ------------------------------------              ----           ----
    Deposits
          Demand deposits                              $  45,324,940   $  43,614,260
          NOW accounts                                    65,038,616      67,598,187
          Savings                                         32,813,042      29,574,533
          Time deposits                                  152,141,785     134,628,732
                                                       -------------   -------------
    Total deposits                                       295,318,383     275,415,712
                                                       -------------   -------------

    Other borrowed money
          Treasury, tax and loan                           1,661,551       3,900,000
          Repurchase agreements                            3,553,922       5,073,896
          Other indebtedness                                  47,876         348,925
                                                       -------------   -------------
    Total other borrowed money                             5,263,349       9,322,821
                                                       -------------   -------------

    Accrued interest payable                               1,057,721         634,759
                                                       -------------   -------------

    Income taxes payable                                      -               18,681
                                                       -------------   -------------

    Deferred income taxes                                     -              140,000
                                                       -------------   -------------

    Other liabilities                                        621,793         543,092
                                                       -------------   -------------

    Commitments and contingencies (notes 8 and 10)

    Stockholders' equity
          Common stock, par value, $.25 per share:
            2,000,000 shares authorized, 1,909,000
            shares issued and outstanding                    477,250         477,250
          Capital surplus                                 12,757,715      12,757,715
          Retained earnings                               33,664,076      29,182,956
          Unrealized appreciation (depreciation) on
            investment securities                         (2,866,479)         -
                                                       -------------   -------------
                                                          44,032,562      42,417,921
          Treasury stock, 122,632 shares, at cost         (1,101,084)     (1,101,084)
                                                       -------------   -------------
    Total stockholders' equity                            42,931,478      41,316,837
                                                       -------------   -------------

    Total liabilities and stockholders' equity         $ 345,192,724   $ 327,391,902
                                                       =============   =============





   The accompanying notes are an integral part of these financial statements.

                        FINANCIAL INVESTMENT CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


                                                    1994          1993            1992
                                                    ----          ----            ----
    Interest income
          Interest and fees on loans            $11,369,921   $11,070,700   $11,213,068
          Interest on Federal funds                 455,973       293,495       353,258
          Interest on trading securities              3,570        -             23,489
          Interest and dividends on
           investment securities:
              United States treasury              4,501,354     3,256,644     3,899,188
               securities
              Securities of United States         1,065,287     1,579,410     2,445,926
               government agencies
              Obligations of states and           1,881,884     1,668,672     1,436,482
               political subdivisions
              Other securities                    1,502,079     1,360,575     1,525,050
                                                -----------   -----------   -----------

    Total interest income                        20,780,068    19,229,496    20,896,461
                                                -----------   -----------   -----------

    Interest expense
          NOW accounts                            1,803,141     1,648,624       859,046
          Savings deposits                          903,154       798,752     1,894,954
          Time deposits - under $100,000          3,377,043     2,881,386     3,844,088
                         - over $100,000          2,773,696     1,790,220     2,189,354
          Other interest                            212,282       134,018       126,384


    Total interest expense                        9,069,316     7,253,000     8,913,826


    Net interest income                          11,710,752    11,976,496    11,982,635
          Provision for loan losses                 500,000      (250,000)     (700,000)

    Net interest income after provision for      12,210,752    11,726,496    11,282,635
     loan losses

    Other operating income
          Trust division income                     562,661       554,303       546,772
          Service charges on deposit accounts     1,516,300     1,477,507     1,463,839
          Other service charges and fees            950,424       854,123       625,465
          Lease income                                7,879        16,182       207,272
          Securities gains                           29,136     1,224,853     1,083,483
          Other income                               24,206        12,184        79,416

    Total operating income                        3,090,606     4,139,152     4,006,247

    Other operating expenses
          Salaries and wages                   $  3,841,259  $  3,488,884     3,261,603
          Pension and other employee benefits       896,848       804,165       601,234
          Occupancy expense                         351,986       408,965       339,041
          Depreciation of bank premises and         712,371       665,166       797,655
    equipment
          Other                                   3,342,283     3,170,983     3,133,621
                                              ------------- -------------  ------------

    Total other operating expenses                9,144,747     8,538,163     8,133,154
                                              ------------- -------------  ------------

    Income before income taxes                    6,156,611     7,327,485     7,155,728

    Income taxes                                  1,461,127     2,066,331     2,072,156
                                              ------------- -------------  ------------

    Net income                                 $  4,695,484  $  5,261,154    $5,083,572
                                                ===========   ===========    ==========

                        FINANCIAL INVESTMENT CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


                                                                        Unrealized
                                                                        Appreciation
                                                                     (Depreciation) on
                                 Common       Capital      Retained     Investment           Treasury
                                 Stock        Surplus      Earnings     Securities            Stock                Total
                                 -----        -------      --------     ----------           -------               -----
    Balance - January 1,         $477,250     12,757,715   19,025,799          -             (1,101,084)           31,159,680

      Dividends Paid                -             -           (80,387)         -                  -                   (80,387)

      Net income                    -             -         5,083,572          -                  -                 5,083,572
                                 --------    -----------  -----------     -----------       -----------           -----------
    Balance - December           $477,250    $12,757,715  $24,028,984          -            $(1,101,084)          $36,162,865

      Dividends paid                -             -          (107,182)         -                  -                  (107,182)

      Net income                    -             -         5,261,154          -                  -                 5,261,154
                                 --------    -----------  -----------     -----------       -----------           -----------
   Balance - December             477,250     12,757,715   29,182,956          -             (1,101,084)           41,316,837
      Effect of change in
       accounting method
       for investment securities    -             -             -         $ 1,108,839             -                 1,108,839

      Dividends paid                -             -          (214,364)         -                  -                  (214,364)

      Net income                    -             -         4,695,484          -                  -                 4,695,484

      Unrealized depreciation
       in investment securities     -             -             -          (3,975,318)            -                (3,975,318)
                                 --------    -----------  -----------     -----------       -----------           -----------
    Balance - December  1994     $477,250    $12,757,715  $33,664,076     $(2,866,479)      $(1,101,084)          $42,931,478
                                 ========    ===========  ===========     ===========       ===========           ===========





The accompanying notes are an integral part of these financial statements.

                        FINANCIAL INVESTMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                           1994               1993                   1992
                                                                           ----               ----                   ----
    Cash flows from operating activities:
          Net income                                                  $   4,695,484      $   5,261,154         $  5,083,572
          Adjustments to reconcile net income to net cash
            provided (used) by operating activities:
              Provision for loan losses and losses on
                other real estate                                          (500,000)           289,450              829,799
              Depreciation                                                  712,371            665,166              798,768
              Net accretion of discounts on investment securities          (194,958)          (380,514)            (663,586)
              Deferred income taxes (benefit)                               108,307            (60,000)            (115,000)
              Net gain on sale of equipment and other real estate          (150,195)           (70,022)             (57,816)
              Accretion of excess book value over cost of
                bank shares purchased                                       (12,182)           (12,184)             (12,184)
              Proceeds on sales of trading securities                            --                 --            2,022,500
              Purchases of trading securities                                    --                 --           (2,013,437)
              Gain on sale of securities                                    (29,136)        (1,224,853)          (1,083,483)
              Change in accrued interest on loans and                      (988,237)           188,648              560,930
                investment securities
              Change in other assets                                       (249,489)          (130,808)            (188,971)
              Change in accrued interest payable                            422,962            (13,772)            (234,476)
              Change in income taxes payable or refundable                 (117,366)          (226,577)              42,967
              Change in other liabilities                                    90,883            (96,855)              10,851
                                                                      -------------      -------------        -------------
    Net cash provided (used) by operating activities                      3,788,444          4,188,833            4,980,434
                                                                      -------------      -------------        -------------

    Cash flows from investing activities:
          Increase in interest-bearing deposits                                  --                 --             (500,000)
          Proceeds from sale and maturities of                           49,577,609         91,917,015           69,448,748
          investment securities
          Purchases of investment securities                            (90,284,251)       (93,004,061)         (71,890,051)
          Change in Federal funds sold                                   14,040,000        (11,325,000)          (5,750,000)
          Change in net loans                                            12,671,280        (21,195,274)          (3,955,647)
          Proceeds from sale of bank premises and equipment                      40              9,864              829,239
          Purchases of bank premises and equipment                       (1,245,322)          (847,328)            (832,371)
          Proceeds from sale of other real estate                           490,000            129,905              316,500
                                                                      -------------      -------------        -------------
    Net cash provided (used) by investing activities                    (14,750,644)       (34,314,879)         (12,333,582)
                                                                      -------------      -------------        -------------
    Cash flows from financing activities:
          Change in deposits                                             19,902,671         13,103,936           13,603,401
          Net borrowings (payments) of other borrowed money              (4,059,472)         5,983,528             (736,594)
          Dividends paid                                                   (214,364)          (107,182)             (80,387)
                                                                      -------------      -------------        -------------
    Net cash provided (used) by financing activities                     15,628,835         18,980,282           12,786,420
                                                                      -------------      -------------        -------------

    Net increase (decrease) in cash and cash equivalents                  4,666,635        (11,145,764)           5,433,272

    Cash and cash equivalents - beginning of year                        12,538,311         23,684,075           18,250,803
                                                                      -------------      -------------        -------------

    Cash and cash equivalents - end of year                           $  17,204,946     $   12,538,311      $    23,684,075
                                                                      =============      =============        =============

    Supplementary disclosures of cash flowsinformation:
           Cash paid during the year for:
               Interest                                               $   8,646,355     $    7,266,772      $     9,148,302
               Income taxes                                               1,468,330          2,352,453            2,144,189


                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994



   1.    Summary of Significant Accounting Policies

               The accounting and reporting policies of Financial Investment Corporation ("the Corporation") conform with generally accepted accounting principles and practices within the banking industry. The policies that materially affect financial position and the results of operations are summarized as follows:

         a. Basis of presentation - The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, First National Bank of Springdale ("the Bank"). All material intercompany accounts and transactions have been eliminated in consolidation.

         b. Cash and cash equivalents - For purposes of reporting cash flows, cash and cash equivalents includes cash on hand and amounts due from banks.

         c. Investment securities - Effective January 1, 1994, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115, requires that debt and equity securities be classified into three categories: securities held as trading securities, securities which are available-for-sale and securities being held-to-maturity. Securities classified as trading securities are reported at fair value, with unrealized gains and losses included in earnings. Securities classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Securities classified as held-to-maturity are reported at amortized cost. On January 1, 1994, the fair value of the Bank's available-for-sale securities exceeded their amortized cost by $1,680,060. This unrealized gain, net of an estimated income tax effect, is reflected as an adjustment of stockholders' equity in the accompanying financial statements.

         d. Loans and reserve for loan losses - Loans are stated at the amount of unpaid principal, reduced by unearned discounts and the reserve for loan losses. Unearned discounts on installment loans are recognized as income over the terms of the loans by the Rule of 78's interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

                     The reserve for loan losses is established through a
               provision for loan losses charged to expenses. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. For income tax purposes, the Bank provides the maximum addition to the reserve for loan losses allowable under the applicable tax laws.

         e. Bank premises and equipment - Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the related assets, primarily by

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994




   1.    Summary of Significant Accounting Policies (cont.)

               the straight-line method for book purposes and accelerated methods for tax purposes.

         f. Property acquired through foreclosure - Real estate and other property acquired through foreclosure is reported at the lower of cost or estimated realizable value. During the years ended December 31, 1994, 1993 and 1992, the Bank acquired $249,051 and $129,450 and $359,800, respectively, of other real estate as a result of foreclosing on past due loans. Foreclosed properties in the amounts of $ -0- in 1994 and $90,000 in 1993 are included in other assets.

         g. Income taxes - The Corporation utilizes the liability method in accounting for income taxes. Deferred income taxes are reported for temporary differences between items of income or expense reported in the financial statements and those reported for income tax return purposes. These differences relate primarily to depreciation of bank premises and equipment, provisions to the reserve for loan losses and contributions to the defined benefit plan.

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994



   2.    Investment Securities

               At December 31, 1994, 1993 and 1992, the amortized cost and estimated market values of investment securities were as follows:

                                                                  1994
                                         ------------------------------------------------------
                                             Amortized   Unrealized   Unrealized     Market
    Available-For-Sale                         Cost         Gains       Losses        Value
                                               ----         -----       ------        -----
    Securities

    United States treasury
      securities                         $  91,550,065  $  45,246   $ (2,968,124)  $  88,627,187
    Securities of United States
      government agencies                   19,219,407     18,916       (403,389)     18,834,934
    Other securities                        27,821,453     31,782     (1,274,398)     26,578,837
                                         -------------  ---------   ------------   -------------
      Total available-for-sale
        securities                         138,590,925     95,944     (4,645,911)    134,040,958
                                         -------------  ---------   ------------   -------------

    Held-to-Maturity Securities


    Obligations of states and
      political subdivisions                38,541,344    285,080     (1,793,573)     37,032,851

      Total held-to-maturity
        securities                          38,541,344    285,080     (1,793,573)     37,032,851
                                         -------------  ---------   ------------   -------------

    Total investment securities          $ 177,132,269  $ 381,024   $ (6,439,484)  $ 171,073,809
                                         =============  =========   ============   =============



                                                                     1993
                                           --------------------------------------------------------
                                            Amortized      Unrealized     Unrealized      Market
                                               Cost           Gains         Losses        Value
                                               ----           -----         ------        -----
    United States treasury
      securities                           $ 76,789,134   $   929,111   $   (46,015)  $ 77,672,230
    Securities of United States
      government agencies                    10,552,873       450,603       (12,432)    10,991,044
    Obligations of states and
      political subdivisions                 32,203,366     1,214,034       (68,446)    33,348,954
    Other securities                         16,656,160       353,773        (6,250)    17,003,683
                                           ------------   -----------   -----------   ------------

                                           $136,201,533   $ 2,947,521   $  (133,143)  $139,015,911
                                           ============   ===========   ===========   ============

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994



   2.    Investment Securities (cont.)



                                                                  1992
                                       ---------------------------------------------------------
                                           Amortized    Unrealized   Unrealized      Market
                                             Cost         Gains        Loses         Value
                                             ----         -----        -----         -----
    United States treasury
      securities                        $ 60,944,366   $1,259,926    $   (1,792)   $ 62,202,500
    Securities of United State
      government agencies                 31,229,829      965,164      (125,928)     32,069,065
    Obligations of states and
      political subdivisions              25,174,956      690,186       (40,125)     25,825,017
    Other investments                     16,159,969      483,354       (25,949)     16,617,374
                                        ------------   ----------    ----------    ------------
                                        $133,509,120   $3,398,630    $ (193,794)   $136,713,956
                                        ============   ==========    ==========    ============

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994



   2.    Investment Securities (cont.)

               The amortized cost and estimated market value by contractual maturity of investment securities classified as available-for-sale and held-to-maturity at December 31, 1994 are shown below. Expected maturities may differ from contractual maturities with or without call or prepayment penalties.

                                  Available-for-Sale           Held-to-Maturity
                               -------------------------   -------------------------
                                Amortized       Market      Amortized      Market
                                  Cost          Value         Cost          Value
                                  ----          -----         ----          -----
    Due in one year or less  $  33,029,324 $  32,689,998 $  2,035,933   $  2,037,834
    Due after one year
    through                     88,733,389    85,157,031    4,527,627      4,506,104
      five years
    Due after five years
    through                     16,158,212    15,598,929    9,498,552      9,223,187
      ten years
    Due after ten years            670,000       595,000   22,479,232     21,265,456
                             ------------- ------------- ------------   ------------
    Totals                   $ 138,590,925 $ 134,040,958 $ 38,541,344   $ 37,032,581
                             ============= ============= ============   ============


        Expected maturities for mortgage back securities were determined by using the estimated average life of the securities based upon scheduled maturity dates.

        At December 31, 1994, the net unrealized depreciation on available-for-sale securities was $2,866,479. The change in net unrealized depreciation for the year ended December 31, 1994 of $3,975,318 has been reflected as a separate line item on the statement of stockholders' equity.

        Proceeds from sale of available-for-sale securities during 1994 were $49,577,609. Gross gains of $129,965 and gross losses of $100,829 were realized on these sales in 1994. The adjusted cost of the specific security sold is used to compute the realized gain or loss. Proceeds from sales of investments in debt securities during 1993 was $191,917,015. Gross gains of $1,231,884 and gross losses of $7,031 were realized on those sales in 1993.


        As required by law, investment securities carried at approximately $36,305,000 in 1994 and $54,151,000 in 1993 were pledged to secure public deposits and for other purposes.

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994



   3.    Loans

                The following is a summary of the loan portfolio by principal regulatory categories at December 31, 1994 and 1993:

                                                            1994            1993
                                                            ----            ----
    Commercial, financial and agricultural             $  21,267,589  $   35,720,650
    Real estate - construction                            17,832,023      16,818,068
    Real estate - mortgage                                81,069,005      79,739,609
    Consumer                                              19,590,133      20,670,931
    Other                                                    286,419         196,543
                                                       -------------  --------------
                                                         140,045,169     153,145,801
           Unearned income                                  (261,347)       (287,627)
                                                       -------------  --------------
                                                         139,783,822     152,858,174
           Reserve for possible loan losses               (1,688,767)     (2,342,788)
                                                       -------------  --------------

                                                       $ 138,095,055  $  150,515,386
                                                       =============  ==============

                The outstanding balance of borrowings by officers, directors (including a principal shareholder), and their affiliates as of December 31, 1994 and 1993 was $2,597,002 and $2,253,994,
         respectively. All loans to officers and directors of the Bank and affiliates of such persons are, in the opinion of management, made in the ordinary course of business at substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans of like qualities and risks of collectibility.

                Loan maturities as of December 31, 1994 and 1993 are as follows:

                                                           1994            1993
                                                           ----            ----
    Within one year                                   $  77,051,119    $  84,088,921
    One to five years                                    56,315,872       67,432,480
    After five years                                      6,678,178        1,624,400
                                                      -------------    -------------
                                                      $ 140,045,169    $ 153,145,801
                                                      =============    =============


                Loans on which the accrual of interest has been reduced or discontinued amounted to $938,864 and $1,996,844 at December 31, 1994 and 1993, respectively.

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994



   4.    Reserve for Loan Losses

               A summary of transactions within the reserve for loan losses for the years ending December 31, 1994, 1993 and 1992 are as follows:

                                                               1994         1993        1992
                                                               ----         ----        ----
             Balance - beginning of year                    $2,342,788   $1,934,958   $ 1,989,538

               Provision charged to operating expense         (500,000)     250,000       700,000
               Recoveries on loans previously charged-off      342,901      570,637       282,574
                                                            ----------   ----------   -----------
                                                             2,185,689    2,755,595     2,972,112
                   Loans charged-off                           496,922      412,807    (1,037,154)
                                                            ----------   ----------   -----------
             Balance - end of year                          $1,688,767   $2,342,788   $ 1,934,958
                                                            ==========   ==========   ===========

   5.    Bank Premises and Equipment

               Bank premises and equipment at December 31, 1994 and 1993 are as follows:

                                                            1994           1993
                                                            ----           ----
    Land                                               $  1,006,250     $  1,005,250
    Buildings                                             5,997,472        5,174,664
    Equipment                                             4,909,808        4,623,549
    Assets owned and leased to third parties                 -                 9,259
    Construction in process                                  -               106,729
                                                       ------------    --------------
                                                         11,913,530       10,919,451
    Accumulated depreciation                             (5,674,094)      (5,212,173)
                                                       ------------    -------------

                                                       $  6,239,436    $   5,707,278
                                                       ============    =============

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994



   6.    Time Deposits

               Maturities of time deposits at December 31, 1994, 1993 and 1992 are as follows:

                                                          1994             1993              1992
                                                          ----             ----              ----
         Three months or less                        $ 64,101,567     $ 66,653,305      $ 67,065,148
         Three through six months                      40,103,491       37,132,630        35,779,777
         Six through twelve months                     23,469,836       19,550,216        12,993,923
         Over twelve months                            24,466,891       11,292,581        12,024,765
                                                     ------------     ------------      ------------
                                                     $152,141,785     $134,628,732      $127,863,613
                                                     ============     ============      ============




   7.    Income Taxes

               The components of income tax expense for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                                1994                  1993                1992
                                                                ----                  ----                ----
             Current provision                               $1,352,820             $2,126,331           $2,187,156
             Deferred provision (benefit)                       108,307                (60,000)            (115,000)
                                                             ----------             ----------           ----------
             Income taxes                                    $1,461,127             $2,066,331           $2,072,156
                                                             ==========             ==========           ==========

               The reasons for the difference between the actual tax expense and tax computed at the federal tax rate are as follows:

                                                  1994                  1993                   1992
                                            ----------------      -----------------      ------------------
                                            Amount   Percent      Amount    Percent      Amount     Percent
                                            ------   -------      ------   --------      ------     -------
             Tax on pre-tax income         $2,093,248   34.0%      $2,491,345   34.0%    $2,432,948   34.0%
             State income taxes, net
               of federal tax benefit         (38,379)   (.6)          51,298      7       (296,730)  (4.1)
             Interest and other items
               exempt from income tax        (593,742)  (9.6)        (476,312)  (6.5)       (64,062)  ( .9)
                                           ----------   ----       ----------   ----     ----------   ----
             Income taxes                  $1,461,127   23.8%      $2,066,331   28.2%    $2,072,156   29.0%
                                           ==========   ====       ==========   ====     ==========   ====

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994




   7.    Income Taxes (cont.)

               The sources of timing differences that result in deferred income tax expense (benefit) and the tax effects of each are as follows:

                                                                   1994          1993           1992
                                                                   ----          ----           ----
             Use of accelerated depreciation for income tax    $ (35,192)     $(15,231)     $(193,871)
             purposes
             Security transactions                                -             17,563         12,604
             Provision for loan losses                           191,450       (85,000)        10,113
             Deferred compensation expense                       (17,391)      (12,517)       (13,800)
             Benefit plan contribution                            28,529        42,323         76,663
             Other                                               (59,089)       (7,138)        (6,709)
                                                               ---------      --------      ---------
             Deferred provision (benefit)                      $ 108,307      $(60,000)     $(115,000)
                                                               =========      ========      =========

               Total gross deferred tax assets and gross deferred tax liabilities at December 31, 1994 and 1993 are as follows:

                                                              1994          1993
                                                              ----          ----
    Gross deferred tax assets                             $(1,999,320)     $(431,197)

    Gross deferred tax liabilities                            564,139        571,197
                                                          -----------      ---------

    Net deferred tax (asset) liability                    $(1,435,181)     $ 140,000
                                                          ===========      =========


   8.    Common Stock

               On February 24, 1994, the Board of Directors of the Corporation authorized a 2-for-1 stock split, thereby increasing the number of issued and outstanding shares to 1,909,000 which includes 122,632 shares of treasury stock, and decreasing the par value of each share to $.25. All references in the accompanying financial statements to the number of common shares for 1993 have been restated to reflect the stock split.

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994



   9.    Pension Plan

               The Bank has a noncontributory defined benefit pension plan covering substantially all of its employees meeting certain age and length of service requirements. The funding policy is to make annual contributions to the plan in amounts equal to or greater than the actuarial minimum recommended contribution. This contribution includes the normal funding cost for current year operations plus a portion of the amortized funding cost of the initial accrued liability at the date of the plan's inception.

               The actuarially determined net periodic pension cost for the years ended December 31, 1994 and 1993 is as follows:

                                                               1994          1993
                                                               ----          ----
    Service cost                                             $ 173,751     $ 137,933
    Interest cost                                              261,534       265,193
    Actual return loss (gain) on assets for year               (46,904)      (87,305)
    Net gain on all other components                          (183,472)     (147,018)
                                                            ----------    ----------

    Net periodic pension cost                                $ 204,909     $ 168,803
                                                              ========      ========


               The following is a reconciliation of the actuarially determined funding status of the plan with the amount reported in the Bank's balance sheet as of December 31, 1994 and 1993:

                                                                  1994               1993
                                                                  ----               ----
             Fair value of plan assets                        $  3,409,074         $3,118,004
             Projected benefit obligation (vested benefit
               obligation $3,165,229 and $2,319,286; for the
               years ended December 31, 1994 and 1993,
               respectively; accumulated benefit obligation
               $3,187,242 and $2,329,518 for the years          (4,502,324)        (3,256,236)
               ended December 31, 1994 and 1993,
                 respectively)
             Unrecognized net loss                               2,298,416          1,233,386
             Prior service cost                                    (70,920)            -
             Remaining unrecognized asset at transition           (318,754)          (354,171)
                                                             -------------        -----------

             Net asset recognized in the balance sheet       $     815,492        $   740,983
                                                             =============        ===========

               The weighted-average assumed discount rate of 7% and a rate of compensation increase of 5% were used to measure the actuarially projected benefit obligation. The weighted-average expected long-term rate of return on plan assets used was 9%.

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994



   10.   Trust Department Assets and Income

               Property, other than cash deposits, held by the Bank's trust department in its fiduciary or agency capacities for customers is not included in the accompanying financial statements, since such items are not assets of the Bank. Income from trust services is recognized on the cash basis in accordance with customary banking practice.


   11.   Commitments and Contingencies

         a. The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and interest rate caps and floors written.

                     The Bank's exposure to credit loss in the event of
               nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank has the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate caps and floors, the contract or notional amounts do not represent exposure to credit loss.

                     Financial instruments, whose contract amount represents
               credit risk, consist of commitments to extend credit of $29,039,385 and $24,407,250 at December 31, 1994 and 1993,
               respectively.

                     Commitments to extend credit are agreements to lend to a
               customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require repayment of a fee. Since these commitments may expire without being drawn upon, the total commitments amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation on the counterpart. Collateral held varies but may include account receivable, inventory, property, plant and equipment, and income-producing commercial properties.

         b. The Bank grants agribusiness, commercial and residential loans to customers within its lending region. The Bank maintains a limited diversified loan portfolio with a high concentration of residential and agribusiness loans.

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994



   12.   Fair Value of Financial Instruments

               The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

         a. Cash and short term investments - For those short term instruments, the carrying amount is a reasonable estimate of fair value.

         b. Investment securities - For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or the carrying amount.

         c. Loans - The fair value of loans is estimated by discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         d. Deposit liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates is estimated using the rates currently offered for deposits of similar remaining maturities.

         e. Short-term borrowing - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

         f. Long-term borrowing - The fair value of long-term debt is estimated based on the current rates offered to the Corporation for debt of the same remaining maturities.

         g. Commitments to extend credit and standby letters of credit - The fair value of commitments is based upon the remaining terms of the agreements and the difference between current levels of interest rates and committed rates.

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994




   12.   Fair Value of Financial Instruments (cont.)

               The estimated fair values of the Corporation's financial instruments as of December 31, 1994 and 1993, are as follows:

                                                            1994         1993
                                                            ----         ----
                         Assets
                         ------
    Cash and due from banks                            $  17,204,946   $  12,538,311
                                                       -------------   -------------

    Interest-bearing deposits in banks                       497,750         514,755
                                                       -------------   -------------

    Investment securities
          United States treasury securities               88,627,187      77,672,230
          Securities of United States government          18,834,934      10,991,044
          agencies
          Obligations of state and political              37,032,851      33,348,954
          subdivisions
          Other investments                               26,578,837      17,003,683
                                                       -------------   -------------
    Total investment securities                          171,073,809     139,015,911
                                                       -------------   -------------

    Federal funds sold                                     3,885,000      17,925,000
                                                       -------------   -------------
    Loans
          Commercial loans                               131,951,727     144,866,632
          Installments loans                               7,024,557       7,431,498
                                                       -------------   -------------
    Net loans                                            138,976,284     152,298,130
                                                       -------------   -------------

    Total financial assets                             $ 331,637,789   $ 322,292,107
                                                       =============   =============

                        FINANCIAL INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994




   12.   Fair Value of Financial Instruments (cont.)

                       Liabilities                          1994             1993
                                                            ----             ----
    Deposits
        Demand deposits                                $  45,324,940   $  43,614,260
        NOW accounts                                      65,038,616      67,598,187
        Savings                                           32,813,042      29,574,533
        Time deposits                                    151,963,939     134,961,770
                                                       -------------   -------------
    Total deposits                                       295,140,537     275,748,750
                                                       -------------   -------------

    Other borrowed money
        Treasury, tax and loan                             1,661,551       3,900,000
        Repurchase agreements                              3,553,922       5,073,896
        Other indebtedness                                    47,876         352,014
                                                       -------------   -------------
    Total borrowed money                                   5,263,349       9,325,910
                                                       -------------   -------------


    Total financial liabilities                        $ 300,403,886   $ 285,074,660
                                                       =============   =============


           The estimated net fair value of the Bank's financial instruments exceeded (is less than) their net carrying amount by $(451,668) in 1994 and $4,285,750 in 1993.


    Unrecognized Financial Instruments
        Standby letters of credit                    $     1,489,500   $       892,500
        Commitments to extend credit                      23,402,795        19,571,964
        Unfunded credit card loans                         4,147,090         3,942,786
                                                     ---------------   ---------------

    Total unrecognized financial instruments         $    29,039,385   $    24,407,250
                                                     ===============   ===============

                                                                    APPENDIX "A"





                          AGREEMENT AND PLAN OF MERGER


                   DATED AS OF THE 21ST DAY OF FEBRUARY, 1995

                                 BY AND BETWEEN

                      FIRST TENNESSEE NATIONAL CORPORATION

                                      AND

                        FINANCIAL INVESTMENT CORPORATION

                               TABLE OF CONTENTS
                               -----------------

                                                                                                                     PAGE
                                                                                                                     ----
Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1

ARTICLE I
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         1.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         1.2  Conversion of FIC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
         1.3  No Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-3
         1.4  Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-3

ARTICLE II
ACTIONS PENDING MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4

ARTICLE III
REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6

ARTICLE IV
COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-11

ARTICLE V
CONDITIONS TO CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15

ARTICLE VI
TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-17

ARTICLE VII
EFFECTIVE DATE AND EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-19

ARTICLE VIII
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20


                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of the 21st day of February, 1995, by and between FIRST TENNESSEE NATIONAL CORPORATION ("FTNC"), a Tennessee corporation, and FINANCIAL INVESTMENT CORPORATION ("FIC"), an Arkansas corporation.

                                    RECITALS

         1. FTNC. FTNC has been duly incorporated and is an existing corporation in good standing under the laws of the State of Tennessee, with its principal executive offices located in Memphis, Tennessee. As of the date hereof, FTNC has 100,000,000 authorized shares of common stock, par value Two and 50/100 Dollars ($2.50) per share ("FTNC Common Stock"), of which 32,768,938 shares are outstanding as of January 31, 1995, and 5,000,000 authorized shares of preferred stock, no par value, none of which are outstanding (no other class of capital stock being authorized).

         2. FIC; FIRST NATIONAL BANK. FIC has been duly incorporated and is an existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Springdale, Arkansas. As of the date hereof, FIC has 2,000,000 authorized shares of common stock, par value $0.25 per share ("FIC Common Stock"), of which 1,786,368 shares are outstanding as of the date hereof (no other class of capital stock being authorized). FIC owns all of the issued and outstanding common stock of First National Bank of Springdale, Arkansas ("First National Bank").

         3. RIGHTS, ETC. Neither FTNC, FIC nor First National Bank has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"), except (i) in the case of FTNC, pursuant to a Shareholder Protection Rights Agreement, dated as of September, 1989, between FTNC and First Tennessee Bank National Association, as Rights Agent (the "FTNC Rights Agreement"); (ii) for securities issued by FTNC in connection with acquisitions by FTNC of other entities; and (iii) as set forth on EXHIBIT "A" hereto (as to FTNC) and EXHIBIT "B" hereto (as to FIC) and First National Bank.

         4. INTENTION OF THE PARTIES. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         5. MATERIALITY. Unless the context otherwise requires, any reference in this Agreement to materiality shall, as to FIC, be deemed to be with respect to FIC and its subsidiaries taken as a whole and as to FTNC shall be deemed to be with respect to FTNC and its subsidiaries, taken as a whole.

         In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, FTNC and FIC adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1 THE MERGER. On the Effective Date (as defined in Article VII), FIC will merge (the "Merger") with and into FTNC, with FTNC being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, the Tennessee Business Corporations Act. At the Effective Time (as defined in Article VII), the charter and bylaws of FTNC (as the Surviving Corporation) shall be the charter and bylaws of FTNC in effect immediately prior to the Effective Time. At the Effective Time, the directors and officers of FTNC shall be the directors and officers of the Surviving Corporation.

         1.2 CONVERSION OF FIC COMMON STOCK. By virtue of the Merger, automatically and without any action on the part of the holder thereof, at the Effective Time, all of the FIC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held directly or indirectly by FTNC or any subsidiary of FTNC, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and other than shares held in the treasury of FIC, which shares shall be canceled, retired and cease to exist by virtue of the Merger and without any payment made in respect thereof) shall be converted into the right to receive shares of FTNC Common Stock, as described below:

         (a) FIC Common Stock Shares. Each share of FIC Common Stock issued and outstanding at the Effective Time shall become and be converted into the right to receive shares of FTNC Common Stock based on a conversion ratio (the "Conversion Number") determined as follows:

                 (i) if the FTNC Common Stock Average Price (hereafter defined) is Thirty-Four Dollars ($34.00) or greater, the Conversion Number will be equal to the quotient of (y) the quotient of (1) Seventy Million Dollars ($70,000,000.00) divided by (2) the FTNC Common Stock Average Price, divided by
                 (z) 1,786,368 (the issued and outstanding shares of FIC); provided, however, if the FTNC Common Stock Average Price is greater than Forty-Nine Dollars ($49.00), FIC shall have the right to terminate this Agreement as provided in Section 6.4; and

                 (ii) if the FTNC Common Stock Average Price is less than Thirty-Four Dollars ($34.00), the Conversion Number will be equal to 1.1525192; provided, however, if the FTNC Common Stock Average Price is less than Thirty-Four Dollars ($34.00), FIC shall have the right to terminate this Agreement as provided in Section 6.4.

         The FTNC Common Stock Average Price shall be equal to the average of the closing prices per share of the FTNC Common Stock as reported on The Nasdaq Stock Market's National Market System during the Calculation Period. The Calculation Period shall consist of the twenty (20) business days immediately prior to the business day preceding the Effective Date (not including the Effective Date). For purposes of this Section 1.2, a "business day" shall be a day on which The Nasdaq Stock Market is generally open for trading.

         (b) FTNC Common Stock Shares. Each share of FTNC Common Stock issued and outstanding at the Effective Time [other than (x) shares, if any, held directly or indirectly by FIC (or any FIC subsidiary) except in a fiduciary capacity or in satisfaction of a debt previously contracted, and (y) shares, if any, held as treasury stock by FTNC] shall remain outstanding and unchanged as a result of the Merger and, together with the shares of FTNC Common Stock issuable in the Merger, shall as of the Effective Time constitute all of the issued and outstanding shares of the common capital stock of FTNC.

         (c) Change In FTNC Common Stock Shares. Subsequent to the date of this Agreement but prior to the Effective Date, if the outstanding shares of FTNC Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reclassification, recapitalization, stock split or reverse stock split, split-up or if a stock dividend thereon shall be declared with a record date within such period, or other like changes in FTNC's capitalization shall have occurred, the terms and provisions of Sections 1.2(a) and 6.4 shall be adjusted accordingly.

         1.3 NO FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of FTNC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FTNC shall pay to each holder of FIC Common Stock exchanged pursuant to this Agreement who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such holder's fractional interest by the FTNC Common Stock Average Price (rounded to the nearest cent).

         1.4  PROCEDURES.

         (a) EXCHANGE OF CERTIFICATES. Certificates which represent shares of FIC Common Stock that are outstanding at the Effective Time (each, a "Certificate") and are converted into the right to receive shares of FTNC Common Stock pursuant to the Merger shall, after the Effective Time, be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of FTNC Common Stock into which such shares have been converted.

         (b) SURRENDER OF CERTIFICATES. As promptly as practicable after the Effective Date, FTNC shall send to each holder of record of shares of FIC Common Stock outstanding at the Effective Time transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the FTNC Common Stock into which such shares of the FIC Common Stock have been converted pursuant to the Merger. Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate for the number of shares of FTNC Common Stock to which such holder is entitled. FTNC will instruct the Exchange Agent to deliver the FTNC Common Stock to the exchanging FIC shareholders promptly following receipt by the Exchange Agent of the surrendered Certificates and all required documents. If any such delivery is to be made in whole or in part to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of FTNC or its agent that such tax either has been paid or is not payable.

         (c) FTNC SHAREHOLDERS: RIGHTS AND DIVIDENDS/DISTRIBUTIONS. No holder of FIC Common Stock shall be entitled to exercise any rights as a shareholder of FTNC until such holder shall have properly surrendered its Certificate(s) (together with all required documents) as set forth above. No dividend or other distribution payable after the Effective Time with respect to the FTNC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof properly surrenders such Certificate (together with all required documents), at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books of FIC of shares of FIC Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of the Merger into the right to receive FTNC Common Stock.
If after the Effective Time, Certificates are presented for transfer to FIC, they shall be cancelled and exchanged for the shares of FTNC Common Stock deliverable in respect thereof as determined in accordance with the provisions of Section 1.2 and in accordance with the procedures set forth in this Section 1.4(c).

         (d) FIC SHAREHOLDERS: RIGHTS. After the Effective Time, holders of FIC Common Stock shall cease to be, and shall have no rights as, stockholders of FIC, other than to receive shares of FTNC Common Stock into which such shares have been converted or fractional share payments pursuant to this Agreement.

         (e) LIABILITY TO FORMER FIC SHAREHOLDERS. Notwithstanding the foregoing, neither FTNC nor FIC nor any other person shall be liable to any former holder of shares of FIC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) CERTIFICATE REPLACEMENT. In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by FTNC of appropriate and customary indemnification including, when appropriate, the posting of bond, FTNC will issue in exchange for such lost, stolen or destroyed certificate shares of FTNC Common Stock and the fractional share payment, if any, deliverable in respect thereof as determined in accordance with Section 1.3.

                                   ARTICLE II
                             ACTIONS PENDING MERGER

         Prior to the earlier of the Effective Time or termination of this Agreement by either party under Article VI,

         2.1 FIC STOCK; OTHER FIC MERGERS/CONSOLIDATIONS. Without the prior written consent of FTNC, FIC will not:

         (a) (y) make, declare or pay any dividend on FIC Common Stock provided that (i) if the Merger is not consummated by the date that will allow exchanging shareholders of FIC to receive the FTNC dividend payable on July 1, 1995, FIC will have the right to pay prior to the Effective Date up to One Hundred Seven Thousand One Hundred Eighty-Two and 08/100 Dollars ($107,182.08) in dividends for the period ending June 30, 1995; and (ii) if the Merger is not consummated by the date that will allow exchanging shareholders of FIC to receive the FTNC dividend payable on October 1, 1995, FIC will have the right to pay prior to the Effective Date a dividend up to the lesser of (1) Seven Hundred Fifty Thousand Dollars ($750,000.00) or (2) the product of (A) eighty percent (80%) of FIC's net income for the period of July 1, 1995 through September 22, 1995, multiplied by (B) 1.0952, or (z) (except as provided in the immediately preceding clause (y)) declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell any additional shares of FIC's capital stock, or any options, calls or commitments relating to its capital stock, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any subsidiary; and/or

         (b) merge or consolidate or permit any subsidiary to merge or consolidate with any other entity or engage in any similar transaction or sell or otherwise dispose of the stock of First National Bank.

         2.2 FIC OPERATIONS. Without the prior written consent of FTNC, which consent will not be unreasonably withheld, FIC will not and will not permit any subsidiary to:

         (a) pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, or enter into any employment contracts with any persons;

         (b) enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

         (c) except as contemplated by Section 4.13, substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its articles of incorporation or by-laws;

         (d) except for transactions in the ordinary course of its banking business, sell, dispose of or discontinue or permit any subsidiary to sell, dispose or discontinue any of its business, assets (including investment securities) or property;

         (e) except for the acquisition of loans, investment securities and cash equivalent assets in the ordinary course of its banking business, acquire (other than through foreclosure or satisfaction in whole or in part of indebtedness owed FIC) any assets or business that is material to such party;

         (f) except in the ordinary course of its banking business, enter into off-balance sheet transactions;

         (g) take any other action not in the ordinary course of business of it or its subsidiaries;

         (h) make any negative provision to the reserve for possible loan losses of First National Bank unless required by a regulatory authority having jurisdiction; or

         (i)  directly or indirectly agree to take any of the foregoing actions.

         2.3 FIRST NATIONAL BANK DIVIDENDS. Immediately prior to the Effective Time, FIC shall cause First National Bank to declare and pay a dividend to FIC at such time and in such amount as shall be requested by FTNC. FIC shall take and shall cause First National Bank to take all appropriate and necessary steps, including without limitation, obtaining the requisite approval from the Office of the Comptroller of the Currency, for the declaration and payment of such dividend. First National Bank also may pay dividends to FIC to enable FIC to make the dividend payments permitted under Section 2.1.

         2.4 LIMITATION ON FTNC PURCHASE OF FTNC COMMON STOCK. Neither FTNC nor any affiliated purchaser as defined by Rule 10b-6 under the Securities Exchange Act of 1934, as amended, will purchase any FTNC Common Stock that is prohibited by Rule 10b-6 during the Calculation Period; provided, however, that this provision shall not prohibit or limit purchases of FTNC Common Stock made in the ordinary course by an independent agent for any employee benefit plan, stock reinvestment plan or similar plan for employees or shareholders of FTNC or its subsidiaries.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         FTNC represents and warrants to FIC, and FIC represents and warrants to FTNC, that, except as previously disclosed in a letter of FTNC or FIC, respectively, of even date herewith delivered to the other party or in the Exhibits attached hereto:

         3.1 RECITALS OF FACT. The facts set forth in the Recitals of this Agreement with respect to it are true and correct.

         3.2 CAPITAL STOCK SHARES. The outstanding shares of capital stock of it and as to FIC, its subsidiaries, and as to FTNC, its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X), if any, are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. Section 55 in the case of a national bank subsidiary and comparable state statutes, in the case of a state bank subsidiary) non-assessable, and subject to no preemptive rights.

         3.3 JURISDICTIONAL POWER AND AUTHORITY. Each of it and as to FIC, its subsidiaries, and as to FTNC, its Significant Subsidiaries (EXHIBIT 3.3(A)) hereto in the case of FTNC sets forth a list of its Significant Subsidiaries and EXHIBIT 3.3(B) hereto in the case of FIC sets forth a list of its subsidiaries) has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which either individually or in the aggregate will not have a Material Adverse Effect (as hereinafter defined)) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

         3.4 CAPITAL STOCK SHARES. The shares of capital stock as to FIC, of each of its subsidiaries and as to FTNC, each of its Significant Subsidiaries are owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no rights with respect to such capital stock.

         3.5 VALIDITY OF AGREEMENT. Subject in the case of FIC to any required shareholder approvals of this Agreement, and, subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3.6 BREACHES OR VIOLATIONS. The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (a) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default, individually or collectively, will have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby or (b) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or as to FIC, any of its subsidiaries, or as to FTNC, any of its Significant Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Sections 5.1(b) and (c) and the approval of shareholders of FIC referred to in Section
3.5 and other than any consents and approvals the absence of which will not have a Material Adverse Effect.

         3.7 STATEMENTS OF MATERIAL FACT. In the case of FTNC, as of their respective dates, its Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and any other document filed subsequent to December 31, 1993 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC"), and in the case of FIC, its audited financial statement for the year ended December 31, 1994 (collectively the "Reports") did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements or reports, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") applicable to bank holding companies, consistently applied during the periods involved, except as may be noted therein. It has no obligations or liabilities (whether absolute, accrued, contingent or otherwise) which are not disclosed in the Reports, the omission of which would singly or in the aggregate have a Material Adverse Effect.
Since the date of its most recent Form 10-Q filed with the SEC as to FTNC and since the date of its Reports as to FIC, it has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature except liabilities or obligations incurred in the ordinary course of business or which would not singly or in the aggregate have a Material Adverse Effect.

         3.8 FINANCIAL CONDITION. There has been no adverse change in the financial condition of it and its subsidiaries, taken as a whole, since December 31, 1993, which has had a Material Adverse Effect.

         3.9 TAXES; TAX RETURNS; TAX LIABILITIES. All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it and it is not aware of any basis for the assertion of any claim for any tax deficiency for which adequate provision has not been made on its balance sheet that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with GAAP). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

         3.10 PENDING LITIGATION AND/OR OTHER BINDING AGREEMENTS.

         (a) PENDING LITIGATION. Except as disclosed in EXHIBIT 3.10(A) as to FTNC or EXHIBIT 3.10(B) as to FIC hereto, no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in the reasonable judgment of its Chief Executive Officer is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and, to its knowledge, there are no facts or circumstances which could form the reasonable basis for any claim, action or proceeding (including, but not limited to, a claim for violation of any state or federal fair lending laws or regulations) which is likely to have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby; and

         (b) BINDING AGREEMENTS. Neither it nor any of its subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or is subject to any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

         3.11 MATERIAL CONTRACTS. Except as disclosed in EXHIBIT 3.11(A) hereto in the case of FTNC and EXHIBIT 3.11(B) hereto in the case of FIC and except for this Agreement and arrangements made in the ordinary course of business, neither it and nor any of subsidiaries are bound by any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the Reports;

         3.12 EMPLOYEE BENEFIT PLANS. All "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover as to FIC, its or any of its subsidiaries, employees or as to FTNC, any of its or its Significant Subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and no event has occurred and, to its knowledge, no fact or circumstance exists with respect to any employee benefit plan now or previously existing which would result in a Material Adverse Effect on FIC or FTNC; neither it nor as to FIC, any of its subsidiaries, or as to FTNC, any of its Significant Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" [as defined in
Section 302 of ERISA (whether or not waived)] as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the thirty (30) day reporting requirement has not been waived has been required to be filed for any

Pension Plan within the twelve (12) month period ending on the date hereof; neither it nor as to FIC, any of its subsidiaries, or as to FTNC, any of its Significant Subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code; as to FIC, it and its subsidiaries and as to FTNC, it and its Significant Subsidiaries have not contributed to a "multiemployer plan" as defined in Section 3(37) of ERISA, on or after September 26, 1980; and as to FIC, it or its subsidiaries and as to FTNC, it and its Significant Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

         3.13 TITLE TO PROPERTY. Except as set forth in EXHIBIT 3.13 for FIC, each of it and its subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except for such defects in title which would not, in the aggregate, have a Material Adverse Effect on it.

         3.14 REGULATORY APPROVALS. It knows of no reason why the regulatory approvals referred to in Sections 5.1(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following such Sections 5.1(b) and (c).

         3.15 LOAN RESERVE. As to FTNC, its reserve for possible loan losses as shown in its Report for the fiscal year ended December 31, 1993, and as to FIC its reserve for possible loan losses as shown in its Report for the fiscal year ended December 31, 1994, was adequate in all material respects under GAAP applicable to banks and bank-holding companies and safe and sound banking practices.

         3.16 PERMITS, ETC. AND FILINGS, ETC. It and as to FIC each of its subsidiaries, and as to FTNC each of its Significant Subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

         3.17 CAPITAL STOCK SHARES. In the case of FTNC, the shares of capital stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

         3.18 COLLECTIVE BARGAINING. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

         3.19 BROKER/FINDER FEES. Except for services performed by Southard Finance for FIC, neither it nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby;

         3.20 UNTRUE STATEMENTS. The information to be supplied by it for inclusion in (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC by FTNC for the purpose of, among other things, registering the FTNC Common Stock to be issued to the shareholders of FIC in the Merger (the "Registration Statement"), or (2) the proxy statement to be distributed in connection with FIC's meeting of its shareholders to vote upon this Agreement (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         3.21 ENVIRONMENTAL LAW VIOLATIONS.

         (a) DEFINITIONS. For purposes of this section, the following terms shall have the indicated meanings:

                 "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes, without limitation, (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq., all comparable state and local laws; and (2) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                 "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                 "Loan Portfolio Properties and Other Properties Owned" means those properties now or previously owned or operated by FTNC or FIC or any of their subsidiaries including properties owned or operated in a fiduciary capacity.

         (b) VIOLATIONS BY CORPORATE/SUBSIDIARY. Neither it nor any of its subsidiaries have been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect.

         (c) VIOLATIONS BY LOAN PORTFOLIO PROPERTIES AND OTHER PROPERTIES OWNED. None of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries have been or are in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

         (d) PENDING LIABILITY. To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have or result in a Material Adverse Effect.

                                   ARTICLE IV
                                   COVENANTS

         FTNC hereby covenants to FIC, and FIC hereby covenants to FTNC, that:

         4.1 BEST EFFORTS. It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with the other party hereto to that end.

         4.2  SHAREHOLDERS' MEETING AND APPROVAL.  In the case of FIC, it shall
(a) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (b) recommend to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (c) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its certificates of incorporation or charter, as the case may be, and bylaws; and (d) cooperate and consult with FTNC with respect to each of the foregoing matters.

         4.3 PREPARATION/FILING OF PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. It will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable.

         4.4 EFFECTIVE TIME OF REGISTRATION STATEMENT; STOP ORDERS, ETC. In the case of FTNC, it will advise FIC, promptly after FTNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of FTNC Common Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         4.5 BLUE SKY PERMITS. In the case of FTNC, it shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

         4.6 PRESS RELEASES. Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby. As to any disclosure obligation imposed by law, it will deliver to the other party a copy of such press release or written notice as soon as practicable and in any event, prior to its issuance.

         4.7 COPIES OF WRITTEN COMMUNICATIONS. It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby.

         4.8  ACCESS TO CORPORATE INFORMATION.

         (a) ACCESS TO CORPORATE RECORDS. Upon reasonable notice, it shall (and shall cause each of its subsidiaries to) afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party's "Representatives") access, during normal business hours, to all of its and its subsidiaries' properties, books, contracts, tax returns, commitments and records; it shall enable the other party's Representatives to discuss its business affairs, condition (financial and otherwise), assets and liabilities with such third persons, including, without limitation, its directors, officers, employees, accountants and counsel, as the other party considers necessary or appropriate; and it shall (and as to FIC, it shall cause each of its subsidiaries and as to FTNC, it shall cause each of its Significant Subsidiaries to) furnish promptly to the other party hereto (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 1993; and (b) all other information concerning its business, properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Section 4.8 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto.

         (b) INFORMATION PROVIDED TO ANY GOVERNMENTAL BODY OR AGENCY. It will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of FTNC, FIC or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and

         (c) PROHIBITED USE AND CONFIDENTIALITY OF INFORMATION. It will not use any information obtained pursuant to this Section 4.8 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if the transaction contemplated by this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Section 4.8 in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof.

         4.9 INFORMATION DISCLOSURE: PROHIBITION. As to FIC, neither it nor any of its subsidiaries shall solicit or knowingly encourage inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by it directly or owned by any of its subsidiaries), or of a substantial equity interest in it or any business combination with it or any of its subsidiaries other than as contemplated by this Agreement, and it shall instruct its officers, directors, agents, advisors and affiliates to comply with the above. FIC agrees that it shall notify FTNC immediately if any inquiries or proposals as described in this Section 4.9 are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, FIC or any of its subsidiaries.

         4.10 MATERIAL ADVERSE EFFECT. It shall notify the other party hereto as promptly as practicable of (a) any breach of any of its representations, warranties or agreements contained herein that could have a Material Adverse Effect and as to representations, warranties or agreements contained herein which do not specifically refer to Material Adverse Effect, of any material breach thereof, and (b) any change in its condition (financial or otherwise), properties, business, results of operations or prospects (in its marketplace or with respect to its existing customers) that could have a Material Adverse Effect.

         4.11 FILINGS, ETC. It shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of FTNC, submission of applications for approval of this Agreement and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and to such other regulatory agencies as required by law.

         4.12 INFORMATION SUBMITTED TO THIRD PARTIES. It shall (a) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (b) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party apprised of the status of matters relating to completion of the transactions contemplated herein.

         4.13 POLICIES AND PRACTICES: CONFORMITY. At or immediately prior to the Closing, FIC shall, consistent with generally accepted accounting principles, modify and change its and each of its subsidiaries' loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of FTNC; provided, however, that FIC shall not be obligated to take any such action pursuant to this Section 4.13 unless and until FTNC certifies that all conditions to its obligation to consummate the Merger have been satisfied, the Merger will be consummated and the date of the consummation of the Merger. Not later than three (3) weeks prior to the Effective Date, FTNC will notify the Office of the Comptroller of the Currency of any increase to be made in First National Bank's loan loss provision pursuant to this Section.

         4.14 INDEMNIFICATION.

         (a) COOPERATIVE DEFENSE. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of FIC or any of its subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that FTNC shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time):

         (i) Expenses. FTNC shall pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law.

         (ii) Counsel. The Indemnified Parties may retain one firm of counsel satisfactory to them, and FTNC shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that in the event that the defendants in, or targets of, any such threatened or actual claim, action, suit, proceeding or investigation include more than one Indemnified Party, and any Indemnified Party shall have reasonably concluded based on the opinion of its own counsel, that there may be one or more legal defenses available to it or to another Indemnified Party which are in conflict with those available to FTNC, FIC or any other Indemnified Party, then such Indemnified Party may employ separate counsel to represent or defend it or any other person entitled to indemnification and reimbursement hereunder with respect to any such claim, action, suit, proceeding or investigation in which it or such other person may become involved or is named as defendant and FTNC shall pay the reasonable fees and expenses of such counsel.

         (iii) Best Efforts; Liability. FTNC will use its best efforts to assist in the vigorous defense of any such matter, provided that FTNC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided further that FTNC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law and in such event FTNC shall be reimbursed by such Indemnified Party for all expenses advanced on its behalf by FTNC.

Any Indemnified Party wishing to claim indemnification under this Section 4.14 upon learning of any such claim, action, suit, proceeding or investigation, shall notify FTNC thereof, provided that the failure to so notify shall not affect the obligations of FTNC under this Section 4.14 except to the extent such failure to notify materially prejudices FTNC. Notwithstanding the foregoing, no indemnification shall be provided the Indemnified Parties hereunder if the claim, action, suit, proceeding or investigation arises, in whole or in part, out of any material misrepresentation contained in this Agreement or material breach of covenants, representations, warranties or agreements contained in this Agreement by FIC or any Indemnified Party.

         (b) SURVIVAL OF MERGER; LENGTH OF TERM. FTNC and FIC agree that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in FIC's articles of incorporation or by-laws, or similar governing documents of any of its subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than three (3) years from the Effective Time, except for claims for which the applicable statute of limitations is five (5) years as to which the indemnification provisions of this Section 4.14(b) shall survive for five (5) years, provided, however, that all rights to indemnification in respect of any claim (a "claim") asserted or made within such period shall continue until the final disposition of such Claim.

         (c) BINDING EFFECT. This Section 4.14 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of FTNC.

         (d) ASSUMPTION OF OBLIGATIONS. In the event FTNC or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FTNC assume the obligations set forth in this Section 4.14.

         4.15 WRITTEN UNDERTAKINGS. In the case of FIC, it shall use its best efforts to cause each person who is on the date hereof an "affiliate" of FIC (for purposes of Rule 145 under the Securities Act) to execute and deliver to FTNC the written undertakings in substantially the form attached hereto as
EXHIBIT 4.15 on the date this Agreement is executed and shall use its best efforts to cause any other person who subsequently becomes an "affiliate" to execute and deliver such written undertakings not later than forty (40) days prior to the Effective Date.

         4.16 REASONABLE DISPATCH. It shall not take or agree or commit to take any action which would cause it to be unable to consummate the Merger with reasonable dispatch, unless such action, agreement or commitment is otherwise required by law, rules or regulations.

         4.17 REGULATORY APPROVAL. It shall not take any action unless otherwise required by law, rules or regulations, that would materially adversely affect the ability of either party or any of its subsidiaries to obtain any necessary approval of regulatory authorities required for the consummation of the Merger without imposition of a condition or restriction of the type referred to in Sections 5.1(b) and (c).

                                   ARTICLE V
                           CONDITIONS TO CONSUMMATION

         5.1 CONDITIONS. The respective obligations of FTNC and FIC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

         (a) this Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of FIC in accordance with applicable law;

         (b) the procurement of approval of this Agreement and the transactions contemplated hereby by the Federal Reserve Board, and the expiration of any statutory waiting periods;

         (c) procurement of all other regulatory consents and approvals (including, without limitation, any required consents or approvals from state banking authorities) which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent in Sections 5.1(b) and
         (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that FTNC or FIC (as to any condition or requirement which directly adversely affects the shareholders of FIC) would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

         (d) the satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

         (e) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

         (f) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or which imposes restrictions, conditions or requirements on consummation of the Merger which would reduce the benefits of the Merger to such a degree that FTNC or FIC (as to any restriction, condition or requirement which directly adversely affects the shareholders of FIC) would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

         (g) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

         (h) Baker, Donelson, Bearman & Caldwell shall have delivered its opinion dated as of the Effective Date, substantially in the form of EXHIBIT "C" attached hereto.

         5.2 ADDITIONAL CONDITIONS. The obligation of FTNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

         (a) FTNC and its directors and officers who sign the Registration Statement shall have received from FIC's independent certified public accountants "cold comfort" letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to FIC's shareholders and (ii) shortly prior to the Effective Date, with respect to certain financial information regarding FIC in the form reasonably acceptable to FTNC;

         (b) FTNC shall have received an opinion, dated the Effective Date, of FIC's counsel substantially in the form of EXHIBIT "D" attached hereto;

         (c) each of the representations, warranties and covenants contained herein of FIC, subject to the disclosure letter of FIC provided pursuant to Article III, shall, in all respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except (y) for breaches which singly or in the aggregate would not have a Material Adverse Effect, and (z) as to representations, warranties or covenants contained herein of FIC which do not specifically refer to Material Adverse Effect, for breaches which are not material and FTNC shall have received a certificate signed by the Chief Executive Officer of FIC, dated the Effective Date, to such effect. Any effect on FIC as a result of action taken by FIC pursuant to Section 4.13 shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of FIC and for purposes of determining whether any conditions are satisfied;

         (d) FTNC shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby;

         (e) no litigation or proceeding is pending which (i) has been brought against FTNC or FIC or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgement of the Chief Executive Officer of FIC will have a Material Adverse Effect on FIC; and

         (f) on the Effective Date FIC's shareholders' equity (calculated without giving effect to (i) unrecognized gains or losses on "available for sale" securities as provided in FASB 115 and consistent with FIC's prior practices; (ii) Transaction Expenses (as defined in Section 8.6); (iii) adjustments under Section 4.13; and (iv) other expenses or obligations incurred in connection with the Merger, including, but not limited to, accrual for or payment of severance benefits, prepayment of certain employee benefits and other transactions or expenses approved by FTNC) shall not be less than $46,750,000, increased by an amount equal to any negative provision to the reserve for possible loan losses.

         (g) the payment of a dividend by First National Bank to FIC pursuant to Section 2.3 hereof.

         (h) the completion of environmental surveys of the main office property at 100 W. Emma Avenue, Springdale, Arkansas, as well as of other sites identified by FTNC in a written notice to FIC delivered within twenty-one (21) days from the date of this Agreement (the cost of such surveys to be paid by FTNC), and such surveys do not indicate the existence of or reasonable possibility of a breach of Section 3.21 hereof.

         5.3 ADDITIONAL CONDITIONS. The obligation of FIC to effect the Merger shall be subject to the satisfaction or prior to the Effective Time of the following additional conditions:

         (a) FIC shall have received an opinion, dated the Effective Date, of FTNC's counsel substantially in the form of EXHIBIT "E" attached hereto;

         (b) each of the representations, warranties and covenants contained herein of FTNC, subject to the disclosure letter of FTNC provided pursuant to Article III shall, in all respects, be true on, or complied with by, the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except (y) for breaches which singly or in the aggregate would not have a Material Adverse Effect and (z) as to representations, warranties or covenants contained herein of FTNC which do not specifically refer to Material Adverse Effect, for breaches which are not material and FIC shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of FTNC, dated the Effective Date, to such effect; and

         (c) no litigation or proceeding is pending which (i) has been brought against FTNC or FIC or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Chief Executive Officer of FTNC will have a Material Adverse Effect on FTNC.

                                   ARTICLE VI
                                  TERMINATION

         This Agreement will be terminated as set forth in Section 6.2(a)and this Agreement may be terminated prior to the Effective Date, either before or after its approval by the stockholders of FIC:

         6.1 MUTUAL MAJORITY VOTE. By the mutual consent of FTNC and FIC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         6.2  NONAPPROVAL OF AGREEMENT BY FIC SHAREHOLDERS.

         (a) In the event of the failure of the shareholders of FIC to approve this Agreement by the requisite vote at its meeting called to consider such approval, this Agreement shall terminate automatically; or

         (b) By FTNC or FIC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of a breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within sixty (60) days after written notice of such breach is given to the party committing such breach by the other party hereto which have or will have had a Material Adverse Effect on the breaching party.

         6.3 DELAYED MERGER CONSUMMATION. By FTNC or FIC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 1, 1995, unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate.

         6.4 FTNC COMMON STOCK AVERAGE PRICE: LOWER VALUE. By FIC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, if the FTNC Common Stock Average Price is less than Thirty-Four Dollars ($34.00) or greater than Forty-Nine Dollars ($49.00) per share by written notice to FTNC delivered not later than the close of business on the business day preceding the Effective Date.

         6.5 ACQUISITION OF FTNC. By FIC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that prior to the Effective Date, FTNC enters into a letter of intent or comparable document or a definitive purchase and sale agreement to be acquired by another Person (hereafter defined) or another Person publicly announces the intent to acquire 25% or more of the outstanding equity securities of FTNC whether by tender offer or otherwise or FTNC enters into a letter of intent or comparable document or a definitive merger agreement in which FTNC is not the surviving corporation.

         6.6  LIQUIDATED DAMAGES.   Upon the occurrence of a Subsequent
Triggering Event that occurs prior to a Termination Event as described in this paragraph and notwithstanding any other provision of this Agreement to the contrary, FIC will pay to FTNC liquidated damages in the amount of $3,500,000.

         For purposes of this Section 6.6, the following terms shall have the indicated meaning: The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                 (a) FIC shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than FTNC or a subsidiary of FTNC), or the board of directors of FIC shall have recommended that the stockholders of FIC approve or accept any Acquisition Transaction (other than that contemplated by this Agreement). The term "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving FIC or any of its subsidiaries, (y) a purchase, lease or other acquisition of all or any substantial part of the assets of FIC or any of its subsidiaries or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) for value of securities representing 10% or more of the voting power of FIC. The term "person" for purposes of this Paragraph shall have the meaning assigned thereto in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder;

                 (b) Any person [other than (i) FTNC, a subsidiary of FTNC or any fiduciary acting under any employee benefit plan for FTNC or any of its subsidiaries or (ii) any natural person who or not-for-profit charitable organization which acquires ownership or beneficial ownership by or through a transfer made without consideration or value] shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the FIC Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

                 (c) Any person (other than FTNC or a subsidiary of FTNC) shall have made a proposal (in writing or orally) to FIC or any one or more of its shareholders owning 10% or more (singly or in the aggregate) of the outstanding shares of FIC Common Stock that results in or is a part of an Acquisition Transaction;

                 (d) After a proposal is made by any person (other than FTNC or a subsidiary of FTNC) to FIC or its stockholders to engage in an Acquisition Transaction, FIC shall have breached any covenant or obligation contained in this Agreement and such breach would entitle FTNC to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured within seven (7) days after written notice; or

                 (e) Any person (other than FTNC or a subsidiary of FTNC), shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction and which results in an Acquisition Transaction.

         "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                 (1) Other than by or through a transfer made without consideration or value to a natural person or not-for-profit charitable organization, the acquisition by any person of beneficial ownership of 25% or more of the then outstanding FIC Common Stock; or

                 (2) The occurrence of the Initial Triggering Event described in clause (1) of the definition of "Initial Triggering Event" of this
         Section 6.6, except that the percentage referenced in clause (z) shall be 25%.

         "Termination Event" shall mean each of the following: (i) the Effective Date of the Merger, (ii) termination of this Agreement in accordance with the provisions hereof if such termination occurs prior to the occurrence of an Initial Triggering Event or (iii) the passage of 12 months after termination of this Agreement if such termination follows the occurrence of an Initial Triggering Event.

         FIC shall notify FTNC promptly in writing of the occurrence of any Initial Triggering Event and of any Subsequent Triggering Event.

         6.7 POST-TERMINATION LIABILITY. Subject to the provisions of Section 8.2, in the event of the termination of this Agreement by either FTNC or FIC, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto under this Agreement or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Agreement.

                                  ARTICLE VII
                       EFFECTIVE DATE AND EFFECTIVE TIME

         Unless otherwise mutually agreed, subject to satisfaction or waiver of the provisions of Article V hereof and expiration of all applicable waiting periods in connection with governmental approvals, effective September 30, 1995, a certificate of merger or articles of merger, as appropriate, shall have been executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such certificate of merger. The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be 5:00 P.M. in the State of Tennessee on the Effective Date (or such other time on the Effective Date as may be agreed by the parties).

                                  ARTICLE VIII
                                 OTHER MATTERS

         8.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings indicated except where otherwise specifically defined:

         (a) "Material Adverse Effect," with respect to a person, means any condition, event, change or occurrence that, individually or collectively, is reasonably likely to have a material adverse effect upon (x) the condition, financial or otherwise, properties, business, results of operations or prospects (in its marketplace or with respect to its existing customers) of such person and its subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws of the United States or regulations of federal bank or bank holding company regulators or changes in national economic conditions applicable to banking institutions generally or in national general levels of interest rates that affect it and its subsidiaries, taken as a whole, or (y) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, that as to the representations and warranties made by FIC in Sections 3.21(a), (b), (c) and (d), a Material Adverse Effect shall have occurred if the reasonably projected costs of remediation and/or the cost of all fines, penalties, costs or expenses to which FIC is or may be subject under Environmental Laws as a result of any one or more breaches of such representations and warranties exceed $600,000 in the aggregate calculated on a pre-tax basis and as to all other representations, warranties and covenants of FIC, a Material Adverse Effect shall have occurred if the actual or reasonably projected costs of all losses, fines, penalties, costs or expenses (including attorneys' fees) as a result of any one or more breaches of such representations, warranties and covenants exceed $400,000 in the aggregate calculated on a pre-tax basis.

         (b) "Person" includes an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization.

         8.2 SURVIVAL. The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Time shall survive the Effective Date. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Date. If this Agreement shall be terminated, the agreements of the parties in Section 4.8(c), in Section 6.5 and Sections 8.6 and 8.7 shall survive such termination.

         8.3 AMENDMENT; MODIFICATION; WAIVER. Prior to the Effective Date, any provision of this Agreement may be (i) waived by the party benefitted by the provision or by both parties or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto and as to FIC approved by its Boards of Directors (to the extent allowed by law), except that, after the vote by the shareholders of FIC,
Section 1.2 shall not be amended or revised.

         8.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         8.5 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Tennessee.

         8.6 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby including fees and expenses of its own brokers, finders, financial consultants, accountants and counsel ("Transaction Expenses"), except that (a) the filing fee and expenses incurred in connection with the filing of the Registration Statement with the SEC and (b) the expenses incurred in connection with printing and mailing the Proxy Settlement/Prospectus shall be shared equally between FTNC and FIC. FIC agrees that its Transaction Expenses will not exceed $100,000.

         8.7 DISCLOSURE. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed as permitted under Section 4.6 unless it is advised by counsel that any such information is required by law to be disclosed.

         8.8 NOTICES. All notices, requests, acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy (confirmed by overnight courier delivery of original document), telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

         IF TO FIC, TO:                    FINANCIAL INVESTMENT CORPORATION
                                           c/oFirst National Bank of Springdale, Arkansas
                                           100 W. Emma Avenue
                                           Springdale, Arkansas 72764-4392
                                           ATTN: Gene Thompson, Chief Executive Officer
                                           Telecopy No.: 501/750-5679

         With Copies to:                   MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C.
                                           Suite 1000
                                           320 West Capitol Avenue
                                           Little Rock, Arkansas 72201
                                           ATTN:  John Selig
                                           Telecopy No.: 501/688-8807

         IF TO FTNC, TO:                   FIRST TENNESSEE NATIONAL CORPORATION
                                           165 Madison Avenue
                                           Memphis, Tennessee 38103
                                           ATTN: Elbert L. Thomas, Jr.
                                           Telecopy No.: 901/523-4614

         With Copies to:                   BAKER, DONELSON, BEARMAN & CALDWELL
                                           165 Madison Avenue, 20th Floor
                                           Memphis, Tennessee 38103
                                           ATTN: Charles T. Tuggle, Jr.
                                           Telecopy No.: 901/577-2303

                                           FIRST TENNESSEE NATIONAL CORPORATION
                                           165 Madison Avenue
                                           Memphis, Tennessee 38103
                                           ATTN: Harry A. Johnson, III
                                           Telecopy No.: 901/523-4248


         8.9 NO THIRD-PARTY BENEFICIARIES. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         8.10 ENTIRE AGREEMENT. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made, except as to the Confidentiality Agreement between the parties dated as of January 9, 1995.

         8.11 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

         8.12 DIRECTORS' SHARES. To the extent that directors' qualifying shares shall exist with respect to First National Bank, First National Bank shall take such action with respect to such shares as FTNC shall reasonably request.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

                                            FIRST TENNESSEE NATIONAL CORPORATION


                                            By:  /s/ Elbert L. Thomas, Jr.
                                            Title:  Senior Vice President

                                                                            FTNC

                                            FINANCIAL INVESTMENT CORPORATION


                                            By:  /s/ Louis H. Lichlyter
                                            Title:  Chairman of the Board

                                                                             FIC

                                                                    APPENDIX "B"


                                FAIRNESS OPINION

                             MERGER BY AND BETWEEN
                      FIRST TENNESSEE NATIONAL CORPORATION
                                      AND
                        FINANCIAL INVESTMENT CORPORATION





                            As of February 21, 1995





                                  Report Dated
                               February 21, 1995

                                                            February 21, 1995


Board of Directors
Financial Investment Corporation
Springdale, Arkansas

         RE: FAIRNESS OPINION RELATIVE TO PENDING AGREEMENT OF FINANCIAL INVESTMENT CORPORATION, SPRINGDALE, ARKANSAS, TO MERGE WITH AND INTO FIRST TENNESSEE NATIONAL CORPORATION, MEMPHIS, TENNESSEE

Gentlemen:

The Board of Directors of Financial Investment Corporation ("FIC") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of FIC by First Tennessee National Corporation ("FTNC"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either FIC or FTNC. This opinion is issued based upon financial data as of December 31, 1994.

APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

   - A review of the financial performance and position of FIC and the value of its common stock;

   - A review of the financial performance and position of FTNC and the value of its common stock;

   -     A review of recent Bank merger transactions;

   - A review of the current and historical market prices of bank holding companies in Arkansas and surrounding states;

   - A review of the investment characteristics of the common stock of FIC and FTNC;

   - A review of the Agreement and Plan of Merger between FTNC and FIC, dated February 21, 1995;

   - An evaluation of the impact of the merger on the expected return to the current shareholders of FIC; and,

   - An evaluation of other factors as were considered necessary to render this opinion.

Board of Directors
Financial Investment Corporation
Page 2




It is Southard Financial's understanding that the merger and resulting exchange of the stock of FTNC for the outstanding common stock of FIC constitutes a non-taxable exchange for federal income tax purposes.

DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to FIC and in Exhibit 2 pertaining to FTNC.

REVIEW OF FINANCIAL INVESTMENT CORPORATION

Southard Financial visited with the management of FIC in Springdale, Arkansas. Discussions included questions regarding the current and historical financial position and performance of FIC, its outlook for the future, and other pertinent factors.

REVIEW OF FIRST TENNESSEE NATIONAL CORPORATION

Southard Financial visited with the management of FTNC in Memphis, Tennessee. Discussions included questions regarding the current and historical financial position and performance of FTNC and its operating subsidiaries, its outlook for the future, and other pertinent factors.

MERGER DOCUMENTATION

Southard Financial reviewed the Agreement and Plan of Merger Between FTNC and FIC, dated February 21, 1995. Appropriate aspects of this agreement were discussed with management and with legal counsel for FIC. (See Exhibit 3, Terms of the Agreement and Plan of Merger.)

Southard Financial did not independently verify the information reviewed, but relied on such information as being complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of FTNC or FIC, but reviewed data supplied by the management of both institutions.

Board of Directors
Financial Investment Corporation
Page 3




MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding FIC, FTNC, and the proposed merger. The major considerations are as follows:

FINANCIAL INVESTMENT CORPORATION

  -      Historical earnings;
  -      Historical dividend payments;
  -      Outlook for future performance, earnings, and dividends;
  -      Economic conditions and outlook in FIC's market;
  -      The competitive environment in FIC's market;
  -      Comparisons with peer banks;
  -      Potential risks in the loan and securities portfolios;
  -      Recent minority stock transactions in FIC's common stock; and,
  - Other such factors as were deemed appropriate in rendering this opinion.

FIRST TENNESSEE NATIONAL CORPORATION

  -      Historical earnings;
  -      Historical dividend payments;
  -      Outlook for future performance, earnings, and dividends;
  -      Economic conditions and outlook in FTNC's market;
  -      The competitive environment in FTNC's market;
  -      Comparisons with peer banks;
  -      Potential risks in the loan and securities portfolios;
  -      Recent minority stock transactions in FTNC's common stock; and,
  - Other such factors as were deemed appropriate in rendering this opinion.

COMMON FACTORS

  -      Historical and current bank merger pricing;
  - Current market prices for minority blocks of common stocks of regional bank holding companies in Arkansas and surrounding states;

Board of Directors
Financial Investment Corporation
Page 4




THE PROPOSED MERGER

  -      The merger agreement and its terms;
  -      The specific pricing of the merger;
  -      Adequacy of the consideration paid to the shareholders of FIC;
  - The assumption that the tax opinion regarding the tax-free nature of the exchange will be upheld;
  - The amount of debt and goodwill on the balance sheet of FTNC and the impact of the merger of FIC on FTNC's capital and liquidity positions;
  - The historical dividend payments of FTNC and the likely impact on the dividend income of the current shareholders of FIC (equivalency of cash dividends);
  - Pro-forma combined income statements for FTNC post merger and the expected returns to FIC shareholders (equivalency of earnings yield);
  -      The market for minority blocks of FTNC common stock; and,
  -      Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of FIC and FTNC. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other. (More details on the analyses prepared by Southard Financial are contained in Exhibits 3-7.)

DIVIDEND YIELD ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of FIC, Southard Financial reviewed the dividend paying histories of FIC and FTNC. Based upon this review, it is reasonable to expect that the shareholders of FIC, in total, will receive dividends above the level currently paid by FIC, after the merger is completed (defined as post merger combined dividends per share times the exchange ratio). This is predicated on the assumption that FTNC will continue per share dividends at current levels (see Exhibit 4).

Board of Directors
Financial Investment Corporation
Page 5




EARNINGS YIELD ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of FIC, Southard Financial determined that, based upon the proposed exchange ratio, the shareholders of FIC would have seen an increase in their share of earnings (defined as post merger combined earnings per share times the exchange ratio), had the merger been consummated by year-end 1994. The analysis also suggests expected higher earnings yields for FIC shareholders in subsequent years if the merger is consummated (see Exhibit 4).

BOOK VALUE ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of FIC, Southard Financial determined that the shareholders of FIC would have seen an increase in the book value of their investment had the merger been consummated prior to December 31, 1994.

ANALYSIS OF ALTERNATIVES

In evaluating the fairness of the proposed merger on the shareholders of FIC, Southard Financial reviewed another offer (ultimately withdrawn) received for the purchase/merger of FIC. Further, Southard Financial considered recent public market merger pricing information (see Exhibit 5).

ANALYSIS OF MARKET TRANSACTIONS

Based upon the merger terms, FIC shareholders will receive 163% of year-end 1994 book value per share, 14.9x reported 1994 earnings, and 23.3x budgeted 1995 earnings (preliminary, unapproved). Based upon the review conducted by Southard Financial, the pricing for FIC in the merger is above the multiples seen in recent bank acquisitions (see Exhibit 5).

Board of Directors
Financial Investment Corporation
Page 6




FUNDAMENTAL ANALYSIS

Southard Financial reviewed the financial characteristics of FIC and FTNC with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared FIC and FTNC to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group (predominantly non-publicly traded banks). (See Exhibits 6-7.)

LIQUIDITY

Unlike FIC stock, FTNC shares are actively traded on the NASDAQ market. Further, except in the case of officers, directors, and certain principal shareholders of FIC, FTNC shares received will be freely tradeable with no restrictions.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of FIC or FTNC.

Throughout the due diligence process, all information provided by FIC, FTNC, and third party sources, was relied upon by Southard Financial without independent verification.

Based upon the analyses discussed above, and other analyses performed by Southard Financial, the impact of the merger on the shareholders of FIC is expected to be favorable.

Board of Directors
Financial Investment Corporation
Page 7




FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Financial Investment Corporation by First Tennessee National Corporation pursuant to the Agreement and Plan of Merger are fair, from a financial viewpoint, to the shareholders of Financial Investment Corporation.

Thank you for this opportunity to be of service to the shareholders of Financial Investment Corporation.

                                        Sincerely yours,

                                        SOUTHARD FINANCIAL




                                        David A. Harris, CFA, ASA




                                        Douglas K. Southard, DBA, CFA, ASA


Attachments:

  Exhibit 1:  Financial Investment Corporation, Document Review List
  Exhibit 2:  First Tennessee National Corporation, Document Review List
  Exhibit 3:  Terms of the Agreement and Plan of Merger
  Exhibit 4:  Expected Impact of the Merger on the Shareholders of
                Financial Investment Corporation
  Exhibit 5:  Comparison of The Merger Pricing to Public Market Transactions
  Exhibit 6:  Overview of Financial Investment Corporation
  Exhibit 7:  Overview of First Tennessee National Corporation
  Exhibit 8:  Qualifications of Southard Financial

                                                                       EXHIBIT 1
                        FINANCIAL INVESTMENT CORPORATION
                              DOCUMENT REVIEW LIST



  1. Consolidated Reports of Condition and Income ("Call Report") of First National Bank of Springdale for the periods ended December 31, 1993, and December 31, 1994.

  2. Uniform Bank Performance Report ("UBPR") of First National Bank of Springdale for the periods ended December 31, 1993 and September 30, 1994.

  3. Audited Financial Statements of First National Bank of Springdale for the periods ended December 31, 1991-93.

  4.     Plan and Budget for 1995 of First National Bank of Springdale.

  5. Audited Financial Statements of Financial Investment Corporation for the periods ended December 31, 1991-94.

  6. Parent Company Only Financial Statements for Bank Holding Companies (FR Y-9LP) of Financial Investment Corporation for the periods ended December 31, 1993 and September 30, 1994.

  7. Annual Report of Bank Holding Companies (FR Y-6) of Financial Investment Corporation for the period ended December 31, 1993.

  8. Consolidated Financial Statements for Bank Holding Companies (FR Y-9C) of Financial Investment Corporation for the periods ended December 31, 1993 and September 30, 1994.

  9. Audited Financial Statements of the First National Bank of Springdale Pension Plan and Trust for the periods ended December 31, 1993-94.

 10. Summary analysis of loan loss reserve calculation and determination of adequacy as of November 30, 1994.

 11. The Bank Strategist Report, September 1994 Update, for First National Bank of Springdale and Washington and Benton Counties, Arkansas (obtained by FTNC management).

 12. Additional pertinent information deemed necessary to render this opinion.

                                                                       EXHIBIT 2
                      FIRST TENNESSEE NATIONAL CORPORATION
                              DOCUMENT REVIEW LIST



  1. Annual Reports (including auditor's reports) for the years ended December 31, 1990-93.

  2. Securities and Exchange Commission Annual Report (Form 10-K) for the year ended December 31, 1993.

  3. Securities and Exchange Commission Quarterly Report (Form 10-Q) for the quarters ended March 31, 1993, June 30, 1993, September 30, 1993, March 31, 1994, June 30, 1994, and September 30, 1994.

  4. News Release, dated January 17, 1995, including unaudited financial highlights for 1994.

  5. Research reports by First Manhattan Co.; Morgan Keegan & Company, Inc.; J.C. Bradford & Co.; Goldman Sachs; and Raymond James & Associates.

  6. Asset Quality Activity report covering the 1989-93 period, and detail of all classified assets, non-accrual loans, and other real estate owned in excess of $1.0 million as of December 31, 1994.

  7. Minutes of all regular and special meetings of the Board of Directors during 1993 and 1994.

  8. Daily activity of FTNC stock (high, low, and closing prices, and volume) from January 20, 1994 through February 10, 1995 from NASDAQ.

  9. Additional pertinent information deemed necessary to render this opinion.

                                                                       EXHIBIT 3
                                  TERMS OF THE
                          AGREEMENT AND PLAN OF MERGER

The Agreement and Plan of Merger, dated as of February 21, 1995, by and between First Tennessee National Corporation and Financial Investment Corporation (the "Agreement") contains several provisions. The following are key provisions of the Agreement:

   In exchange for the 1,786,368 shares of FIC common stock outstanding, FIC shareholders will receive shares of FTNC common stock. The FTNC shares issued to FIC shareholders may be purchased in the market, rather than newly issued.

   The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of FIC stock for FTNC stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for fractional shares may have tax consequences.

   The exchange ratio will be based upon the result of $70,000,000, divided by the average of the closing prices of FTNC common stock on the twenty business (trading) days immediately prior to the first business (trading) day preceding the effective date of the transaction (the "average price").

   If the average price is greater than or equal to $34.00 per share, the exchange ratio will be calculated as $70,000,000 divided by the average price, divided by 1,786,368 FIC shares. If the average price is less than $34.00 per share, the exchange ratio will be set at 1.1525192. Further, if the average price is below $34.00 or above $49.00, FIC has the right to terminate the Agreement.

   No fractional shares will be issued by FTNC. FIC shareholders who would otherwise have been entitled to fractional shares (after aggregating all shares owned) will be paid in cash based upon the average price of FTNC stock as defined above.

   The Agreement may be terminated by mutual consent of the Board of Directors of each institution and will automatically terminate if the merger is not approved by FIC's shareholders.

   The exchange ratio will be adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares, or stock dividend which might occur at FTNC subsequent to the date of the Agreement but prior to the consummation of the merger.

Based upon the terms of the Agreement, FIC shareholders would receive:
   - 0.9796413 shares of FTNC stock (fractional shares paid in cash) if the average price of FTNC stock (as defined above) is equal to the recent price of $40.00 per share;
   - 1.1525192 shares of FTNC stock (fractional shares paid in cash) if the average price of FTNC stock is $34.00 per share or below;
   - something less than 0.9796413 shares of FTNC stock (fractional shares paid in cash) if the average price is above $40.00 per share.

                                                                       EXHIBIT 4
                         EXPECTED IMPACT OF THE MERGER
            ON THE SHAREHOLDERS OF FINANCIAL INVESTMENT CORPORATION

The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of FIC and its shareholders.

The average price of FTNC common stock for the twenty trading days prior to the date of this opinion, as calculated by Southard Financial, was approximately $40.00 per share. Assuming this price as the average price to be used in the merger, FIC shareholders would receive 0.9796413 equivalent shares of FTNC stock for each share of FIC stock exchanged under the Agreement.

EARNINGS FIC earned $2.63 per share in 1994. FTNC earned $4.56 per share in 1994. Had the merger been consummated prior to January 1, 1994, each former FIC share would have earned $4.47 in 1994 (FTNC 1994 earnings of $4.56 per share times 0.9796413 equivalent shares). This represents an increase of 70% over what FIC earned in 1994.

                 Based upon the analysts surveyed, FTNC is expected to earn $4.80-$4.90 per share in 1995. FIC is budgeted to earn about $1.70 per share in 1995 (preliminary, unapproved). Given the mid-point of the FTNC estimate, and assuming that the merger was consummated prior to January 1, 1995, FIC shareholders would see an increase of about 180% over what FIC management budgeted to earn in 1995, absent the merger.

DIVIDENDS        Each share of FIC stock received $0.12 per share in dividends in 1994. Had the merger been consummated prior to January 1, 1994, each former share of FIC stock would have received dividends of $1.69 in 1994 (FTNC 1994 dividends of $1.73 per share times 0.9796413 equivalent shares). This represents a 14-fold increase over the dividends paid to FIC shareholders in 1994.

BOOK VALUE       Reported book value of FIC was $24.03 per share at December
                 31, 1994. Reported book value of FTNC at December 31, 1994 was $23.51 per share. Had the merger been consummated prior to December 31, 1994, each former FIC stock would have book value of $23.03 (FTNC book value of $23.51 per share times
                 0.9796413 equivalent shares). This represents a 96% of FIC book value at December 31, 1994. The reason for the reduction in book value is that FTNC stock is trading at a price/book value ratio in excess of 163% (the multiple for FIC stock implied by the Agreement).

LIQUIDITY        Unlike FIC stock, FTNC shares are actively traded on the
                 NASDAQ market. Average daily trading volume was about 50,000 shares during the first two months of 1995. Further, except in the case of officers and directors of FIC, FTNC shares received will be freely tradeable with no restrictions.

                                                                       EXHIBIT 5
                        COMPARISON OF THE MERGER PRICING
                         TO PUBLIC MARKET TRANSACTIONS

Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Southeast.

Pricing data for recent acquisitions of banks and bank holding companies (nationwide and in Arkansas and in contiguous states) is summarized as follows:

                                       Price/    Price/   Price/           Equity/
  Transactions Announced in 1994(1)   Earnings  Book Val  Assets    ROAA    Assets    ROAE
  ------------------------------      --------  --------  ------   ------  -------   ------
  Nationwide (229)                      16.6x    175.8%    15.6%    1.12%    9.03%   12.72%
  AR, TX. LA, TN, MO, OK, MS (66)(3)    13.8     173.7     15.5     1.32     8.92    15.34
  Arkansas (3)(2)                        9.7     137.2     10.2     1.06     7.43    14.46

  FIC                                   14.9     163.1     20.3     1.39    12.38    11.31

(1) Insufficient information existed regarding transactions announced in 1995 to-date
(2) Excluding TCBankshares and Worthen Banking Corp. due to their size
(3) Excluding TCBankshares, Worthen Banking Corp., and Grenada Sunburst due to their size

Based upon a purchase price of $70 million, the merger of FIC into FTNC will take place at 14.9x 1994 FIC earnings, 23.3x budgeted 1995 earnings (preliminary, unapproved), and 163% of December 31, 1994 book value, or above recent market multiples. Given FIC's high capital position, these multiples are well within the range of recent market multiples. The market multiples are slightly lower for higher capitalized banks like FIC. (See Exhibit 5a for pricing multiples based upon capital ratios of 7%-9%.)

In determining the attractiveness of owning FTNC stock, it is important to examine FTNC's recent pricing in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of December 31, 1994.

                                      Price/     Price/      Current     Current
         Publicly Traded Banks(1)    Earnings   Book Val       ROAE       Yield
         --------------------------  --------   --------     -------     -------
         All Banks (200)              10.76x     140.2%       13.43%      2.99%
         South Central Banks (54)     10.65      142.3        13.69       3.24
         AR/TX/LA/TN/MO/OK/MS (28)     9.87      144.4        14.72       3.05
         Arkansas Banks (5)            9.53      152.9        15.72       3.18

         FTNC                          8.07      169.1        20.95       4.61

         (1) Subject to certain screens performed by Southard Financial

Based upon an analysis of the data provided above, FTNC's price/earnings multiple is below that of other publicly traded banks in its region, while the price/book value ratio, return on average equity, and current dividend yield are all above the range.

                                                                    EXHIBIT 5(a)
                              PRICE/BOOK VALUE FOR
                           REQUIRED LEVELS OF EQUITY
                      FOR FINANCIAL INVESTMENT CORPORATION



            FIRST NATIONAL BANK OF SPRINGDALE (FNB)
            =======================================
            FNB Total Assets 12/31/94                   $344,888,000
            FNB Book Value 12/31/94                     $ 42,694,000
                                                        ------------
            FNB Equity/Assets 12/31/94                         12.38%
                                                        ============


                                                REQUIRED EQUITY LEVEL
                                      ----------------------------------------
FNB EQUITY AT REQUIRED LEVEL              7.00%         8.00%         9.00%
============================          ------------  ------------  ------------
FNB Book Value 12/31/94               $ 42,694,000  $ 42,694,000  $ 42,694,000
Excess Equity at Required Level         19,940,000    16,400,000    12,800,000
                                      ------------  ------------  ------------
FNB Equity at Required Equity/Assets  $ 22,754,000  $ 26,294,000  $ 29,894,000
FNB Assets at Required Equity/Assets   324,948,000   328,488,000   332,088,000
                                      ------------  ------------  ------------
FNB Equity/Assets at Required Level           7.00%         8.00%         9.00%
                                      ============  ============  ============


HOLDING COMPANY EQUITY AT REQUIRED LEVEL
========================================
FNB Equity at Required Equity/Assets   $22,754,000   $26,294,000   $29,894,000
Other Holding Company Assets 12/31/94       32,000        32,000        32,000
                                      ------------  ------------  ------------
FIC Equity at Required Level           $22,786,000   $26,326,000   $29,926,000
                                      ============  ============  ============


PRICE/BOOK RATIO AT REQUIRED EQUITY
===================================
Stated Purchase Price                  $70,000,000   $70,000,000   $70,000,000
FIC Excess Equity at Required Level     19,940,000    16,400,000    12,800,000
                                      ------------  ------------  ------------
Purchase Price for Required Equity     $50,060,000   $53,600,000   $57,200,000
FIC Equity at Required Level            22,786,000    26,326,000    29,926,000
                                      ------------  ------------  ------------
Price/Book Value for Required Equity        219.70%       203.60%       191.14%
                                      ============  ============  ============


                                                                       EXHIBIT 6
                  OVERVIEW OF FINANCIAL INVESTMENT CORPORATION

Financial Investment Corporation is a one-bank holding company, incorporated in 1983, whose primary asset is 100% of the common stock of First National Bank of Springdale in Springdale, Washington County, Arkansas ("FNB"). FNB, which was founded in 1907, serves the Springdale area with a main office and three branches, nine ATMs and 151 employees. FNB provides full-service banking to retail and commercial customers in the Springdale area.

FNB has the largest deposit market share in Springdale, and is the largest locally-owned, independent bank in northwest Arkansas. Currently, northwest Arkansas is the highest growth market in the state. The major competitors are:
Springdale Bank & Trust (an Arvest bank); Worthen National Bank of Northwest Arkansas (now owned by Boatmen's); Bank of Fayetteville; and United Bank (formerly United Federal Savings Bank, a thrift). Other significant banks in Benton and Washington counties are: Arkansas State Bank (Siloam Springs); Bank of Bentonville; First National Bank & Trust Company of Rogers; First National Bank (Siloam Springs); McIlroy Bank & Trust Company; and Arkansas National Bank (Bentonville).

FNB had total assets of $344.9 million at December 31, 1994, and equity of 12.38% of assets, or well above peer averages. Total loans (net of unearned income) were 40.47% of total assets at year-end, or well below peer averages. The historical composition of FNB's balance sheet was very consistent. As of January 1994, the Main branch had about 70% of FNB's checking and savings deposits, while the West branch had about 27%, the South branch had about 3%, and the East branch (opened June 1994) had less than 1%.

FNB earned $4.96 million (1.68% of average assets) in 1992, $5.22 million (1.71%) in 1993, and $4.74 million (1.39%) in 1994. Earnings are budgeted at $3.00 million in 1995, for an ROAA of about 0.84%. FNB's loan loss provision was negative $500 thousand in 1994, and is budgeted to be the same in 1995.

Parent company assets, net of liabilities, are not significant ($31.5 thousand at year-end 1994). Reported book value of the holding company was $42.93 million, or $24.03 per share for the 1,786,368 shares outstanding. Earnings were $2.63 per share in 1994, $2.95 per share in 1993, and $2.85 per share in 1992. Earnings are budgeted to be about $1.70 per share in 1995. Dividends of $0.12 per share were declared in 1994 (4.56% of earnings), up from $0.06 per share in 1993 (2.03%).

Senior management consists of Gene Thompson, 65, (President; 42 years of service with FNB); Jerry Reinert, 50, (Executive Vice President of Operations; 19 years of service with FNB and 13 prior years with another bank in Missouri); and Vaughn Neil, 63, (Executive Vice President of Lending; 43 years with FNB).

Further details on FIC and FNB are documented in Southard Financial's files.

                                                                       EXHIBIT 7
                OVERVIEW OF FIRST TENNESSEE NATIONAL CORPORATION

First Tennessee National Corporation is the nation's 56th largest bank holding company with assets of $10.52 billion. FTNC's principal subsidiary, First Tennessee National Bank National Association (FTBNA), provides general banking products and services through 225 locations across Tennessee; mortgage banking services through 150 offices in 25 states; consumer lending through ten offices in five states; and ATM access at over 100,000 locations. FTNC also offers related financial services including bond broker/agency services, merchant credit card processing, nationwide check clearing, integrated check processing, trust services, brokerage, venture capital, and credit life insurance.

Recent acquisitions were as follows: (1) FTNC acquired HFC, a Tennessee savings and loan holding company, on December 14, 1992; (2) FTBNA acquired Maryland National Mortgage Corporation, a mortgage banking operation in Baltimore, Maryland, on October 1, 1993; (3) FTNC acquired New South Bancorp, a Mississippi bank holding company, on December 31, 1993; (4) FTNC acquired SNMC Management Corporation, a mortgage banking operation in Dallas, Texas, on January 4, 1994; (5) FTNC acquired Highland Capital Management Corp. on March 1, 1994; (6) FTNC acquired Cleveland Bank and Trust, a Tennessee bank, on March 16, 1994; (7) FTNC acquired Planters Bank, in Tunica, Mississippi, in August 1994; (8) FTNC acquired Emerald Mortgage Company, a mortgage banking company in Seattle, Washington, in August 1994; and, (9) FTNC acquired Carl I. Brown and Company, a mortgage banking operation in Kansas City, in January 1995.
Further, FTNC approved the acquisition of Community Bancshares of Germantown, Tennessee in September 1994; and approved the acquisition of Peoples Financial Services Corporation in Senatobia, Mississippi, in October 1994.

FTNC earned $3.31 per share in 1993 (adjusted to reflect 1994 acquisitions) and $4.56 per share in 1994 (unaudited). The consensus earnings estimate for 1995 is about $4.90 per share, or 7.5% above 1994 earnings. Earnings per share increased in each year since 1989. Return on average assets was 1.45% in 1994, up from 1.11% in 1993, while return on average equity was 20.04%, up from 16.07%. Dividends of $1.73 per share in 1994 were 15.3% above 1993 dividends of $1.50 per share. Per share dividends increased each year since 1988, and dividends have been paid in consecutive quarters for 98 years. Dividends are estimated to be $1.88 per share in 1995.

Total shareholders' equity was 7.12% of total assets as of December 31, 1994. Book value per share increased from $21.65 at year-end 1993 to $23.51 at year-end 1994. Loans represented 63.84% of total assets at year-end. The quality of the loan portfolio improved in recent years, as net charge-offs decreased from a high of $59.9 million in 1991 to $28.4 million in 1993, and $17.5 million in 1994. Also, FTNC's efforts reduced non-performing assets to total loans from 2.35% at year-end 1990 to 0.55% at December 31, 1994.

In all, FTNC is in good financial condition. The recent addition of mortgage banking operations is expected to add diversification and synergies to FTNC's ongoing activities. Management is interested in acquiring other banks with good market share and/or earnings potential. More details on FTNC are contained in Southard Financial's file.

                                                                       EXHIBIT 8

                      QUALIFICATIONS OF SOUTHARD FINANCIAL

                       AN OVERVIEW OF SOUTHARD FINANCIAL

BACKGROUND             -    Founded in 1987.
                       -    Principals have combined business valuation
                            experience of approximately twenty years.
                       -    Serves clients throughout the United States,  with
                            concentration in the Southeast.
                       -    Broad industry experience.
                       -    Services provided for public and closely-held
                            companies.
                       -    Provides valuation services for over 100 ESOPs,
                            making Southard Financial one of the largest
                            ESOP appraisers in the United States.
PROFESSIONAL
CREDENTIALS            -    Southard Financial's principals, Douglas K.
                            Southard and David A. Harris, are senior members of
                            the American Society of Appraisers (ASA).
                       -    Both principals of Southard Financial are Chartered
                            Financial  Analysts (CFA).
                       -    Both principals are current or former officers of
                            the West Tennessee Chapter of the ASA.
EDUCATIONAL
CREDENTIALS            -    Douglas Southard holds Doctor of Business
                            Administration and Master of Business Administration
                            degrees from Indiana University, with
                            concentrations in finance, economics, and
                            quantitative analysis.
                       -    David Harris holds the Master of Business
                            Administration degree from Memphis State
                            University, with concentrations in finance and
                            business investments.
BUSINESS
ETHICS                 -    Southard Financial and its principals adhere to the
                            ethical standards of the Institute of Chartered
                            Financial Analysts and the American Society of
                            Appraisers.
                       -    All reports conform to the Uniform Standards of
                            Professional Appraisal Practice.
                       -    Southard Financial is committed to providing
                            unbiased opinions to be used for decision making.
                       -    Fees for valuation services are not contingent
                            upon the conclusion of value or the completion of a transaction.

                                   BIOSKETCH
                       DOUGLAS K. SOUTHARD, DBA, CFA, ASA

EDUCATIONAL AND PROFESSIONAL CREDENTIALS

         Doctor of Business Administration, 1981, Indiana University
         Master of Business Administration, 1976, Indiana University
         Bachelor of Arts , 1975, Rhodes College (formerly Southwestern at
                 Memphis)
         Chartered Financial Analyst, 1987, Institute of Chartered Financial
                 Analysts (now part of the Association for Investment
                 Management and Research)
         Senior Member, 1987, American Society of Appraisers, Business Valuation

PROFESSIONAL BACKGROUND

         Founder and Principal, Southard Financial, Memphis TN
         Partner, Mercer Capital Management, Inc., Memphis TN (1984-87) Consulting Associate, Mercer Capital Management, Inc., Memphis TN
                 (1983-84)
         Principal, Douglas K. Southard, Financial Consultant, Memphis TN
                 (1982-83)

ACADEMIC POSITIONS HELD

         Assistant Professor of Finance, Rhodes College, Memphis TN
         Assistant Professor of Finance, Virginia Polytechnic Institute & State Univ., Blacksburg VA Lecture in Finance , Indiana University,
                 Bloomington IN

RELATED EXPERIENCE

         Frequent Speaker, professional organizations, business valuation topics Expert Witness, business valuation, local, state and federal courts Board of Directors, Management Computing Solutions, Inc., Memphis TN Board of Directors, Columbian Rope Company, Auburn NY
         Advisory Board, MicroAge, Memphis TN
         Former Officer, West Tennessee Chapter, American Society of Appraisers

PUBLICATIONS

         "Using the Capital Asset Pricing Model to Determine Capitalization
                 Rates: Adjusting for Differences in Financial Structure, " with Severin C. Carlson, Business Valuation Review, June 1991
         "Business Valuation Can Serve in Lifetime Planning, " with Z.C.
                 Mercer, Memphis Business Journal, April 1-5, 1985
         "Valuation Process Holds Keys to Executive Wealth," with Z.C. Mercer,
                 Memphis Business Journal, March 25-29, 1985
         "What IRA's Are Worth," with Z.C. Mercer, The Southern Banker, June
                 1984

                                   BIOSKETCH
                           DAVID A. HARRIS, CFA, ASA



EDUCATIONAL AND PROFESSIONAL CREDENTIALS

         Master of Business Administration, 1982, Memphis State University Bachelor of Arts, 1979, Colorado State University
         Senior Member, 1990, American Society of Appraisers, Business Valuation Chartered Financial Analyst, 1989, Institute of Chartered Financial
                 Analysts (now part of the Association for Investment
                 Management and Research)


PROFESSIONAL BACKGROUND

         Principal, Southard Financial, Memphis TN
         Associate, Mercer Capital Management, Inc., Memphis TN (1985-90) Financial Analyst, Methodist Hospitals of Memphis, Inc. (1983-85) Cost Analyst, Schering-Plough, Inc., Memphis TN (1982-83)


PROFESSIONAL/COMMUNITY SERVICE

         President, West Tennessee Chapter, American Society of Appraisers
                 (1994-95)
         Vice President, West Tennessee Chapter, American Society of Appraisers
                 (1993-94)
         Board of Directors, Solomon Schechter Day School of Memphis, Inc.
                 (1993-94)
         President, West Tennessee Chapter, American Society of Appraisers
                 (1990-91)
         Vice President, Sea Isle Park Neighborhood Association, Memphis TN
                 (1992-95)
         Board of Directors, Sea Isle Park Neighborhood Association, Memphis
                 TN (1990-95)
         Business Liaison, Junior Achievement of Memphis TN (1984-85)


RELATED EXPERIENCE

         Expert Witness, business valuation
         Co-A, "The Perils of Excess," with Z. C. Mercer, ABA Banking Journal,
                 October 1987

                                    SOUTHARD
                                   FINANCIAL



                          SERVICES FOR COMMUNITY BANKS

                               Valuation Services

  -      Minority Stock Appraisals

             -   ESOPs
             -   Dissenting Shareholders
             -   Insider Transactions
             -   Gift & Estate Taxes
             -   Charitable Gifts
             -   Private Placements/Offerings
             -   Other Purposes

  -      Control Valuations

             -   Pricing Merger/Acquisition Candidates
             -   Negotiating Pricing/Terms
             -   Fairness Opinions for Buyers and Sellers
             -   Evaluation of Offers Received

                              Consulting Services

  -      Economic Analysis

             -   Branch Feasibility Studies
             -   Holding Company Formations
             -   Expert Witness Testimony

  -      Financial Analysis

             -   Long-range Financial Plans
             -   Evaluation of Financing Alternatives





                            665 OAKLEAF OFFICE LANE
                           MEMPHIS, TENNESSEE  38117
                                 (901) 761-7500
                               FAX (901) 761-6045

          ARKANSAS BUSINESS CORPORATION ACT, ACTS 1965, N0. 576     APPENDIX "C"



   4-26-1007.  RIGHTS OF DISSENTING SHAREHOLDERS

         (a) If a shareholder of a corporation which is a party to a merger or consolidation files with the corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to the plan of merger or consolidation and does not vote in favor thereof, and the shareholder within ten (10) days after the date on which the vote was taken makes written demand on the surviving or new domestic or foreign corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, then, if the merger or consolidation is effected, the surviving or new corporation shall pay to the shareholder, upon surrender of his certificate or certificates representing the shares, the fair value thereof.

         (b) The demand shall state the number and class of the shares owned by the dissenting shareholder.

         (c) Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the merger or consolidation.

         (d) Within ten (10) days after the merger or consolidation is effected, the surviving or new corporation, as the case may be, shall give notice to each dissenting shareholder who has made demand as herein provided for the payment of the fair value of his shares.

         (e) (1) If within thirty (30) days after the date on which the merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment shall be made within ninety (90) days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing those shares.

               (2) Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in those shares or in the corporation.

         (f) (1) If within the period of thirty (30) days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder, within sixty (60) days after the expiration of the thirty-day period, may file a petition in the circuit court of the county in which the registered office of the surviving corporation is located, if the surviving corporation is a domestic corporation or in the Pulaski County Circuit Court if the surviving corporation is a foreign corporation, asking for a finding and determination of the fair value of the shares and shall be entitled to judgment against the surviving or new corporation for the amount of the fair value as of the day prior to the date on which the vote was taken approving such merger or consolidation, together with interest thereon to the date of the judgment.

               (2) The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing the shares.

               (3) Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in the surviving or new corporation.

               (4) Unless the dissenting shareholder files the petition within the time herein limited, the shareholder and all persons claiming under him shall be bound by the terms of the merger or consolidation.

         (g) Shares acquired by the surviving or new corporation pursuant to the payment of the agreed value thereof or to payment of the judgment entered, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares.

         (h) The provisions of this section shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other domestic or foreign corporations that are parties to the merger.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Tennessee Code Annotated Sections 48-18-501 through 48-18-509 authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. FTNC has adopted the provisions of the Tennessee statute pursuant to Article XXVIII of its Bylaws. Also, FTNC has a "Directors' and Officers' Liability Insurance Policy" which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

         Tennessee Code Annotated, Section 48-12-102, permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. FTNC has adopted the provisions of the statute in Article 13 of its charter.

         The shareholders of FTNC have approved an amendment to Article XXVIII of the Bylaws pursuant to which FTNC is required to indemnify each director and any officers designated by the FTNC Board, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the FTNC Board is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits
    Number                               Description
    --------                             -----------
     2           Agreement and Plan of Merger (included as Appendix "A" to the
                 Proxy Statement-Prospectus)

     3(i) Restated Charter of FTNC, as amended, attached as Exhibit 3(i) to FTNC's registration statement on Form S-4 (No. 33-53331) filed April 28, 1994, and incorporated herein by reference.

     3(ii) Bylaws of FTNC, as amended, attached as Exhibit 3(ii) to FTNC's Annual Report on Form 10-K for the year ended December
                 31, 1994, and incorporated herein by reference.

     4(a) Form of Common Stock Certificate, incorporated herein by reference to exhibit 4(a) to FTNC's registration statement on Form S-4 (No. 33-51223) filed November 30, 1993.

     4(b)        Shareholder Protection Rights Agreement, dated as of September
                 7, 1989, between FTNC and FTB as Rights Agent, incorporated by reference to FTNC's Registration Statement on Form 8-A, filed
                 September 8, 1989

     4(c)        Indenture, dated as of June 1, 1987, between FTNC and Security
                 Pacific National Trust Company (New York), Trustee incorporated by reference to FTNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1991

     4(d) FTNC and certain of its consolidated subsidiaries have outstanding certain long-term debt. See Note 12 in FTNC's
                 1994 Annual Report to Shareholders.  None of such debt exceeds
                 10% of the total assets of FTNC and its consolidated subsidiaries. Thus, copies of constituent instruments defining the rights of holders of such debt are not required to be included as exhibits. FTNC agrees to furnish copies of such instruments to the SEC upon request.

     5           Opinion Regarding Legality

     8           Opinion Regarding Tax Matters

     23(a)       Consent of Arthur Andersen & LLP.

     23(b)       Consent of Frost & Company.

     23(c)       Consent of Ernst & Young LLP.

     23(d)       Consents of Baker, Donelson, Bearman & Caldwell included in
                 Exhibit 8.

     23(e)       Consent of Clyde A. Billings, Jr. included in Exhibit 5.

     23(f)       Consent of Southard Financial.

     24          Powers of Attorney.

     99(a)       Form of Proxy for Special Meeting of Shareholders of FIC.

(b)      Financial Statement Schedules--Not applicable

(c)      Not Applicable

Item 22.  Undertakings

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)  The undersigned Registrant hereby undertakes:


         (1) to file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration
Statement:

         (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

Exhibit
Number                               Description
- -------                              -----------
         (ii)    to reflect any facts or events arising after the effective date of the Registration Statement (or the most recent
                 post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the
                 information set forth in the Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration
                 Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (e) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on March 31, 1995.

                                     FIRST TENNESSEE NATIONAL CORPORATION

                                     By:/s/ James F. Keen
                                        -------------------------------------
                                        James F. Keen, Senior Vice President and
                                          Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                                           Title                                Date
- ------------------------------            ----------------------------------------------      --------------
              *                           Chief Executive Officer (principal executive        March 31, 1995
- ------------------------------            officer) and a Director
Ralph Horn

              *                           Senior Vice President and Chief Financial           March 31, 1995
- ------------------------------            Officer (principal financial officer)
Elbert L. Thomas, Jr.

/s/ James F. Keen                         Senior Vice President and Controller (principal     March 31, 1995
- ------------------------------            accounting officer)
James F. Keen

              *                           Director                                            March 31, 1995
- ------------------------------
Jack A. Belz

              *                           Director                                            March 31, 1995
- ------------------------------
Robert C. Blattberg

              *                           Director                                            March 31, 1995
- ------------------------------
J. R. Hyde, III

              *                           Director                                            March 31, 1995
- ------------------------------
R. Brad Martin

              *                           Director                                            March 31, 1995
- ------------------------------
Joseph Orgill, III

              *                           Director                                            March 31, 1995
- ------------------------------
Richard E. Ray

              *                           Director                                            March 31, 1995
- ------------------------------
Vicki G. Roman

              *                           Director                                            March 31, 1995
- ------------------------------
Michael D. Rose

              *                           Director                                            March 31, 1995
- ------------------------------
William B. Sansom

               *                          Director                                            March 31, 1995
- -------------------------------
Gordon P. Street, Jr.

               *                          Director                                            March 31, 1995
- -------------------------------
Ronald Terry

*By: Clyde A. Billings, Jr.                                                                   March 31, 1995
     --------------------------
     Clyde A. Billings, Jr.
     As Attorney-in-Fact

           [The Power of Attorney is included herein as Exhibit 24.]

                                 Exhibit Index


Exhibit Number   Description
- --------------   -----------
2        Agreement and Plan of Merger (included as Appendix "A" to the Proxy
         Statement-Prospectus).

3(i) Restated Charter of FTNC, as amended, attached as Exhibit 3(i) to FTNC's registration statement on Form S-4 (No. 33-53331) filed April
         28, 1994, and incorporated herein by reference.

3(ii)    Bylaws of FTNC, as amended, attached as Exhibit 3(ii) to FTNC's Annual
         Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference.

4(a)     Form of Common Stock Certificate, incorporated herein by reference to exhibit 4(a) to FTNC's registration statement on Form S-4 (No.
         33-51223) filed November 30, 1993.

4(b)     Shareholder Protection Rights Agreement, dated as of September 7,
         1989, between FTNC and FTB as Rights Agent, incorporated by reference to FTNC's Registration Statement on Form 8-A, filed September 8, 1989.

4(c)     Indenture, dated as of June 1, 1987, between FTNC and Security Pacific
         National Trust Company (New York), Trustee, incorporated by reference to FTNC's Annual Report on Form 10-K for the fiscal year ended
         December 31, 1991.

4(d) FTNC and certain of its consolidated subsidiaries have outstanding certain long-term debt. See Note 12 in FTNC's 1994 Annual Report to
         Shareholders. None of such debt exceeds 10% of the total assets of FTNC and its consolidated subsidiaries. Thus, copies of constituent instruments defining the rights of holders of such debt are not required to be included as exhibits. FTNC agrees to furnish copies of such instruments to the SEC upon request.

5        Opinion Regarding Legality.

8        Opinion Regarding Tax Matters.

23(a)    Consent of Arthur Andersen LLP.

23(b)    Consent of Frost & Company.

23(c)    Consent of Ernst & Young LLP.

23(d)    Consent of Baker, Donelson, Bearman & Caldwell included in Exhibit 8.

23(e)    Consent of Clyde A. Billings, Jr. included in Exhibit 5.

23(f)    Consent of Southard Financial.

24       Powers of Attorney.

99(a)    Form of Proxy for Special Meeting of Shareholders of FIC.